Exhibit 10.1

EXECUTION COPY

$1,000,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of April 9, 2010,

Among

AFFINION GROUP HOLDINGS, INC.,

AFFINION GROUP, INC.,

as Borrower,

THE LENDERS PARTY HERETO,

and

BANK OF AMERICA, N.A,

as Administrative Agent and Collateral Agent

BANC OF AMERICA SECURITIES LLC,

and

CREDIT SUISSE SECURITIES (USA) LLC,

as Joint Lead Arrangers,

CREDIT SUISSE SECURITIES (USA) LLC,

as Syndication Agent,

DEUTSCHE BANK SECURITIES INC.,

J.P. MORGAN SECURITIES INC.

and

UBS SECURITIES LLC,

as Documentation Agents,

and

BANC OF AMERICA SECURITIES LLC,

CREDIT SUISSE SECURITIES (USA) LLC,

DEUTSCHE BANK SECURITIES INC.,

J.P. MORGAN SECURITIES INC.

and

UBS SECURITIES LLC,

as Joint Bookrunners

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Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Swingline Borrowing Request
Exhibit D	Form of Guarantee and Collateral Agreement
Exhibit E	Form of Holdings Guarantee and Pledge Agreement
Exhibit F	Intellectual Property Security Agreement
Exhibit G	Auction Procedures
Exhibit H	Form of Affiliated Lender Assignment and Acceptance

Schedule 1.01(a)	Existing Letters of Credit
Schedule 1.01(b)	Immaterial Subsidiaries
Schedule 1.01(c)	Subsidiary Spin-offs
Schedule 1.01(d)	Unrestricted Subsidiaries
Schedule 2.01	Commitments and Lenders
Schedule 2.05	Issuing Banks
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.05(b)	Liabilities/Long-Term Obligations
Schedule 3.07(b)	Possession under Leases
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.13	Taxes
Schedule 3.15	Employee Benefit Plans
Schedule 3.16	Environmental Matters
Schedule 3.18	Real Property
Schedule 3.20	Labor Matters
Schedule 3.21	Insurance
Schedule 3.24	Holdings Indebtedness
Schedule 4.02(e)	Subsidiary Collateral
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments; Intercompany Loans
Schedule 6.07	Transactions with Affiliates
Schedule 6.09(c)	Contractual Encumbrances and Restrictions
Schedule 9.01(a)(i)	Loan Party Notice Information
Schedule 9.01(a)(ii)	Administrative Agent Notice Information

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This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of April 9, 2010, is made by among AFFINION GROUP HOLDINGS, INC., a Delaware corporation (“Holdings”), AFFINION GROUP, INC., a Delaware corporation (the “Borrower”), the Lenders (as hereinafter defined) from time to time party hereto, BANK OF AMERICA, N.A, as administrative agent (together with any successor administrative agent appointed pursuant hereto, in such capacity, the “Administrative Agent”) and as collateral agent (together with any successor collateral agent appointed pursuant hereto, in such capacity, the “Collateral Agent”) for the Lenders, CREDIT SUISSE SECURITIES (USA) LLC (“CSS”), as syndication agent (in such capacity, the “Syndication Agent”), DEUTSCHE BANK SECURITIES INC. (“DBS”), J.P. MORGAN SECURITIES INC. (“JPM”) and UBS SECURITIES LLC (“UBS”), as documentation agents (in such capacity, each, a “Documentation Agent” and collectively, the “Documentation Agents”), BANK OF AMERICA SECURITIES LLC (“BAS’) and CSS, as joint lead arrangers (in such capacity, each, a “Joint Lead Arranger” and together, the “Joint Lead Arrangers”) and BAS, CSS, DBS, JPM and UBS, as joint bookrunners (in such capacity, each, a “Bookrunner” and collectively, the “Bookrunners”).

WHEREAS, Holdings was organized by the Fund (as hereinafter defined), to acquire (the “Acquisition”) (a) all of the Equity Interests in Cendant Marketing Group, LLC (formerly known as Cendant Membership Services Holdings LLC, “CMG”), a Delaware limited liability company and a direct wholly owned subsidiary of Cendant Corporation, a Delaware corporation (the “Seller”), and (b) 10,000,000 ordinary shares of £1 each in the capital of Cendant International Holdings Limited, a private company limited by shares incorporated in England and Wales with registered number 3458969 and an indirect wholly owned subsidiary of the Seller (“CIH” and, together with CMG, the “Companies”);

WHEREAS, in order to effect the Acquisition, Holdings created the Borrower, as its wholly owned Subsidiary, and the Seller, Holdings and the Borrower entered into the Purchase Agreement, dated as of July 26, 2005 (as amended by Amendment No. 1, dated as of October 17, 2005, and as further amended from time to time in accordance with the terms hereof and thereof, the “Purchase Agreement”), setting forth the terms and conditions of the Acquisition;

WHEREAS, in connection with the consummation of the Acquisition and the payment of certain fees and expenses related thereto, the Borrower entered into that certain Credit Agreement, dated as of October 17, 2005 (as amended, restated, supplemented or otherwise modified on or prior to the date hereof (the “Existing Credit Agreement”) with Holdings, the lenders party thereto (the “Existing Lenders”) and Credit Suisse AG, Cayman Islands Branch (formerly known as Credit Suisse, Cayman Islands Branch), as administrative agent for such lenders, pursuant to which the Existing Lenders agreed to extend credit in the form of (a) Tranche B Term Loans (as defined in the Existing Credit Agreement) on the Closing Date in an aggregate principal amount not in excess of $860,000,000 and (b) Revolving Facility Loans (as defined in the Existing Credit Agreement) and Letters of Credit (as defined in the Existing Credit Agreement) at any time and from time to time prior to the Revolving Facility Maturity Date (as defined in the Existing Credit Agreement) in an aggregate principal amount at any time outstanding not in excess of $100,000,000; and

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WHEREAS, Holdings and the Borrower have requested and the Administrative Agent and the Lenders party hereto have agreed, to amend and restate the Existing Credit Agreement in the manner set forth herein;

NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree that on the Restatement Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean, for any day, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) 2.50%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, any ABR Revolving Loan or any Swingline Loan to the Borrower.

“ABR Revolving Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Acquisition” shall have the meaning assigned to such term in the recitals hereto.

“Additional Mortgage” shall have the meaning assigned to such term in Section 5.11(c).

“Adjusted Eurocurrency Rate” shall mean for any Interest Period with respect to a Eurocurrency Loan, a rate per annum equal to the higher of (a) 1.50% and (b) a rate per annum determined by the Administrative Agent pursuant to the following formula:

Adjusted	Eurocurrency Base Rate
Eurocurrency Rate =	1.00 - Eurocurrency Reserve Percentage

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“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B or in such other form as may be supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Affiliate Lender” shall have the meaning assigned to such term in Section 9.24.

“Affiliated Lender Assignment and Acceptance” shall have the meaning assigned to such term in Section 9.04(h)).

“Agent Parties” shall have the meaning assigned to such term in Section 9.19(c).

“Agents” shall have the meaning assigned to such term in the preamble hereto.

“Agreement” shall have the meaning assigned to such term in the preamble hereto, as amended from time to time in accordance with the terms hereof.

“Applicable Insurance Laws and Regulations” shall mean any laws, rules and regulations of any government or governmental authority or agency, including of any Applicable Insurance Regulatory Authority, applicable to the Insurance Business or the Insurance Subsidiaries.

“Applicable Insurance Regulatory Authority” shall mean, when used with respect to any Insurance Subsidiary, the insurance department or similar administrative authority or agency located in (x) the state or other jurisdiction in which such Insurance Subsidiary is domiciled or (y) to the extent asserting regulatory jurisdiction over such Insurance Subsidiary, the insurance department, authority or agency in each state or other jurisdiction in which such Insurance Subsidiary is licensed, and shall include any Federal insurance regulatory department, authority or agency that may be created in the future and that asserts regulatory jurisdiction over such Insurance Subsidiary.

“Applicable Margin” shall mean for any day (a) with respect to any Tranche B Term Loan and Revolving Facility Loan, 3.50% per annum in the case of any Eurocurrency Loan, and 2.50% per annum in the case of any ABR Loan and (b) with respect to the Commitment Fee, 0.75% per annum.

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“Applicable Percentage” shall mean, (a) in respect of the Tranche B Term Loans, with respect to any Tranche B Lender at any time, the percentage (carried out to the ninth decimal place) of the Tranche B Term Loans represented by (i) such Tranche B Lender’s Tranche B Term Loan Commitment at such time and (ii) thereafter, the principal amount of such Tranche B Lender’s Tranche B Term Loans at such time, (b) in respect of the Other Term Loans, with respect to any Incremental Term Loan Lender at any time, the percentage (carried out to the ninth decimal place) of the Other Term Loans represented by (i) such Incremental Term Loan Lender’s Incremental Term Loan Commitment at such time and (ii) thereafter, the principal amount of such Tranche B Lender’s Tranche B Term Loans at such time, and (c) in respect of the Revolving Facility Loans, with respect to any Revolving Facility Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Facility Loans represented by such Revolving Facility Lender’s Revolving Facility Commitment at such time. If the commitment of each Revolving Facility Lender to make Revolving Facility Loans and the obligation of the Issuing Bank to make L/C Advances have been terminated pursuant to Section 7.01, or if the Revolving Facility Commitments have expired, then the Applicable Percentage of each Revolving Facility Lender in respect of the Revolving Facility Loans shall be determined based on the relative amounts of the Revolving Facility Exposures of such Revolving Facility Lender in respect of the total Revolving Facility Exposure most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets of any of the Holdings, the Borrower or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 9.04), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Auction” shall have the meaning assigned to such term in Section 2.11(e).

“Auction Prepayment” shall have the meaning assigned to such term in Section 2.11(e).

“Auction Procedures” shall mean the procedures set forth in Exhibit G hereto.

“Available Free Cash Flow Amount” shall mean, at any time of determination, an amount equal to, without duplication:

(a) the Cumulative Retained Excess Cash Flow Amount on such date of determination (which may be a negative amount), plus

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(b) the aggregate amount of proceeds received after the Restatement Effective Date and prior to such date of determination that would have constituted Net Proceeds pursuant to clause (a) of the definition thereof except for the operation of clause (x) or (y) of the second proviso thereof (the “Below-Threshold Asset Sale Proceeds”), plus

(c) the Cumulative Equity Proceeds Amount on such date of determination, minus

(d) the cumulative amount of Investments pursuant to Section 6.04(b)(iv)(B) from and after the Restatement Effective Date and on or prior to such time, minus

(e) the cumulative amount of all dividends paid and distributions made pursuant to Sections 6.06(h) and 6.06(l) from and after the Restatement Effective Date and on or prior to such time, minus

(f) the cumulative amount of the Available Free Cash Flow Amount immediately prior to the time of such determination used to repay, repurchase, redeem, acquire, cancel or terminate Indebtedness pursuant to Section 6.09(b)(i) from and after the Restatement Effective Date and on or prior to such time;

provided, however, for purposes of determining the amount of Available Free Cash Flow Amount available for dividends and distributions under Section 6.06(h), the calculation of the Available Free Cash Flow Amount shall not include any Below-Threshold Asset Sale Proceeds to the extent the cumulative amount of such Below-Threshold Asset Sale Proceeds exceeds the sum of the cumulative amounts referred to in clauses (d), (e) and (f) above.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender at any time, an amount equal to the amount by which (a) the aggregate amount of the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Exposure of such Revolving Facility Lender at such time.

“Bank of America” shall mean Bank of America, N.A. and its successors.

“Banking Subsidiary” shall mean any Subsidiary that is an Insured Depository Institution (as defined in Section 3 of the Federal Deposit Insurance Act, 12 U.S.C. § 1813).

“BAS” shall have the meaning assigned to such term in the preamble hereto.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or managers, as applicable, of such person (or, if such person is a partnership, the board of directors or other governing body of the general partner of such person) or any duly authorized committee thereof.

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“Bookrunners” shall have the meaning assigned to such term in the preamble hereto.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean a group of Loans of a single Type, Class and currency and made on a single date to a single Borrower and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean $5,000,000.

“Borrowing Multiple” shall mean $1,000,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1.

“Bridge Financing Documents” shall mean the Bridge Loan Agreement and the other “Loan Documents” as defined in the Bridge Loan Agreement.

“Bridge Loan Agreement” shall mean the Senior Subordinated Bridge Loan Agreement dated as of October 17, 2005 among Holdings, the Borrower, Credit Suisse, Deutsche Bank AG Cayman Islands Branch, Banc of America Bridge LLC and BNP Paribas as initial bridge lenders, and Credit Suisse, Cayman Islands Branch, as administrative agent.

“Budget” shall have the meaning assigned to such term in Section 5.04(f).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that Capital Expenditures shall not include:

(a) expenditures with funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” but for the application of the first proviso to such clause (a));

(b) expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Subsidiaries within 12 months of receipt of such proceeds;

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(c) interest capitalized during such period;

(d) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings, the Borrower or any Subsidiary) and for which none of Holdings, the Borrower or any Subsidiary has provided or is required to provide or incur or is otherwise liable for, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

(e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided, that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(f) the purchase price of equipment purchased during such period to the extent that the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business; or

(g) Investments in respect of a Permitted Business Acquisition.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the Administrative Agent, any applicable Issuing Bank or Swingline Lender (as applicable) and the Lenders, as collateral for unreimbursed L/C Disbursements, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable Issuing Bank or Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Bank or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Interest Expense” shall mean, with respect to any person on a consolidated basis for any period, Interest Expense for such period, less, without duplication, the sum of

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(a) pay-in-kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, Holdings, the Borrower or any Subsidiary, including such fees paid in connection with the Transactions and the Restatement Transactions, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements and (d) cash interest income of Holdings, the Borrower and the Subsidiaries for such period; provided, that Cash Interest Expense shall exclude any one-time financing fees paid in connection with the Transactions or Restatement Transactions or one-time amendment fees paid in connection with any amendment of this Agreement.

“Cendant” shall mean Cendant Corporation, a Delaware corporation.

A “Change in Control” shall be deemed to occur if:

(a) a majority of the seats (other than vacant seats) on the Board of Directors of Holdings shall at any time be occupied by persons who were neither (a) nominated by the Board of Directors of Holdings or a Permitted Holder, (b) appointed by directors so nominated nor (c) appointed by the Fund or a Fund Affiliate; or

(b) a “change of control” shall occur under (i) the Senior Notes, the Senior Subordinated Notes or any Permitted Refinancing Indebtedness in respect of any of the foregoing, or (ii) the Seller Preferred Equity; or

(c) Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of all issued and outstanding Equity Interests of the Borrower; or

(d) before a Qualifying IPO, Permitted Holders, collectively, shall fail to own beneficially, directly or indirectly, in the aggregate Equity Interests representing at least 51% of (i) the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings or (ii) the common stock represented by the issued and outstanding Equity Interests of Holdings; or

(e) on or after a Qualifying IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than any one or more members of the Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of (i) 35% or more of the Equity Interests of Holdings entitled to vote for members of the board of directors or equivalent governing body of such person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) and (ii) Equity Interests with greater voting power than the Equity Interests owned by the Permitted Holders.

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“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Restatement Effective Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Restatement Effective Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Restatement Effective Date.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“CIH” shall have the meaning assigned to such term in the recitals hereto.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Facility Loans, Tranche B Term Loans, Other Revolving Facility Loans, Other Term Loans or Swingline Loans and (b) any Commitment, refers to whether such Commitment is a Revolving Facility Commitment, Tranche B Commitment, Incremental Revolving Facility Commitment with respect to Other Revolving Facility Loans or Incremental Term Loan Commitment with respect to Other Term Loans. Other Term Loans (together with the Incremental Term Loan Commitments in respect thereof) and Other Revolving Facility Loans (together with the Incremental Revolving Facility Commitments in respect thereof) that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” shall mean October 17, 2005.

“CMG” shall have the meaning assigned to such term in the recitals hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all “Collateral” and “Mortgaged Property” referred to in the Security Documents (including the Mortgaged Properties) and all other property that is or is intended to be subject to any Lien in favor of the Administrative Agent or any Subagent for the benefit of the Lenders.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Collateral and Guarantee Requirement” shall mean, at any time, the requirement that:

(a) on the Closing Date (or with respect to clauses (ii) and (iii) below, on the Restatement Effective Date), the Administrative Agent shall have received (i) from the Borrower and each other Loan Party a counterpart of the Guarantee and Collateral Agreement, duly executed and delivered on behalf of such person, (ii) from Holdings a counterpart of the Holdings Guarantee and Pledge Agreement, duly executed and delivered on behalf of Holdings, and (iii) (except as provided in Section 4.02(e)), from each Loan Party that directly owns any Equity Interests of a Foreign Subsidiary (other than any Foreign Subsidiary organized under the laws of an Excluded Jurisdiction), a counterpart of a Foreign Pledge Agreement, duly executed and delivered on behalf of such person;

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(b) on the Closing Date (except as provided in Section 4.02(e) with respect to any Equity Interests issued by a Foreign Subsidiary), all outstanding Equity Interests of the Borrower, all other outstanding Equity Interests directly owned by any Loan Party (other than (x) the Equity Interests of a Banking Subsidiary or an Insurance Subsidiary to the extent that a pledge of such Equity Interests violates applicable law, (y) in the case of Holdings, the Equity Interests of a special purpose person the sole assets of which are the Netcentives Assets, and (z) the Equity Interests of the Unrestricted Travel Rewards Subsidiary), and all Indebtedness owing to any Loan Party (other than intercompany indebtedness, which is governed by clause (c) below) shall have been pledged pursuant to the Guarantee and Collateral Agreement (or other applicable Security Document) and the Administrative Agent shall have received certificates or other instruments representing or evidencing all such Equity Interests (other than (i) uncertificated Equity Interests, (ii) Equity Interests issued by Foreign Subsidiaries organized under the laws of a jurisdiction where receipt of such certificates or other instruments is not required for perfection of security interests in such Equity Interests and (iii) Equity Interests issued by a Foreign Subsidiary organized under the laws of an Excluded Jurisdiction) and any notes or other instruments representing such Indebtedness in excess of $10,000,000, together with stock powers, note powers or other instruments of transfer with respect thereto endorsed in blank, provided, that in no event shall more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary be pledged to secure Obligations of the Loan Parties;

(c) (i) all Indebtedness of Holdings, the Borrower and each Subsidiary (other than (x) intercompany Indebtedness incurred in the ordinary course of business in connection with the cash management operations and intercompany sales of the Borrower and each Subsidiary, (y) any Indebtedness not exceeding $1,000,000 and (z) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to any Loan Party (A) shall be evidenced by a promissory note or an instrument in form satisfactory to the Administrative Agent and (B) except for (x) Indebtedness of any Foreign Subsidiary owing to the Borrower or a Domestic Subsidiary for so long as the pledge of such Indebtedness would be deemed an incurrence of Indebtedness under the Senior Notes or the Senior Subordinated Notes and (y) Indebtedness of the Borrower or any Domestic Subsidiary owing to the Borrower or a Domestic Subsidiary at any time that the pledge of such Indebtedness would be deemed an incurrence of Indebtedness under the Senior Notes Indenture or the Senior Subordinated Notes Indenture and, in each case, the Indebtedness arising from such pledge is not expressly permitted Indebtedness under the Senior Notes Indenture or the Senior Subordinated Notes Indentures as “Permitted Debt” (or similar term) and could not otherwise be incurred in accordance with the terms of the Senior Notes Indenture or the Senior Subordinated Notes Indenture, shall have been pledged pursuant to the Guarantee and Collateral Agreement (or other applicable Security Document), and (ii) the Administrative Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank (other than with respect to any such intercompany debt the perfection of the pledge of which does not require delivery to the Administrative Agent);

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(d) except as otherwise contemplated by any Security Document (including with regard to deposit accounts), all documents and instruments, (including, in the United States of America, filings of Uniform Commercial Code financing statements and filings with the United States Copyright Office and the United States Patent and Trademark Office) and all other actions required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or the recording or taken concurrently with, or promptly following, the execution and delivery of each such Security Document;

(e) except as set forth pursuant to any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder; and

(f) subject to Section 5.11(g), in the case of any person that (i) becomes a Subsidiary Loan Party after the Restatement Effective Date, the Administrative Agent shall have received from such Subsidiary Loan Party, (A) a supplement to the Guarantee and Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such person, (B) with respect to any Foreign Pledge Agreement that the Administrative Agent determines, based on the advice of counsel, to be necessary or advisable in connection with the pledge of Equity Interests or Indebtedness of a Foreign Subsidiary (other than a pledge of Equity Interests of any Foreign Subsidiary that is not directly owned by it or that is organized under the laws of an Excluded Jurisdiction) owned by such Subsidiary Loan Party, a counterpart thereof, duly executed and delivered on behalf of such person, (C) such other Security Documents as may be required to be delivered pursuant to Section 5.11, and (D) evidence that any other requirements of Section 5.11 shall have been complied with and (ii) becomes such a Subsidiary Loan Party, the Administrative Agent shall have received from the parent of such Subsidiary Loan Party, (A) supplements to the applicable Security Documents pursuant to which it shall have pledged the Equity Interests in the other Subsidiaries owned by it, or other Security Documents, effecting the pledge of such Equity Interests in favor of the Administrative Agent, subject to the same exceptions and limitations as set forth in paragraph (c) above, (B) certificates and instruments representing or evidencing such Equity Interests, subject to the same exceptions and limitations as set forth in paragraph (c) above.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitment, Tranche B Term Loan Commitment, Incremental Revolving

11	AFFINION – A&R Credit Agreement

Facility Commitment and/or Incremental Term Loan Commitment, (b) with respect to the Swingline Lender, its Swingline Commitment and (c) with respect to any Issuing Bank, such Issuing Bank’s L/C Commitment.

“Communications” shall have the meaning assigned to such term in Section 9.19(a).

“Companies” shall have the meaning assigned to such term in the recitals hereto.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit, to the extent undrawn) consisting of Capital Lease Obligations, bankers’ acceptances, Indebtedness for borrowed money, Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services of the Borrower and the Subsidiaries determined on a consolidated basis on such date.

“Consolidated Fixed Charges” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the sum, without duplication, of:

(a) the consolidated interest expense (net of interest income) to the extent it relates to Indebtedness of the Borrower and the Subsidiaries for such period, and to the extent such expense was deducted in computing Consolidated Net Income, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to obligations under any Swap Agreement, but excluding the amortization or write-off of deferred financing fees or expenses of any bridge or other financing fee in connection with the Transactions and the Restatement Transactions; plus

(b) the consolidated interest of the Borrower and the Subsidiaries that was capitalized during such period; plus

(c) any interest expense on Indebtedness of another person that is Guaranteed by the Borrower and the Subsidiaries or secured by a Lien on assets of the Borrower and the Subsidiaries, whether or not such Guarantee or Lien is called upon;

12	AFFINION – A&R Credit Agreement

in each case, on a consolidated basis and in accordance with GAAP.

“Consolidated Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Total Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended and Reported as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that EBITDA shall be determined for the applicable Test Period on a Pro Forma Basis.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis, plus the amount that the provision for taxes exceeds cash taxes paid by such person and its Restricted Subsidiaries in such period; provided, however, that, without duplication,

(a) any net after-tax extraordinary or nonrecurring or unusual gains, losses, income, expense or charges (less all fees and expenses relating thereto), including, without limitation, any severance, relocation or other restructuring expenses, fees or charges actually paid in cash relating to plant, store and office closure, consolidation, downsizing and/or shutdown costs (including future lease commitments and contract termination costs with respect thereto), acquisition integration costs, and expenses or charges related to any offering of Equity Interests or debt securities of Holdings or any direct or indirect parent of Holdings, any Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Restatement Transactions and the Transactions (including any transition-related expenses incurred before, on or after the Closing Date), in each case, shall be excluded;

(b) any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with any acquisition that is consummated on or after the Closing Date shall be excluded;

(c) the cumulative effect of a change in accounting principles during such period shall be excluded;

(d) any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(e) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by senior management or the Board of Directors of the Borrower) shall be excluded;

(f) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of (i) indebtedness, and (ii) Swap Agreements and other derivative instruments to the extent that such gains or losses have been realized by the Borrower, in each case, shall be excluded;

13	AFFINION – A&R Credit Agreement

(g) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period;

(h) the Net Income for such period of any subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary or its equity holders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such subsidiary to such person or a subsidiary of such person (subject to the provisions of this clause (h)), to the extent not already included therein;

(i) any non-cash impairment charge or asset write-off resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141, shall be excluded;

(j) any non cash expenses realized or resulting from employee benefit plans or post employment benefit plans, long-term incentive plans or grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors and employees of such person or any of its Subsidiaries shall be excluded;

(k) any one-time non-cash compensation charges shall be excluded;

(l) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded;

(m) the effects of purchase accounting as a result of the Acquisition shall be excluded;

(n) accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP shall be excluded (until such time as such items require an expenditure of cash);

(o) any currency translation gains and losses realized from currency remeasurements of Indebtedness, and any net loss or gain realized from any Swap Agreements for currency exchange risk, in each case, that are actually paid in cash, shall be excluded;

(p) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included; and

14	AFFINION – A&R Credit Agreement

(q) to the extent not already reflected in Consolidated Net Income, the amount of any accrual, reserve or other charge that reduces Net Income of such person that was taken in respect of expected or actual Losses by reason of (x) any legal proceedings disclosed in the Offering Circular, including the financial statements included therein, or relating to the same facts and circumstances as disclosed, or (y) a breach or violation of law, in each case, shall be excluded; provided, that (as certified in a Certificate delivered to the Administrative Agent and signed by any two of the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower) the Borrower has (i) a reasonable good faith belief that it is entitled to be indemnified by Cendant pursuant to the Purchase Agreement in respect of such Losses in an amount greater than or equal to the amount to be excluded from the calculation of Consolidated Net Income pursuant to this clause (q) and (ii) provided Cendant a notice in respect of the Borrower’s intent to seek indemnity; provided, further, that (x) if Net Income is increased as a result of any amounts received from Cendant in respect of such an indemnity and the right to be so indemnified was used in a prior period to increase Consolidated Net Income pursuant to this clause (q), such amounts received shall be excluded from Consolidated Net Income and (y) to the extent the actual indemnity received is less than the expected indemnity amount excluded in a prior period pursuant to this clause (q), Consolidated Net Income shall be reduced by the difference in the period in which such lower actual indemnity amounts are received or in which a final judgment of a court of competent jurisdiction is made that the Borrower is entitled to no indemnity.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of the last day of the fiscal quarter most recently ended and Reported.

“Consolidated Total Debt” at any date shall mean (i) Consolidated Debt on such date less (ii) the Permitted Cash Amount, if any, on such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“CSS” shall have the meaning assigned to such term in the preamble hereto.

“Cumulative Equity Proceeds Amount” shall mean, at any time of determination, an amount equal to, without duplication:

(a) 100% of the aggregate net proceeds (determined in a manner consistent with the definition of “Net Proceeds”), including cash and the Fair Market Value of tangible assets other than cash, received by the Borrower after the Closing Date from the issue or sale of

15	AFFINION – A&R Credit Agreement

Equity Interests of the Borrower to Holdings (excluding, without duplication, Excluded Contributions, Excluded Equity Proceeds, Permitted Cure Securities (including the Cure Amount) and Disqualified Stock) including Equity Interests of Holdings (other than Disqualified Stock) issued upon conversion of Indebtedness or Disqualified Stock to the extent the Borrower had received the Net Proceeds of such Indebtedness or Disqualified Stock, plus

(b) 100% of the aggregate amount of contributions to the capital of the Borrower by Holdings received in cash and the Fair Market Value of tangible assets other than cash after the Closing Date (other than Excluded Contributions, Excluded Equity Proceeds, Permitted Cure Securities (including the Cure Amount) and Disqualified Stock), plus

(c) 100% of the aggregate amount received by the Borrower or any Subsidiary in cash and the Fair Market Value of tangible assets other than cash received by the Borrower or any Subsidiary after the Closing Date from:

(i) the sale or other disposition (other than to the Borrower or a Subsidiary of the Borrower) of Investments made by the Borrower and its Subsidiaries and from repurchases and redemptions of such Investments from the Borrower and its Subsidiaries by any person (other than Holdings, the Borrower or any of its Subsidiaries) to the extent the Net Proceeds thereof are not required to be applied pursuant to Section 2.11(b);

(ii) the sale (other than to the Holdings, Borrower or a Subsidiary of the Borrower) of the Equity Interests of an Unrestricted Subsidiary to the extent the Net Proceeds thereof are not required to be applied pursuant to Section 2.11(b); or

(iii) a distribution, dividend or other payment from an Unrestricted Subsidiary.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date of determination, an amount (which may be negative) equal to:

(a) the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for each Excess Cash Flow Period; plus

(b) for each Excess Cash Flow Interim Period during any Excess Cash Flow Period in which the Borrower has elected to make an Excess Cash Flow Early Prepayment, an amount equal to the Retained Percentage of the Excess Cash Flow for such Excess Cash Flow Interim Period; plus

(c) an amount (which may be negative) equal to (i) the Retained Percentage of Year To Date Excess Cash Flow for such Excess Cash Flow Period minus (ii) the aggregate of all amounts, if any, added pursuant to clause (b) above during any Excess Cash Flow Period.

“Cure Amount” shall have the meaning assigned to such term in Section 7.03(a).

“Cure Right” shall have the meaning assigned to such term in Section 7.03(a).

“Current Assets” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Permitted

16	AFFINION – A&R Credit Agreement

Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

“Current Liabilities” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions and the Restatement Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to EBITDA included in clauses (a)(iv) and (a)(vi) of the definition of such term.

“DBS” shall have the meaning assigned to such term in the preamble hereto.

“Debt Service” shall mean, with respect to Holdings, the Borrower and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period plus scheduled principal amortization of Consolidated Debt for such period.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.23(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

17	AFFINION – A&R Credit Agreement

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by their terms (or by the terms of any security into which such Equity Interests are convertible or for which such Equity Interests are redeemable or exchangeable), or upon the happening of any event, (i) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale), (ii) are convertible or exchangeable other than at the option of the issuer thereof for Indebtedness or Disqualified Stock or (iii) are redeemable at the option of the holder thereof (other than upon the occurrence of a Change of Control (or similar event), sale or disposition of all or substantially all of the assets of the Borrower and its Subsidiaries, or the acceleration of the Loans, subject, in each case, to the prior payment in full in cash of all Obligations), in whole or in part, in each case prior to 91 days after the latest to mature of any Tranche, Other Term Loan, if any, and Other Revolving Loan, if any; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, still further, that any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock; provided, still further, that the Seller Preferred Equity, as in effect on the date hereof, shall not be deemed to be Disqualified Stock.

“Dividends” shall have the meaning assigned to such term in Section 6.06.

“Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“Dollar” and “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Subsidiaries for such period (without giving effect to the amount added to Net Income in calculating Consolidated Net Income for the excess of the provision for taxes over cash taxes) plus (a) the sum of without duplication:

(i) to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, provision for taxes based on income, profits or capital of the Borrower and the Subsidiaries for such period, without duplication, including, without limitation, state franchise and similar taxes, and including an amount equal to the amount

18	AFFINION – A&R Credit Agreement

of tax distributions actually made to the holders of Equity Interests of the Borrower and the Subsidiaries in respect of such period in accordance with Section 6.06(b), which shall be included as though such amounts had been paid as income taxes directly by the Borrower or any Subsidiary; plus

(ii) to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, Consolidated Fixed Charges of the Borrower and the Subsidiaries for such period; plus

(iii) to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash charges or expenses to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Borrower and the Subsidiaries for such period; plus

(iv) to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, the amount of any business optimization expenses and restructuring charges or expenses (which, for the avoidance of doubt, shall include office and plant closures, facility consolidations, retention payments and special supplemental bonus payable in connection with the Acquisition or otherwise, exit costs, severance payments, systems establishment costs or excess pension charges); provided, that the aggregate total amount of all such restructuring charges and expenses that are actually paid in cash that may be added back under this clause (iv) shall not exceed $25,000,000 for the relevant Test Period; plus

(v) [Reserved];

(vi) to the extent permitted to be paid pursuant to Section 6.07(b), the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Fund or any Fund Affiliate (or any accruals relating to such fees and related expenses) during such period; provided, however, that such amount shall not exceed in any four-fiscal quarter period the sum of (A) greater of (x) $2,500,000, and (y) 1% of EBITDA of the Borrower and its Subsidiaries on a consolidated basis plus any deferred fees (calculated without giving effect to this clause (vi)) plus (B) 2% of the value of transactions permitted hereunder and entered into by the Borrower or any of the Subsidiaries with respect to which the Fund or any Fund Affiliate provides any of the aforementioned types of services; plus

(vii) any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (x) such fees, expenses or charges related to the offering of the Senior Notes, Senior Subordinated Notes, and the Obligations, and (y) any amendment or other modification of the Obligations or other Indebtedness; plus

19	AFFINION – A&R Credit Agreement

(viii) non-cash gains and losses with respect to Swap Agreements and other derivative instruments; plus

(ix) non-cash currency translation gains and losses related to currency remeasurements of Indebtedness, and any net non-cash loss or gain resulting from any Swap Agreement for currency exchange risk; minus

(b) non-cash items increasing such Consolidated Net Income for such period (excluding the recognition of deferred revenue or any non-cash items which represent the reversal of any accrual of, or reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period and excluding amounts increasing Consolidated Net Income pursuant to clause (q) of the definition of Consolidated Net Income);

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Consolidated Fixed Charges of, the depreciation and amortization and other non-cash expenses or non-cash items of and the restructuring charges or expenses of, a Subsidiary of the Borrower will be added to (or subtracted from, in the case of non-cash items described in clause (b) above) Consolidated Net Income to compute EBITDA, (A) in the same proportion that the Net Income of such Subsidiary was added to compute such Consolidated Net Income of the Borrower, and (B) only to the extent that a corresponding amount of the Net Income of such Subsidiary would be permitted at the date of determination to be dividended or distributed to the Borrower by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“EMU Legislation” shall mean the legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states.

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees, directives, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Equity Financing” shall mean, in connection with the consummation of the Acquisition, the issuance by Holdings of Equity Interests to the Permitted Holders and the Seller Preferred Equity to the Seller and/or its designee.

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“Equity Financing Documents” shall mean, collectively, (a) the Registration Rights Agreement, dated as of October 17, 2005, between Holdings and Affinion Group Holdings, LLC, (b) the Subscription Agreement and Redemption Agreement, dated as of October 17, 2005, between Holdings and Affinion Group Holdings, LLC, (c) the Seller Warrants, and (d) the Seller Preferred Equity Documents, as the same may be amended from time to time in accordance with the terms hereof and thereof.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention, or the institution by the PBGC of proceedings, to terminate any Plan or to appoint a trustee to administer any Plan; (f) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“euro” or “€” shall mean the currency constituted by the Treaty on the European Union and as referred to in the EMU Legislation.

21	AFFINION – A&R Credit Agreement

“Eurocurrency Base Rate” shall mean, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank Eurocurrency market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Liabilities” has the meaning specified in the definition of “Eurocurrency Reserve Percentage”.

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.

“Eurocurrency Reserve Percentage” shall mean, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Adjusted Eurocurrency Rate for each outstanding Eurocurrency Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Eurocurrency Revolving Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate in accordance with the provisions of Article II.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any Excess Cash Flow Period, EBITDA of the Borrower and the Subsidiaries on a consolidated basis for such Excess Cash Flow Period, minus, without duplication,

22	AFFINION – A&R Credit Agreement

(a) Debt Service for such Excess Cash Flow Period, reduced by the aggregate principal amount of voluntary prepayments of Consolidated Debt (other than prepayments of the Loans) that would otherwise constitute scheduled principal amortization during such Excess Cash Flow Period;

(b) the amount of any voluntary prepayment permitted hereunder of term Indebtedness (other than any Term Loans) during such Excess Cash Flow Period, in each case to the extent not financed, or intended to be financed, using the proceeds of, without duplication, the incurrence of Indebtedness, the sale or issuance of any Equity Interests, any Cumulative Equity Proceeds Amount or any Net Proceeds not otherwise required to prepay the Loans pursuant to Section 2.11 or the definition of the term “Net Proceeds”, in each case, to the extent that the amount of such prepayment is not already reflected in Debt Service;

(c) (i) Capital Expenditures by the Borrower and the Subsidiaries on a consolidated basis during such Excess Cash Flow Period that are paid in cash and (ii) the aggregate consideration paid in cash during such Excess Cash Flow Period in respect of Permitted Business Acquisitions and other Investments permitted hereunder, in each case, to the extent not financed with the proceeds of, without duplication, the incurrence of Indebtedness, the sale or issuance of any Equity Interests, any component of Available Free Cash Flow Amount (which, in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Excess Cash Flow Period) or any Net Proceeds not otherwise required to prepay the Loans pursuant to Section 2.11 or the definition of the term “Net Proceeds” (less any amounts received in respect thereof as a return of capital);

(d) Capital Expenditures that the Borrower or any Subsidiary shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period; provided, that (i) any amount so deducted that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period, and (ii) the Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of the Borrower and certifying that such Capital Expenditures and the delivery of the related equipment will be made in the following Excess Cash Flow Period; provided, further, that if any such Capital Expenditures so deducted are either (A) not so made in the following Excess Cash Flow Period or (B) made in the following Excess Cash Flow Period with the proceeds of, without duplication, the incurrence of Indebtedness, the sale or issuance of any Equity Interests, any component of Available Free Cash Flow Amount (which, in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Excess Cash Flow Period) or any Net Proceeds not otherwise required to prepay the Loans pursuant to Section 2.11 or the definition of the term “Net Proceeds”, the amount of such Capital Expenditures not so made or so financed shall be added to the calculation of Excess Cash Flow in such following Excess Cash Flow Period;

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(e) Taxes paid in cash by Holdings, the Borrower and the Subsidiaries on a consolidated basis during such Excess Cash Flow Period or that will be paid within six months after the close of such Excess Cash Flow Period and for which reserves have been established, including income tax expense and withholding tax expense incurred in connection with cross-border transactions involving the Foreign Subsidiaries; provided, that any amount so deducted that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period;

(f) an amount equal to any increase in Working Capital of the Borrower and the Subsidiaries for such Excess Cash Flow Period;

(g) cash expenditures made in respect of Swap Agreements during such Excess Cash Flow Period, to the extent not reflected in the computation of EBITDA or Cash Interest Expense;

(h) permitted dividends or distributions or repurchases of its Equity Interests paid in cash by the Borrower to Holdings during such Excess Cash Flow Period and permitted dividends paid by any Subsidiary to any person other than the Borrower or any of the Subsidiaries during such Excess Cash Flow Period, in each case in accordance with Section 6.06 (other than any permitted dividends or distributions made under Section 6.06(e);

(i) without duplication of any exclusions to the calculation of Consolidated Net Income or EBITDA, amounts paid in cash during such Excess Cash Flow Period on account of (A) items that were accounted for as noncash reductions of Net Income in determining Consolidated Net Income or as noncash reductions of Consolidated Net Income in determining EBITDA of the Borrower and the Subsidiaries in a prior Excess Cash Flow Period and (B) reserves or accruals established in purchase accounting;

(j) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith to the extent that the income or gain realized from the transaction giving rise to such Net Proceeds exceeds the aggregate amount of all such mandatory prepayments and Capital Expenditures made with such Net Proceeds, and

(k) the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period), or an accrual for a cash payment, by the Borrower and the Subsidiaries or did not represent cash received by the Borrower and the Subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Period, plus, without duplication,

24	AFFINION – A&R Credit Agreement

(a) an amount equal to any decrease in Working Capital of the Borrower and the Subsidiaries for such Excess Cash Flow Period;

(b) all proceeds received during such Excess Cash Flow Period of Capital Lease Obligations, purchase money Indebtedness, Sale and Lease-Back Transactions pursuant to Section 6.03 and any other Indebtedness, in each case to the extent used to finance any Capital Expenditure (other than Indebtedness under this Agreement to the extent there is no corresponding deduction to Excess Cash Flow above in respect of the use of such Borrowings);

(c) all amounts referred to in clause (c) or (d) above to the extent funded with, without duplication, (i) the proceeds of the sale or issuance of Equity Interests of, or capital contributions to, the Borrower after the Restatement Effective Date, (ii) any amount that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” if not so spent or (iii) any component of Available Free Cash Flow Amount (which, in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Excess Cash Flow Period), in each case to the extent there is a corresponding deduction from Excess Cash Flow above;

(d) to the extent any permitted Capital Expenditures referred to in clause (d) above and the delivery of the related equipment do not occur in the following Excess Cash Flow Period specified in the certificate of the Borrower provided pursuant to clause (d) above, the amount of such Capital Expenditures that were not so made in such following Excess Cash Flow Period;

(e) cash payments received in respect of Swap Agreements during such Excess Cash Flow Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Cash Interest Expense;

(f) any extraordinary or nonrecurring gain realized in cash during such Excess Cash Flow Period, except to the extent such gain consists of Net Proceeds subject to Section 2.11(c);

(g) to the extent deducted in the computation of EBITDA, cash interest income; and

(h) the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (x) such items represented cash received by the Borrower or any Subsidiary or (y) such items do not represent cash paid by the Borrower or any Subsidiary, in each case on a consolidated basis during such Excess Cash Flow Period;

provided, that for purposes of calculating Excess Cash Flow in connection with any Excess Cash Flow Early Prepayment of Term Loans to be made in accordance with Section 2.11(a)(ii) or Cumulative Retained Excess Cash Flow Amount for any Excess Cash Flow Interim Period, Excess Cash Flow Period as used in this definition shall be deemed to be Excess Cash Flow Interim Period.

25	AFFINION – A&R Credit Agreement

“Excess Cash Flow Early Prepayment” shall have the meaning assigned to such term in Section 2.11(a)(ii).

“Excess Cash Flow Interim Period” shall mean during any Excess Cash Flow Period, the one, two or three quarter period (taken as one accounting period) for which an Excess Cash Flow Early Prepayment has been made (or calculated and not required to be made) (a) commencing on the later of (i) the end of the immediately preceding Excess Cash Flow Period and (ii) if an Excess Cash Flow Early Prepayment shall have previously been made during such Excess Cash Flow Period, the end of the immediately preceding Excess Cash Flow Interim Period during such Excess Cash Flow Period and (b) ending on the last day of the most recently ended fiscal quarter (other than the last day of the fiscal year) during such Excess Cash Flow Period for which financial statements are available.

“Excess Cash Flow Period” shall mean (a) the fiscal year of the Borrower ending on December 31, 2011, and (b) each fiscal year of the Borrower ended thereafter; provided, that solely for purposes of determining the Available Free Cash Flow Amount, such period shall be (i) the period taken as one accounting period beginning on January 1, 2010, and ending on December 31, 2010, and (ii) each fiscal year of the Borrower ended thereafter.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” shall mean the Permitted Investments or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Borrower) received by the Borrower from:

(a) contributions in respect of its common stock and

(b) the sale (other than to a Subsidiary of the Borrower or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or any of its Subsidiaries) of Equity Interests (other than Disqualified Stock) of the Borrower to Holdings, in each case, as designated as Excluded Contributions pursuant to an Officer’s Certificate executed by a Responsible Officer of the Borrower; provided, that, notwithstanding anything to the contrary, Excluded Contributions shall not include any amounts included in Cumulative Equity Proceeds Amount, any Excluded Equity Proceeds and any Permitted Cure Securities (including the Cure Amount).

“Excluded Equity Proceeds” shall mean, during any fiscal year, the net proceeds (determined in a manner consistent with the definition of “Net Proceeds”) received by Holdings during such fiscal year from the sales and issuance of its Equity Interests (other than Disqualified Stock) so long as (a) all such proceeds are contributed in cash to the Borrower, (b) none of such proceeds are included in Cumulative Equity Proceeds Amount (or otherwise in the calculation of Available Free Cash Flow Amount), Excluded Contributions or Cure Amount, and (c) such Equity Interests are not Permitted Cure Securities.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01 (as amended or waived from time to time).

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“Excluded Jurisdictions” shall mean any jurisdiction in which a Foreign Subsidiary is formed or organized to the extent that (a) the perfection of the pledge of Equity Interests in such Foreign Subsidiary pursuant to a Foreign Pledge Agreement requires the consent or approval of any Governmental Authority in such jurisdiction and such consent or approval is not readily obtainable in the ordinary course, or violates applicable law, or (b) such Foreign Subsidiary, taken on a consolidated basis with its subsidiaries, is an Immaterial Subsidiary.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, the following taxes, including interest, penalties or other additions thereto:

(a) income taxes imposed on (or measured by) its net income or franchise taxes imposed on (or measured by) its gross or net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, in each case including any political subdivision thereof,

(b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above,

(c) any withholding tax that is attributable to a Lender’s failure to comply with Section 2.17(e) (other than as a result of a change in law), and

(d) any withholding tax that is in effect and would apply to amounts payable hereunder by the Borrower at the time such Lender becomes a party to this Agreement (or designates a new Lending Office),

except, in the case of clause (d) above, to the extent that (i) such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to any withholding tax pursuant to Section 2.17(a) or (ii) such withholding tax shall have resulted from the making of any payment to a location other than the office designated by the Administrative Agent or such Lender for the receipt of payments of the applicable type.

“Existing Agent” shall mean Credit Suisse AG, Cayman Islands Branch (formerly known as Credit Suisse, Cayman Islands Branch), in its capacity as “Administrative Agent” under the Existing Credit Agreement and the Loan Documents (as defined in the Existing Credit Agreement).

“Existing Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Existing Lenders” shall have the meaning assigned to such term in the recitals hereto.

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“Existing Letters of Credit” shall mean, each letter of credit issued pursuant to the Existing Credit Agreement and set forth on Schedule 1.01(a).

“Fair Market Value” shall mean, with respect to any asset or property, the price that could be negotiated in an arms’-length transaction between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” shall mean the Administrative Agency Fee Letter, dated as of April 9, 2010, by and among Holdings, the Borrower, the Administrative Agent and BAS, as such Fee Letter may be amended, restated, supplemented or otherwise modified from time to time by the parties thereto.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Flow Through Entity” shall mean an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Pledge Agreement” shall mean a pledge or charge agreement with respect to the Pledged Collateral that constitutes Equity Interests of a Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent; provided, that in no event shall more than 65% of the issued and outstanding voting Equity Interests of such Foreign Subsidiary be pledged to secure Obligations of the Loan Parties.

“Foreign Subsidiary” shall mean any Subsidiary (together with its successors) that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“FRB” shall mean the Board of Governors of the Federal Reserve System of the United States.

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“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to each Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit obligations other than Letter of Credit obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” shall mean (i) Apollo Overseas Partners V, L.P., (ii) Apollo Netherlands Partners V(A), L.P., (iii) Apollo Netherlands Partners (V)(B), L.P., (iv) Apollo German Partners V GmbH KG & Co., and (v) Apollo Investment Fund V, L.P.

“Fund Affiliate” shall mean (a) each Affiliate of the Fund that is neither a “portfolio company”, whether or not controlled, nor a company controlled by a “portfolio company” or in which a “portfolio company” has made an investment (including joint ventures) and (b) any individual who is a partner or employee of the Fund.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02; provided, that any reference to the application of GAAP in
Sections 3.13(a), 3.13(b), 3.20, 5.03, 5.07 and 6.02(e), to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality, regulator or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall

29	AFFINION – A&R Credit Agreement

not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Restatement Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, in the form of Exhibit D, as amended, supplemented or otherwise modified from time to time, among the Borrower and each Subsidiary Loan Party, the Administrative Agent and the Collateral Agent.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Holdings Credit Agreement” shall mean the Credit Agreement dated as of January 31, 2007, among Holdings, the lenders party thereto, Deutsche Bank Trust Company Americas, as administrative agent and Bank of America Securities LLC, as syndication agent, as in effect on the Restatement Effective Date, and as amended from time to time thereafter.

“Holdings Indebtedness” shall mean any Indebtedness incurred by Holdings under and pursuant to the Holdings Credit Agreement (or any Permitted Refinancing Indebtedness in respect of the foregoing).

“Holdings Guarantee and Pledge Agreement” shall mean the Guarantee and Pledge Agreement, in the form of Exhibit E, as amended, supplemented or otherwise modified from time to time, among Holdings, the Administrative Agent and the Collateral Agent.

“Honor Date” shall have the meaning assigned to such term in Section 2.05.

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended and Reported, have assets with a value in excess of 5% of the Consolidated Total Assets or revenues representing in excess of 5% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date and (b) taken together with all Unrestricted Subsidiaries designated pursuant to clause (ii) of the definition thereof and all other Immaterial Subsidiaries as of the last day of the fiscal quarter of the Borrower most recently ended and Reported, did not have assets with a value in excess of 10% of the Consolidated Total Assets or revenues representing in excess of 10% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date; provided, that (i) for purposes of the definition of “Excluded Jurisdiction”, the assets and revenues of such Subsidiary shall be deemed to include all assets and revenues of such Subsidiary’s Subsidiaries on a consolidated basis and (ii) any Subsidiary that is a “Significant Subsidiary” as such term (or any similar term) is used in the Senior Notes Indenture or the Senior Subordinated Notes Indenture shall not be an “Immaterial Subsidiary” hereunder. Each Immaterial Subsidiary shall be set forth in Schedule 1.01(b), and the Borrower shall update such Schedule from time to time

30	AFFINION – A&R Credit Agreement

after the Closing Date as necessary to reflect all Immaterial Subsidiaries at such time (the selection of Subsidiaries to be added to or removed from such Schedule to be made as the Borrower may determine).

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.20.

“Incremental Amount” shall mean, at any time, the excess, if any, of (a) the Incremental General Amount plus the Incremental Refinancing Amount over (b) the aggregate amount of all Incremental Term Loan Commitments and Incremental Revolving Facility Commitments established prior to such time pursuant to Section 2.20.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders.

“Incremental General Amount” shall mean the greater of (a) $300,000,000 and (b) EBITDA for the period of four consecutive fiscal quarters most recently ended as of the last day of the fiscal quarter of the Borrower most recently ended and Reported.

“Incremental Refinancing Amount” shall mean $455,000,000, plus any unpaid accrued interest and premium (including tender premium) with respect to Indebtedness that is purchased, redeemed, retired, acquired, cancelled or terminated with the proceeds of Loans incurred pursuant to Section 2.20 and original issue discounts, underwriting discounts, defeasance costs, fees, commissions and expenses, as applicable.

“Incremental Revolving Facility Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.20, to make Incremental Revolving Facility Loans to the Borrower.

“Incremental Revolving Facility Lender” shall mean a Lender with an Incremental Revolving Facility Commitment or an outstanding Incremental Revolving Facility Loan.

“Incremental Revolving Facility Loans” shall mean Revolving Facility Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(c). Incremental Revolving Facility Loans may be made in the form of additional Revolving Facility Loans or, to the extent permitted by Section 2.20 and provided for in the relevant Incremental Assumption Agreement, Other Revolving Facility Loans.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.20, to make Incremental Term Loans to the Borrower.

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“Incremental Term Loans” shall mean Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(c). Incremental Term Loans may be made in the form of additional Tranche B Term Loans or, to the extent permitted by Section 2.20 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), (e) all Guarantees by such person of Indebtedness of others, (f) all Capital Lease Obligations of such person, (g) all payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (i) the principal component of all obligations of such person in respect of bankers’ acceptances and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock). The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof; provided, however, that, notwithstanding the foregoing, solely for purposes of calculating any financial covenant in Section 6.10 or Section 6.11 or calculating any financial ratio, Indebtedness shall be deemed not to include (i) contingent obligations incurred in the ordinary course of business, (ii) deferred or prepaid revenues, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) with respect to the Borrower, the Seller Preferred Stock, whether or not reflected as a liability of the Borrower on the balance sheet of the Borrower, as in effect as of the Restatement Effective Date and as permitted to be amended pursuant to Section 6.08(b), so long as the Borrower and its Subsidiaries do not have any obligations or liabilities in respect thereof, contingent or otherwise, (v) obligations to make payments in respect of money backed guarantees offered to customers in the ordinary course of business, (vi) obligations to make payments to one or more insurers in respect of profit sharing arrangements entered into in the ordinary course of business, or (vii) any Indebtedness of Holdings deemed to be Indebtedness of the Borrower on its balance sheet under GAAP but for which the Borrower and its Subsidiaries do not have any obligations or liabilities, contingent or otherwise.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Ineligible Institution” shall mean the persons identified in writing to the Administrative Agent by the Borrower on the Closing Date, and as may be identified in writing to the Administrative Agent by the Borrower from time to time thereafter, with the written

32	AFFINION – A&R Credit Agreement

consent of the Administrative Agent, by delivery of a notice thereof to the Administrative Agent setting forth such person or persons (or the person or persons previously identified to Agent that are to be no longer considered “Ineligible Institutions”).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Information Memorandum” shall mean the Confidential Information Memorandum, dated March, 2010, as modified or supplemented prior to the Restatement Effective Date.

“Insurance Business” shall mean one or more aspects of the business of soliciting, administering, selling, issuing or underwriting insurance or reinsurance.

“Insurance Reserves” shall mean all reserves required by Applicable Insurance Laws and Regulations to by maintained by any company engaged in the Insurance Business, including, without limitation, adequate reserves for incurred losses and incurred loss adjustment expenses, whether or not reported.

“Insurance Subsidiary” shall mean any Subsidiary that is licensed by any Applicable Insurance Regulatory Authority to conduct, and conducts, an Insurance Business.

“Intellectual Property Security Agreement” shall mean the Assignment of Intellectual Property Security Agreement, in the form of Exhibit F, as amended, supplemented or otherwise modified from time to time, among Holdings, the Borrower and each Subsidiary Loan Party and the Administrative Agent.

“Interest Coverage Ratio” shall mean, on any date, the ratio of (a) EBITDA to (b) Cash Interest Expense of the Borrower and the Subsidiaries, in each case, for the applicable period of four consecutive fiscal quarters of the Borrower, all determined on a consolidated basis in accordance with GAAP.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Term Borrowing or Revolving Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum of, without duplication, (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) net payments and receipts (if any) pursuant to interest rate hedging obligations, and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees, (b) capitalized interest of such person, whether paid or accrued, and (c) commissions, discounts, yield and other fees and charges incurred for such period in connection with any receivables financing of such person or any of its subsidiaries that are payable to persons other than Holdings, the Borrower and the Subsidiaries.

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“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (b) with respect to any ABR Loan, the last day of each calendar quarter (being the last day of March, June, September and December of each year).

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months, if at the time of the relevant Borrowing, all Lenders agree to make interest periods of such length available), as the Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall have the meaning set forth in Section 6.04.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall have the meaning set forth in Section 2.05(a).

“Issuing Bank” shall mean each Issuing Bank set forth on Schedule 2.05 and each other Issuing Bank designated pursuant to Section 2.05(j), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Joint Lead Arrangers” shall have the meaning assigned to such term in the preamble hereto.

“JPM” shall have the meaning assigned to such term in the preamble hereto.

“Laws” shall mean, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any

34	AFFINION – A&R Credit Agreement

Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” shall mean, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05. The initial aggregate amount of the L/C Commitments of all Issuing Banks is $50,000,000.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Revolving Facility Lender at any time shall be its Applicable Percentage of the total L/C Exposure at such time.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04 or Section 2.20, including, as applicable the Swingline Lender, and in respect of Letters of Credit, each Issuing Bank.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans to the Borrower.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05 and shall include the Existing Letters of Credit.

“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any applicable Issuing Bank.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities

35	AFFINION – A&R Credit Agreement

representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents and any promissory note issued under Section 2.09(e), and solely for the purposes of 7.01(c) hereof, the Fee Letter.

“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean the Term Loans, the Revolving Facility Loans and the Swingline Loans (and shall include any Loans under the Incremental Revolving Facility Commitments or Incremental Term Loan Commitments).

“Local Time” shall mean New York City time.

“Losses” shall have the meaning assigned to such term in Section 6.01(v).

“Majority Lenders” of any Tranche shall mean, at any time, Lenders under such Tranche having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Tranche and unused Commitments under such Tranche at such time.

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of Holdings and the Borrower on the Restatement Effective Date together with (a) any new directors of Holdings or the Borrower whose election by such Boards of Directors or whose nomination for election by the shareholders of Holdings was approved by a vote of a majority of the directors of Holdings then still in office who were either directors on the Restatement Effective Date or whose election or nomination was previously so approved and (b) executive officers and other management personnel of Holdings or the Borrower hired at a time when the directors on the Restatement Effective Date together with the directors so approved constituted a majority of the directors of Holdings.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean the existence of any event, development or circumstance that, subsequent to December 31, 2009, has had or could reasonably be expected to have a material adverse effect on (a) the business, property, operations or condition of the Borrower and the Subsidiaries, taken as a whole, or (b) the validity or enforceability of any material Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of Holdings, the Borrower or any Subsidiary in an aggregate principal amount exceeding $40,000,000.

“Material Subsidiary” shall mean any Subsidiary other than Immaterial Subsidiaries.

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“Maximum Rate” shall have the meaning assigned to such term in Section 9.10.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean each real property encumbered by a Mortgage pursuant to Section 5.11.

“Mortgages” shall mean the mortgages, debentures, hypothecs, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered pursuant to Section 5.11, as amended, supplemented or otherwise modified from time to time, with respect to Mortgaged Properties, each in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings, the Borrower or any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Netcentives Assets” shall mean the portfolio of patents that relate to online award redemption programs, which expire on December 14, 2015.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends minus an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of such person or any parent of such person in respect of a period in accordance with Section 6.06(b)(i) as if such amounts had been paid as income taxes directly by such person but only to the extent such amounts have not already been accounted for as taxes reducing the net income (loss) of such person.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by any Loan Party (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of real property) to any person of any asset or assets of the Borrower or any Subsidiary Loan Party (other than those pursuant to Section 6.05(a), (b), (c), (e), (f) (except to the extent of any cash consideration), (g), (i), (j), or (m)) net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset (other than pursuant hereto), other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and (ii) Taxes paid or payable as a result thereof; provided, that, if no Event of Default exists, the Borrower or

37	AFFINION – A&R Credit Agreement

any Subsidiary may deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly after receipt of any such proceeds setting forth the Borrower’s or such Subsidiary’s intention to use, or to commit to use, any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Subsidiary Loan Parties or to make investments in Permitted Business Acquisitions or Investments permitted by Section 6.04, in each case, if such certificate shall have been delivered, within twelve months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent (A) not so used (or committed to be used) within such twelve-month period or (B) if committed to be used within such twelve-month period, not so used within 18 months of such receipt); provided, further, that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $5,000,000 and (y) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $10,000,000; provided, still further, that pending such reinvestment, such proceeds may be applied to temporarily reduce outstanding Revolving Facility Loans; and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by any Loan Party of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to Holdings or the Borrower or any Affiliate of either of them shall be disregarded, except for financial advisory fees customary in type and amount paid to Affiliates of the Fund.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Obligations” shall, unless otherwise indicated, have the meaning assigned to the term “Loan Document Obligations” in the Guarantee and Collateral Agreement.

“Offering Circular” shall mean the offering circular dated October 3, 2005 prepared in connection with the offering of the Senior Notes.

“OID” shall have the meaning assigned to such term in Section 2.20(b).

“Other Revolving Facility Loans” shall have the meaning assigned to such term in Section 2.20(a).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto.

38	AFFINION – A&R Credit Agreement

“Other Term Loans” shall have the meaning assigned to such term in Section 2.20(a).

“Overdraft Line” shall have the meaning assigned to such term in Section 6.01(r).

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” shall mean the Perfection Certificate with respect to Borrower, in a form reasonably satisfactory to the Administrative Agent.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) in, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition) if (a) such acquisition was not preceded by, or effected pursuant to, an unsolicited or hostile offer by the acquirer or an Affiliate of the acquirer; and (b) immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) (A) the Borrower and the Subsidiaries shall be in Pro Forma Compliance after giving effect to such acquisition, calculated as of the last day of the most recently ended and Reported fiscal quarter, and the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower to such effect, together with all relevant financial information for such Subsidiary or assets, and (B) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 6.01); and (iv) to the extent required by Section 5.11, the Collateral and Guarantee Requirement will be satisfied with respect to such acquired person and the equity interests of such acquired person.

“Permitted Cash Amount” shall mean, as of any date of determination, an amount equal to the aggregate total amount of all Unrestricted Cash and Permitted Investments held by the Borrower and its Subsidiaries on such date; provided that during the two-year period commencing on the Restatement Effective Date, the “Permitted Cash Amount” shall be an amount equal to the lesser of $50,000,000, and the actual aggregate total amount of all Unrestricted Cash and Permitted Investments held by the Borrower and its Subsidiaries; provided, further, that the aggregate amount of Unrestricted Cash and Permitted Investments of all Subsidiaries that are not Loan Parties hereunder which may be included in any calculation of “Permitted Cash Amount” shall be an amount equal to the lesser of $15,000,000, and the actual amount of Unrestricted Cash and Permitted Investments held by the non-Loan Party Subsidiaries.

“Permitted Cure Security” shall mean Equity Interests of Holdings other than Disqualified Stock.

“Permitted Holder” shall mean each of (a) the Fund and the Fund Affiliates and (b) the Management Group, with respect to not more than 10% of the total voting power of the Equity Interests of Holdings or the Borrower.

39	AFFINION – A&R Credit Agreement

“Permitted Investments” shall mean:

(a) U.S. Dollars, Sterling, euros, or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(b) securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, the United States of America, Mexico or any member state of the European Union, in each case, with maturities not exceeding two years after the date of acquisition;

(c) in the case of any Foreign Subsidiary, securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, in each case with maturities not exceeding 270 days after the date of acquisition and held by it from time to time in the ordinary course of business;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits and demand deposits (in their respective local currencies), in each case with any commercial bank having capital and surplus in excess of $500,000,000 or the foreign currency equivalent thereof and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency);

(e) repurchase obligations for underlying securities of the types described in clauses (b) and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper issued by a corporation (other than an Affiliate of Borrower) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) and in each case maturing within one year after the date of acquisition;

(g) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P in each case with maturities not exceeding two years from the date of acquisition;

(h) Indebtedness issued by persons (other than the Fund or any of its Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) in each case with maturities not exceeding two years from the date of acquisition; and

(i) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (h) above.

40	AFFINION – A&R Credit Agreement

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and original issue discounts, underwriting discounts, fees, commissions and expenses), (b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have obligors that are not Loan Parties hereunder, or greater guarantees or security, than the Indebtedness being Refinanced, (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of Indebtedness of Foreign Subsidiaries that are not Loan Parties otherwise permitted under this Agreement only, any collateral pursuant to after-acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Parties than those contained in the documentation (including any intercreditor agreement) governing the Indebtedness being Refinanced, and (f) in the case of any Permitted Subordinated Indebtedness, the Senior Notes or the Senior Subordinated Notes, has no scheduled amortization, payments of principal, sinking fund payments or similar scheduled payments, other than regularly scheduled payments of interest.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which Holdings, the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.19(b).

“Pledged Collateral” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement or a Foreign Pledge Agreement, as applicable.

“Presumed Tax Rate” shall mean the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (a) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (b) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

41	AFFINION – A&R Credit Agreement

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, effect shall be given to any Asset Sale, any acquisition, Investment, disposition, merger, amalgamation or consolidation (including the Transactions and the Restatement Transactions) (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any designation of any Unrestricted Subsidiary as a Subsidiary, and any restructurings of the business of Holdings, the Borrower or any of the Subsidiaries that Holdings, the Borrower or any of its Subsidiaries has determined to make and/or made and are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrower determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition” or pursuant to Sections 2.11(b), 6.01, 6.02, 6.06 or 6.09, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness or Liens or dividend is consummated) and (ii) (A) for any designation of an Unrestricted Subsidiary as a Subsidiary, effect shall be given to such designation and all other such designations of Unrestricted Subsidiaries as Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the applicable designation of an Unrestricted Subsidiary as a Subsidiary, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of this term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower, to reflect operating expense reductions, other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Restatement Transactions) in the 12 month period following the consummation of the pro forma event. The Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

42	AFFINION – A&R Credit Agreement

“Pro Forma Closing Balance Sheet” shall have the meaning assigned to such term in Section 3.05(a)(i).

“Pro Forma Compliance” shall mean, at any date of determination, that the Borrower shall be in pro forma compliance with the covenants set forth in Sections 6.10 and 6.11 as of the date of such determination (calculated on a Pro Forma Basis and giving pro forma effect to the event giving rise to such determination).

“Projections” shall mean the projections of the Borrower and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Holdings, the Borrower or any of the Subsidiaries prior to the Restatement Effective Date.

“Public Lender” shall have the meaning assigned to such term in Section 9.19(b).

“Purchase Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Qualifying IPO” shall mean an underwritten public offering of the Equity Interests of Holdings or any direct or indirect parent of Holdings which generates cash proceeds of at least $50,000,000.

“Rate” shall have the meaning assigned to such term in the definition of the term “Type.”

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

43	AFFINION – A&R Credit Agreement

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Reported” shall mean, with respect to any fiscal quarter or Excess Cashflow Period of the Borrower, the delivery to the Administrative Agent of the financial statements required to be delivered with respect to the end of such fiscal quarter or such Excess Cashflow Period under Section 5.04(a) or (b), as applicable.

“Repricing Transaction” means any repayment, refinancing, substitution or replacement, in whole or in part, of principal of outstanding Tranche B Term Loans, directly or indirectly, from the net proceeds of any Indebtedness of Holdings, the Borrower or any of its Subsidiaries having an effective interest rate margin or weighted average yield (as determined by the Administrative Agent consistent with generally accepted financial practice) that is less than the Applicable Margin for, or weighted average yield (as determined by the Administrative Agent on the same basis) of, the Tranche B Term Loans, including, without limitation, as may be effected through any Incremental Term Loans or any other new or additional loans under this Agreement or by an amendment of any provisions of this Agreement relating to the Applicable Margin for, or weighted average yield of, the Tranche B Term Loans.

“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) L/C Exposure, (c) Swingline Exposure and (d) Available Unused Commitments that, taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) L/C Exposure, (y) Swingline Exposure and (z) the total Available Unused Commitments at such time. The Loans, L/C Exposure, Swingline Exposure and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Percentage” shall mean, with respect to an Excess Cash Flow Period (or Excess Cash Flow Interim Period), 50%; provided, that (a) if the Senior Secured Leverage Ratio calculated as of the end of any Excess Cash Flow Period (or Excess Cash Flow Interim

44	AFFINION – A&R Credit Agreement

Period) is (i) less than or equal to 2.50 to 1.00, the Required Percentage shall be 25% and (ii) less than or equal to 1.75 to 1.00, the Required Percentage shall be 0% and (b) with respect to any Excess Cash Flow Period (or Excess Cash Flow Interim Period) or portion thereof occurring during the fiscal year ended December 31, 2010, the Required Percentage shall be 0%.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restatement Effective Date” shall mean April 9, 2010.

“Restatement Transactions” shall mean, collectively, the transactions to occur pursuant to the Loan Documents, including (a) the execution and delivery of the Loan Documents on the Restatement Effective Date, (b) the initial borrowings hereunder and the application of the proceeds thereof; and (c) the payment of all fees and expenses in connection therewith to be paid on, prior to or subsequent to the Restatement Effective Date and owing in connection with the foregoing.

“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period (or Excess Cash Flow Interim Period), (a) 100% minus (b) the Required Percentage with respect to such Excess Cash Flow Period (or Excess Cash Flow Interim Period).

“Revolving Availability Period” shall mean, with respect to the Revolving Facility Commitments, the period from and including the Restatement Effective Date to but excluding the earlier of the Revolving Facility Maturity Date and the date of termination of the Revolving Facility Commitments.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to any Revolving Facility Lender, such Lender’s commitment to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Facility Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.20 or pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Revolving Facility Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Facility Commitments as of the Restatement Effective Date is $125,000,000.

“Revolving Facility Exposure” shall mean, at any time, the sum of the aggregate principal amount of the Revolving Facility Loans outstanding at such time and the aggregate L/C Exposure at such time; provided, that for purposes of Sections 2.01(b), 2.04(a)(ii), 2.05(b)(ii), 2.08(b)(ii) and 2.11(d), “Revolving Facility Exposure” shall also include the aggregate Swingline Exposure at such time. The Revolving Facility Exposure of any Lender at any time shall be such Lender’s Applicable Percentage of the total Revolving Facility Exposure at such time.

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“Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or with outstanding Revolving Facility Exposure, or an Incremental Revolving Facility Lender.

“Revolving Facility Loans” shall mean a loan made by a Revolving Facility Lender pursuant to Section 2.01(b) and Other Revolving Facility Loans. Each Revolving Facility Loan shall be a Eurocurrency Loan or an ABR Loan.

“Revolving Facility Maturity Date” shall mean April 9, 2015.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean the “Secured Parties” as defined in the Guarantee and Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement, the Holdings Guarantee and Pledge Agreement, the Foreign Pledge Agreements, the Intellectual Property Security Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.11, in each case, as amended from time to time in accordance with the terms hereof and thereof.

“Security Trust Deed” shall mean a security trust deed entered into between the Administrative Agent, as security trustee thereunder, and the applicable grantors thereunder, in form and substance reasonably acceptable to the Administrative Agent.

“Seller” shall have the meaning assigned to such term in the recitals hereto.

“Seller Preferred Equity” shall mean the Seller Preferred Stock, as amended from time to time in accordance with the terms hereof and thereof.

“Seller Preferred Equity Documents” shall mean the certificate of designation governing the Seller Preferred Stock and the Securityholder Rights Agreement dated as of October 17, 2005, among Holdings, Affinion Group Holdings, LLC and Cendant, in each case as amended from time to time in accordance with the terms hereof and thereof.

“Seller Preferred Stock” shall mean the Series A Redeemable Exchangeable Preferred Stock issued by Holdings on October 17, 2005, plus any accrued and unpaid dividends paid-in-kind with respect to the Seller Preferred Stock from and after the Closing Date.

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“Seller Warrants” shall mean the Warrant to Purchase Common Stock of Holdings dated October 17, 2005, or any warrant or warrants issued in connection with the partial exercise thereof, in each case as amended from time to time in accordance with the terms hereof and thereof.

“Senior Notes” shall mean (i) $270,000,000 in initial aggregate principal amount of 10.125% Senior Notes due 2013 yielding gross cash proceeds of $266,387,400 on or prior to the Closing Date, and such additional 10.125% Senior Notes due 2013 or Senior Notes with the same terms other than coupon and maturity date, which may be the same as or later than (but not earlier than) the maturity date of 10.125% Senior Notes due 2013, (ii) $34,000,000 in initial aggregate principal amount of 10.125% Senior Notes due 2013 issued on May 3, 2006, and (iii) $150,000,000 in initial aggregate principal amount of 10.125% Senior Notes due 2013 issued on June 5, 2009.

“Senior Notes Documents” shall mean the Senior Notes, the Senior Notes Indentures and any documents, supplements, instruments and agreements delivered in connection therewith.

“Senior Notes Indentures” shall mean the (i) indenture, dated as of October 17, 2005, among the Borrower, the subsidiary guarantors parties thereto and Wells Fargo Bank, N.A., and (ii) indenture, dated as of June 5, 2009, among the Borrower, the subsidiary guarantors parties thereto and Wells Fargo Bank, N.A., in each case, as amended and supplemented from time to time in accordance with the terms hereof and thereof.

“Senior Secured Debt” at any date shall mean the aggregate principal amount of Consolidated Total Debt of the Borrower and its Subsidiaries outstanding at such date that consists of, without duplication, Indebtedness that in each case is then secured by Liens on property or assets of the Borrower and its Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) and both such Consolidated Debt and the Liens securing the same are not subordinated to the Obligations, or the Liens securing the same, respectively.

“Senior Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Senior Secured Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended and Reported as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Senior Subordinated Notes” shall mean $355,500,000 in initial aggregate principal amount of 11.5% Senior Subordinated Notes due 2015 issued on April 26, 2006 pursuant to the Senior Subordinated Notes Indenture.

“Senior Subordinated Notes Documents” shall mean, collectively, the Senior Subordinated Notes, the Senior Subordinated Notes Indenture and any documents, supplements, instruments and agreements delivered in connection therewith.

“Senior Subordinated Notes Due Date” shall mean October 15, 2015.

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“Senior Subordinated Notes Indenture” shall mean, the indenture dated as of April 26, 2006 among the Borrower, the subsidiary guarantors parties thereto and Wells Fargo National Bank, N.A., as trustee.

“Similar Business” shall mean any business or activity of the Borrower or any of its Subsidiaries currently conducted or proposed as of the Restatement Effective Date, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complementary, incidental, ancillary or related thereto.

“Statutory Reserves” shall mean, with respect to any currency, the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall, in the case of U.S. Dollar-denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Sterling” or “£” shall mean the lawful money of the United Kingdom.

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower other than any Unrestricted Subsidiary.

“Subsidiary Loan Party” shall mean each Wholly Owned Domestic Subsidiary of the Borrower other than (a) Safecard Services Insurance Co., (b) any Banking Subsidiary, (c) any Unrestricted Subsidiary and (d) to the extent prohibited Applicable Insurance Laws and Regulations, any Insurance Subsidiary.

“Subsidiary Spin-off” shall mean each Subsidiary listed on Schedule 1.01(c).

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or

48	AFFINION – A&R Credit Agreement

economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any of the Subsidiaries shall be a Swap Agreement.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by the Borrower substantially in the form of Exhibit C-2.

“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04. The initial aggregate amount of the Swingline Commitments is $30,000,000.

“Swingline Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” shall mean Bank of America, in its capacity as a lender of Swingline Loans.

“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Facility Maturity Date” shall mean the date that is 91 days prior to the Senior Subordinated Notes Due Date; provided, however, that if prior to such 91st day, either (i) the Senior Subordinated Notes Due Date is extended to a date that is at least 91 days after October 9, 2016, or (ii) the obligations under the Senior Subordinated Notes are (x) repaid in full or (y) refinanced, replaced or defeased in full with new loans and/or debt securities, in each case with maturity date(s) occurring after October 9, 2016 (and provided, further, that if any of such new loans and/or debt securities shall be junior in right of repayment to the facilities under this Agreement, then the maturity date(s) of all such junior loans and/or debt securities shall occur at least 91 days after October 9, 2016), then in either case, the “Term Facility Maturity Date” shall be October 9, 2016.

“Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a).

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“Term Loans” shall mean Tranche B Term Loans and Other Term Loans.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended and Reported (taken as one accounting period).

“Tranche” shall mean a category of Commitments and extensions of credits thereunder. For purposes hereof, each of the following comprises a separate Tranche: (a) the Revolving Facility Commitments and the Revolving Facility Loans and (b) the Tranche B Term Loan Commitments and the Tranche B Term Loans.

“Tranche B Lender” shall mean a Lender with a Tranche B Term Loan Commitment or an outstanding Tranche B Term Loan.

“Tranche B Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Tranche B Term Loans hereunder on the Restatement Effective Date, expressed as an amount representing the maximum aggregate permitted principal amount of the Tranche B Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.20 or pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche B Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Tranche B Term Loan Commitment, as applicable. The aggregate amount of the Lenders’ Tranche B Term Loan Commitments as of the Restatement Effective Date is $875,000,000.

“Tranche B Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to clause (a) of Section 2.01.

“Transaction Documents” shall mean the Purchase Agreement and all material exhibits and schedules thereto and all agreements expressly contemplated thereby, the Loan Documents, the Senior Notes Documents, the Bridge Financing Documents and/or, as applicable, the Senior Subordinated Notes Documents and the Equity Financing Documents, in each case as amended from time to time in accordance with the terms hereof and thereof.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) the Acquisition; (b) the execution and delivery of the Loan Documents (as defined in the Existing Credit Agreement) and the initial borrowings hereunder; (c) the Equity Financing; (d) the issuance, and initial purchase, of the Senior Notes; (e) the funding of the loans under the Bridge Financing Documents (and the refinancing thereof with Senior Subordinated Notes and Senior Notes); and (e) the payment of all fees and expenses in connection therewith to be paid on, prior to or subsequent to the Closing Date and owing in connection with the foregoing.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted Eurocurrency Rate and ABR.

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“UBS” shall have the meaning assigned to such term in the preamble hereto.

“Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.05.

“Unrestricted Cash” shall mean cash or cash equivalents of the Borrower or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries.

“Unrestricted Subsidiary” shall mean (i) any subsidiary of the Borrower identified on Schedule 1.01(d) hereto and (ii) any additional subsidiary of the Borrower designated as such by the Borrower that, together with Affinion Investments, LLC and all other Unrestricted Subsidiaries designated pursuant to this clause (ii), constitutes in the aggregate less than 10% of (A) aggregate EBITDA on a trailing twelve months’ basis and (B) Consolidated Total Assets at such date of determination, calculated as of the last day of the most recently ended and Reported fiscal quarter; provided, that, at any time an Unrestricted Subsidiary designation pursuant to this clause (ii) causes the aggregate EBITDA or aggregate assets test set forth above to no longer be satisfied, the Unrestricted Subsidiary or Unrestricted Subsidiaries, as applicable, that has or have either the highest sales or the largest book value of assets, as applicable, of all such Unrestricted Subsidiaries as of the last day of the most recently ended and Reported fiscal quarter shall automatically constitute a Subsidiary and cease to constitute an Unrestricted Subsidiary and the Borrower shall promptly cause the appropriate Security Documents to be executed and delivered to the Administrative Agent (such that, following such conversion of each such Unrestricted Subsidiary to a Subsidiary, the Collateral and Guarantee Requirement shall be satisfied and the remaining Unrestricted Subsidiaries shall satisfy this definition); provided, that the EBITDA attributable to Banking Subsidiaries that are Unrestricted Subsidiaries shall not be included in the foregoing determination, only so long as the cumulative amount of Investments made by the Borrower and its Subsidiaries in Banking Subsidiaries does not exceed $20,000,000 in the aggregate.

“Unrestricted Travel Rewards Subsidiary” shall mean the Unrestricted Subsidiary of the Borrower the sole asset of which is a copy (but not the original) of the source code for the loyalty program established and/or to be established by Travel Rewards, Inc., a Delaware corporation.

“U.S.A. Patriot Act” shall mean the U.S.A. Patriot Act, Title III of Pub.L. 107-56 (signed into law October 26, 2001).

“U.S. Dollars” or “$” shall mean lawful money of the United States of America.

“U.S. Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans to the Borrower.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

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“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Year To Date Excess Cash Flow” shall mean, at any time of determination with respect to any Excess Cash Flow Period, the Excess Cash Flow for the period commencing on the end of the immediately preceding Excess Cash Flow Period and ending on, as applicable, the last day of the most recent Excess Cash Flow Interim Period during such Excess Cash Flow Period or the last day of such Excess Cash Flow Period.

SECTION 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or other document or agreement shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Restatement Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.03. Effectuation of Transfers. Each of the representations and warranties of Holdings and the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions and Restatement Transactions (or such portion thereof as shall be consummated as of the date of the applicable representation or warranty), unless the context otherwise requires.

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SECTION 1.04. Currency Translation. For purposes of determining compliance as of any date with Section 6.01, 6.02, 6.03, 6.04, 6.05, 6.06 or 6.07, amounts incurred or outstanding in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the exchange rates in effect on the first Business Day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made, as such exchange rates shall be determined in good faith by the Borrower. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in U.S. Dollars in Section 6.01, 6.02, 6.03, 6.04, 6.05, 6.06 or 6.07 or paragraph (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

SECTION 1.05. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall at all times be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such times.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein:

(a) each Tranche B Lender agrees to make Tranche B Term Loans to the Borrower in U.S. Dollars on the Restatement Effective Date from its U.S. Lending Office in a principal amount equal to 99.0% of its Tranche B Term Loan Commitment (and the remaining 1.0% of each Tranche B Lender’s Tranche B Term Loan Commitment shall be retained by such Tranche B Lender); provided, that for the avoidance of doubt, the principal amount of each Tranche B Term Loan made hereunder shall be an amount equal to 100% of the applicable Tranche B Lender’s Tranche B Term Loan Commitment;

(b) each Revolving Facility Lender agrees from time to time during the Revolving Availability Period to make Revolving Facility Loans in U.S. Dollars to the Borrower from its U.S. Lending Office in an aggregate principal amount that will not result in such Lender’s Revolving Facility Exposure exceeding such Lender’s Revolving Facility Commitment;

(c) each Lender having an Incremental Term Loan Commitment or an Incremental Revolving Facility Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the Borrower and/or Incremental Revolving Facility Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment or Incremental Revolving Facility Commitment, as the case may be; and

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(d) within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans. Amounts repaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class (or, in the case of Swingline Loans, in accordance with their respective Swingline Commitments).

(b) Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Swingline Borrowing shall be an ABR Borrowing. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs or taxes resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that (i) each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided, that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided, that there shall not at any time be more than a total of (i) ten Eurocurrency Borrowings outstanding under each of the Tranche B Term Loans or any Other Term Loans and (ii) ten Eurocurrency Borrowings outstanding under each of the Revolving Facility or any Other Revolving Facility Loans.

(d) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date or the Term Facility Maturity Date, as applicable.

SECTION 2.03. Requests for Borrowings. To request a Revolving Facility Borrowing and/or a Term Borrowing, the Borrower shall notify the Administrative Agent of such request (as provided in Section 9.01) by telephone (a) in the case of a Eurocurrency Borrowing, not later than 12:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Term Loan Borrowing, not later than 12:00 p.m., Local Time, one Business Day before the date of the proposed Borrowing, and (c) in the case of an ABR Revolving Borrowing, not later than 10:00 a.m., Local Time, on the day of the proposed Borrowing; provided, that any such notice of an ABR Revolving Borrowing to finance the

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reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 11:00 a.m., Local Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Class of such Borrowing;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Revolving Facility Borrowing is specified, then the requested Revolving Facility Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans in U.S. Dollars to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the Swingline Exposure exceeding the Swingline Commitment or (ii) the Revolving Facility Exposure exceeding the total Revolving Facility Commitments; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing. Each Swingline Borrowing shall be in an amount that is an integral multiple of $500,000, and not less than $1,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Borrowing, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed by a Swingline Borrowing Request by telecopy), not later than 1:00 p.m., Local Time, on the day of a proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request shall be

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irrevocable and shall specify (i) the requested date (which shall be a Business Day) and (ii) the amount of the requested Swingline Borrowing. The Swingline Lender shall consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan. The Swingline Lender shall make each Swingline Loan to be made by it hereunder in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time, to the account of the Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 p.m., Local Time, in its sole discretion, on any Business Day require the Revolving Facility Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it. Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Revolving Facility Lender, specifying in such notice such Revolving Facility Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such Revolving Facility Lender’s Applicable Percentage of such Swingline Loan or Loans (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan). Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Facility Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided, that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

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SECTION 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.05, from time to time on any Business day during the Revolving Availability Period and prior to the date that is thirty days prior to the Revolving Facility Maturity Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and to honor drawings of Letters of Credit; and (ii) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any issuance of any Letter of Credit, (x) the total Revolving Facility Exposure shall not exceed the total Revolving Facility Commitments, (y) the Revolving Facility Exposure of any Lender shall not exceed such Lender’s respective Revolving Facility Commitment, and (z) the L/C Exposure shall not exceed the aggregate L/C Commitments. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the issuance or amendment of such Letter of Credit so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Restatement Effective Date shall be subject to the terms and conditions hereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit (collectively, the “Issuer Documents”), the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable Issuing Bank and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the applicable Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the stated amount thereof; (C) the expiry date thereof (and any “evergreen” renewals, if any, including the terms thereof); (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as such Issuing Bank may require.

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Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Issuing Bank or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the applicable Issuing Bank has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 4.01 shall not then be satisfied, then, subject to the terms and conditions hereof, such applicable Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the applicable Issuing Bank under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the applicable Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the applicable Issuing Bank by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of ABR Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 4.01 (other than the delivery of a Borrowing Request). Any notice given by the applicable Issuing Bank or the Administrative Agent pursuant to this Section 2.05(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

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(ii) Each Lender shall upon any notice pursuant to Section 2.05(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Bank at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), each Lender that so makes funds available shall be deemed to have made an ABR Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Issuing Bank.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of ABR Loans because the conditions set forth in Section 4.01 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate specified in Section 2.13. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.05.

(iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.05(c) to reimburse applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable Issuing Bank.

(v) Each Lender’s obligation to make Loans or L/C Advances to reimburse the applicable Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable Issuing Bank, the Borrower or any other person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.01 (other than delivery by the Borrower of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), then, without limiting the other provisions of this Agreement, the applicable Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately

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available to the applicable Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the applicable Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the applicable Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the applicable Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.05(c), if the Administrative Agent receives for the account of the applicable Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of any Issuing Bank pursuant to Section 2.05(c)(i) is required to be returned under any of the circumstances described in Section 9.07 (including pursuant to any settlement entered into by the applicable Issuing Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of the applicable Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Banks for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Bank or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

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(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable Issuing Bank under such Letter of Credit to any person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f) Role of the Issuing Banks. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the person executing or delivering any such document. Neither any Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither any Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.05(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against

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an Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, any Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.

(h) Certain Conditions. No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable Issuing Bank from issuing the Letter of Credit, or any Law applicable to the applicable Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the applicable Issuing Bank shall prohibit, or request that the applicable Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the applicable Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the applicable Issuing Bank is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon the applicable Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Restatement Effective Date and which the applicable Issuing Bank in good faith deems material to it;

(ii) the issuance of the Letter of Credit would violate one or more policies of the applicable Issuing Bank applicable to letters of credit generally;

(iii) the Letter of Credit is to be denominated in a currency other than Dollars; or

(iv) any Lender is at that time a Defaulting Lender, unless the applicable Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the applicable Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.23(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit obligations as to which the applicable Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

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(i) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Facility Maturity Date; provided, that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the applicable date referred to in clause (a) of this Section 2.05).

(j) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(k) Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate up to four Lenders (in addition to Bank of America), each of which agrees (in its sole discretion) to act in such capacity and each of which is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(l) Issuing Bank Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each month, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding month, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written (or, with respect to any Issuing Bank, if the Administrative Agent so agrees with respect to such Issuing Bank, telephonic) confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any L/C Disbursement in respect of any Letter of Credit issued, the date of such L/C

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Disbursement and the amount of such L/C Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such L/C Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided, that L/C Advances made to finance a L/C Borrowing pursuant to Section 2.05(b)(ii) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date and at the time required by Section 2.06(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower each severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods

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therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans resulting from an election made with respect to any such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (as provided in Section 9.01) by telephone, in the case of an election that would result in a Borrowing, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any other provision of this Section, the Borrower shall not be permitted to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing not available under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting outstanding credit extension is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with

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respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Facility Commitments shall terminate on the Revolving Facility Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments; provided, that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, if less, the remaining amount of the Revolving Facility Commitments) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the total Revolving Facility Exposure would exceed the total Revolving Facility Commitments; provided further that, the Borrower may terminate the unused Revolving Facility Commitments of any Defaulting Lender at any time, or from time to time, in any amounts and without a pro rata reduction of the Revolving Facility Commitments of the other Lenders.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that a notice of termination of the Revolving Facility Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class pursuant to this Section 2.08 shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan of such Lender to the Borrower on the Revolving Facility Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender to the Borrower as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan to the Borrower on the Revolving Facility Maturity Date.

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(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence, currencies and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Repayment of Term Loans and Revolving Facility Loans.

(a) (i) Subject to the other paragraphs of this Section, the Borrower shall repay Tranche B Term Loans prior to 2:00 p.m., Local Time, on each date set forth below in the aggregate principal amount set forth for such Borrowings opposite such date (each such date being referred to as a “Term Loan Installment Date”):

Date	Tranche B Term Loans to Be Repaid
June 30, 2010	$2,187,500
September 30, 2010	$2,187,500
December 31, 2010	$2,187,500
March 31, 2011	$2,187,500
June 30, 2011	$2,187,500
September 30, 2011	$2,187,500
December 31, 2011	$2,187,500
March 31, 2012	$2,187,500
June 30, 2012	$2,187,500
September 30, 2012	$2,187,500

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December 31, 2012	$2,187,500
March 31, 2013	$2,187,500
June 30, 2013	$2,187,500
September 30, 2013	$2,187,500
December 31, 2013	$2,187,500
March 31, 2014	$2,187,500
June 30, 2014	$2,187,500
September 30, 2014	$2,187,500
December 31, 2014	$2,187,500
March 31, 2015	$2,187,500
June 30, 2015	$2,187,500
September 30, 2015	$2,187,500
December 31, 2015	$2,187,500
March 31, 2016	$2,187,500
June 30, 2016	$2,187,500
September 30, 2016	$2,187,500
Term Facility Maturity Date	$818,125,000

To the extent not previously paid, outstanding Term Loans shall be due and payable on the Term Facility Maturity Date. If any payment under this clause (i) shall be due on a day that is not a Business Day, the date for payment shall be the next preceding Business Day.

(ii) In the event that any Incremental Term Loans are made on an Increased Amount Date, the Borrower shall repay such Incremental Term Loans on the dates and in the amounts set forth in the Incremental Assumption Agreement.

(b) To the extent not previously paid, outstanding Revolving Facility Loans shall be due and payable on the Revolving Facility Maturity Date; provided, that any Other Revolving Facility Loans shall be due and payable as set forth in the relevant Incremental Assumption Agreement.

(c) Subject to Section 2.23, prepayment of the Loans from:

(i) all Net Proceeds pursuant to Section 2.11(b) and Excess Cash Flow pursuant to Section 2.11(a)(ii) and Section 2.11(c) to be applied to prepay Term Loans of any Class shall be applied (A) to reduce in order of maturity the next twelve unpaid quarterly scheduled amortization payments under paragraph (a) above in respect of the Term Loans of such Class, and (B) thereafter, to reduce on a pro rata basis (based on the amount of such amortization payments) the remaining scheduled amortization payments in respect of the Term Loans of such Class; and

(ii) any optional prepayments of the Term Loans pursuant to Section 2.11(a)(i) shall be applied to the remaining installments thereof as directed by the Borrower.

(d) Prior to any repayment of any Loan or Loans hereunder, the Borrower

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shall select the Borrowing or Borrowings constituting such Loan or Loans to be repaid or reduced and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection (i) in the case of an ABR Borrowing, not later than 12:00 p.m., Local Time, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing, not later than 12:00 p.m., Local Time, three Business Days before the scheduled date of such repayment or reduction. Subject to Section 2.23, any mandatory prepayment of Term Loans shall be applied so that the aggregate amount of such prepayment is allocated among the Tranche B Term Loans and Other Term Loans of each Class, if any, pro rata based on the aggregate principal amount of outstanding Loans of each such Class. In the case of prepayments under Section 2.11(a)(i), the Borrower may in its sole discretion select the Borrowing or Borrowings to be prepaid. Except as otherwise provided in Section 2.11(e), each repayment of a Borrowing within any Class shall be applied ratably to the Loans in such Class included in the repaid Borrowing. Notwithstanding anything to the contrary in the immediately preceding sentence, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 12:00 p.m., Local Time, on the scheduled date of such repayment. Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid. Notwithstanding anything herein to the contrary (but in any event subject to Section 2.16), the Borrower may rescind any notice of prepayment pursuant to Section 2.11(a)(i), if such prepayment would have resulted from a refinancing or repayment of the facilities under this Agreement (whether through the incurrence of other Indebtedness, issuance of Equity Interests or otherwise), which refinancing or repayment shall not be consummated or shall otherwise be delayed, or condition such prepayment pursuant to Section 2.11(a)(i) on the consummation of such refinancing or repayment.

(e) Notwithstanding anything to the contrary, each prepayment of Term Loans pursuant to Section 2.11(a) made on or before the date that is one year after the Restatement Effective Date in connection with any Repricing Transaction shall be accompanied by a prepayment premium equal to 1.00% of the aggregate principal amount of each such prepayment.

SECTION 2.11. Prepayment of Loans.

(a) The Borrower shall have the right, in its sole discretion (i) at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.16), except as provided in Section 2.10(e), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(d), and (ii) during any fiscal year, not later than 45 days after the end of any Excess Cash Flow Interim Period, to prepay the Term Loans in whole or in part in accordance with
Sections 2.10(c) and (d), without premium or penalty (but subject to Section 2.16), in an amount equal to (the “Excess Cash Flow Early Prepayment”) the amount by which (A) the Required Percentage of Year to Date Excess Cash Flow as of the last of day of such Excess Cash Flow Interim Period exceeds (B) the sum of the aggregate principal amount of (1) voluntary prepayments of Term Loans previously made pursuant to this Section 2.11(a) (including Excess Cash Flow Early Prepayments for a prior Excess Cash Flow Interim Period in such fiscal year), and (2) permanent voluntary reductions of Revolving Facility Commitments pursuant to Section 2.08(b) to the

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extent that an equal amount of Revolving Facility Loans was simultaneously repaid pursuant to Section 2.11(a), in each case, during such fiscal year; provided, that (x) if the amount in clause (B) exceeds the amount in clause (A), the amount of Term Loans to be prepaid in connection with such Excess Cash Flow Prepayment shall be zero, (y) not later than the date on which the Borrower is required to deliver financial statements with respect to the end of each Excess Cash Flow Interim Period under Section 5.04(b), the Borrower will deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower setting forth the calculation thereof in reasonable detail, and (z) no more than two Excess Cash Flow Early Prepayments may be made in respect of any fiscal year.

(b) All Net Proceeds shall be applied promptly after receipt thereof to prepay Term Loans in accordance with paragraphs (c) and (d) of Section 2.10; provided, that no prepayments of the Term Loans shall be required hereunder from Net Proceeds pursuant to clause (b) of the definition thereof if, on the date of receipt thereof, and after giving effect to the repayment, redemption, incurrence, issuance or sale of any Indebtedness in connection with any transaction giving rise to such Net Proceeds on a Pro Forma Basis, the Senior Secured Leverage Ratio, calculated as of the last day of the fiscal quarter most recently ended and Reported, shall be less than or equal to 2.00 to 1.00.

(c) Not later than 90 days after the end of each Excess Cash Flow Period (or such later date, if any, on which the Borrower is permitted to deliver annual audited statements under Section 5.04(a), commencing with the Excess Cash Flow Period beginning on January 1, 2011), the Borrower shall calculate Excess Cash Flow for such Excess Cash Flow Period and an amount equal to the amount by which (A) the Required Percentage of such Excess Cash Flow exceeds (B) the sum of (1) the aggregate principal amount of voluntary prepayments of Term Loans pursuant to Section 2.11(a)(i), (2) permanent voluntary reductions of Revolving Facility Commitments pursuant to Section 2.08(b) to the extent that an equal amount of Revolving Facility Loans was simultaneously repaid pursuant to Section 2.11(a), and (3) the aggregate principal amount of Excess Cash Flow Early Prepayments pursuant to
Section 2.11(a)(ii), in each case, during such Excess Cash Flow Period, shall be applied to prepay Term Loans in accordance with paragraphs (c) and (d) of Section 2.10; provided, that if the amount in clause (B) exceeds the amount in clause (A), no such prepayment of Term Loans shall be required. Not later than the date on which the Borrower is required to deliver financial statements with respect to the end of each Excess Cash Flow Period under Section 5.04(a), the Borrower will deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower setting forth the amount, if any, of Excess Cash Flow for such fiscal year, the amount of any required prepayment and the calculation thereof in reasonable detail; provided, that no prepayments of the Term Loans shall be required hereunder from Excess Cash Flow and no such certificate need to be delivered if the Senior Secured Leverage Ratio on the last day of the Borrower’s then most recently completed and Reported Excess Cashflow Period was less than or equal to 1.75 to 1.00 unless any Excess Cash Flow Early Prepayments were made during such Excess Cash Flow Period.

(d) In the event and on such occasion that the total Revolving Facility Exposure exceeds the total Revolving Facility Commitments, the Borrower shall prepay Revolving Facility Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit Cash Collateral in an account with the Collateral Agent pursuant to Section 2.22) in an aggregate amount equal to such excess.

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(e) Notwithstanding anything to the contrary contained in this Section 2.11 or any other provision of this Agreement, the Borrower may prepay any Class or Classes of outstanding Term Loans at a discount to par pursuant to one or more auctions (each, an “Auction”) on the following basis (any such prepayment, an “Auction Prepayment”):

(i) All Term Lenders (other than Defaulting Lenders) of the applicable Class or Classes shall be permitted (but not required) to participate in each Auction. Any such Lender who elects to participate in an Auction may choose to offer all or part of such Lender’s Term Loans of the applicable Class for prepayment.

(ii) Each Auction Prepayment shall be subject to the conditions that (A) the Administrative Agent shall have received a certificate to the effect that (I) immediately prior to and after giving effect to the Auction Prepayment, no Default shall have occurred and be continuing, (II) as of the date of the Auction Notice (as defined in Exhibit G), the Borrower is not in possession of any material non-public information with respect to Holdings or any of its Subsidiaries that either (x) has not been disclosed to the Lenders (other than Lenders that do not wish to receive material non-public information with respect to Holdings or any of its Subsidiaries) prior to such date or (y) if not disclosed to the Lenders, could reasonably be expected to have a material effect upon, or otherwise be material to, (1) a Lender’s decision to participate in any Auction or (2) the market price of the Term Loans subject to such Auction, and (III) each of the conditions to such Auction Prepayment has been satisfied, (B) immediately prior to and after giving effect to the Auction Prepayment, the sum of the unused Revolving Facility Commitments plus Unrestricted Cash and cash equivalents held by Loan Parties shall not be less than $50,000,000, (C) each offer of prepayment made pursuant to this Section 2.11(e) must be in an amount not less than $1,000,000, (D) no Auction Prepayment shall be made from the proceeds of any Revolving Facility Loan or Swingline Loan, and (E) any Auction Prepayment shall be offered to all Lenders with Term Loans on a pro rata basis.

(iii) All Term Loans prepaid by the Borrower pursuant to this Section 2.11(e) shall be accompanied by all accrued interest on the par principal amount so prepaid to, but not including, the date of the Auction Prepayment. Auction Prepayments shall not be subject to Section 2.16. The par principal amount of Term Loans prepaid pursuant to this Section 2.11(e) shall be applied pro rata to reduce the remaining scheduled installments of principal thereof pursuant to Section 2.10(a)(i) or (ii), as applicable.

(iv) Each Auction shall comply with the Auction Procedures and any such other procedures established by the Administrative Agent in its reasonable discretion and agreed to by the Borrower.

(v) This Section 2.11(e) shall neither (A) require the Borrower to undertake any Auction nor (B) limit or restrict the Borrower from making voluntary prepayments of Term Loans in accordance with Section 2.11(a).

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SECTION 2.12. Fees.

(a) The Borrower agrees to pay to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, three Business Days after the last day of March, June, September and December in each year, and three Business Days after the date on which the Revolving Facility Commitments of all the Revolving Facility Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Revolving Facility Lender during the preceding quarter (or shorter period commencing with the Restatement Effective Date or ending with the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated), which shall accrue at a rate equal to the Applicable Margin. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Revolving Facility Lender shall commence to accrue on the Restatement Effective Date and shall cease to accrue on the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated as provided herein.

(b) The Borrower from time to time agrees to pay (i) to each Revolving Facility Lender, through the Administrative Agent, three Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Applicable Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding quarter (or shorter period commencing with the Restatement Effective Date or ending with the Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Borrowings effective for each day in such period; provided, however, that any L/C Participation Fee otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Bank pursuant to Section 2.22 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.23(a)(iv), with the balance of such fee, if any, payable to the Issuing Bank for its own account, and (ii) to each Issuing Bank, for its own account, (x) three Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 1/4 of 1% per annum of the daily average stated amount of such Letter of Credit (or as otherwise agreed with such Issuing Bank), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the fees set forth in the Fee Letter (the “Administrative Agent Fees”).

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(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the ABR plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, then (i) such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (A) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (B) in the case of any other amount, 2.00% plus the interest rate that would have applied had such amount, during the period of non-payment, constituted an ABR Loan, and (ii) all other principal of any Loan then outstanding hereunder shall bear interest at a rate of 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13; provided, that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.09.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the Revolving Facility Commitments, and (iii) in the case of the Term Loans, on the Term Facility Maturity Date; provided, that (A) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (C) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All computations of interest for ABR Loans when the ABR is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.18(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

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SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency, on any day:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining any applicable Adjusted Eurocurrency Rate for such currency for such Interest Period for such day; or

(b) the Administrative Agent is advised by the Required Lenders that any applicable Adjusted Eurocurrency Rate for such currency for such Interest Period for such day will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing, for such Interest Period or such day;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto, an ABR Borrowing and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in such currency, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate) or Issuing Bank; or

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such

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Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the

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interest rate that such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Documents shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or any Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder or under any other Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax or backup withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by such Borrower to permit such payments to be made without such

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withholding tax or at a reduced rate; provided, that no Lender shall have any obligation under this paragraph (e) with respect to any withholding Tax imposed by any jurisdiction other than the United States if in the reasonable judgment of such Lender such compliance would subject such Lender to any material unreimbursed cost or expense or would otherwise be disadvantageous to such Lender in any material respect.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other person.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Unless otherwise specified, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan; all other payments hereunder and under each other Loan Document shall be made in U.S. Dollars, except as otherwise expressly provided herein. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

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(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of principal of Swingline Loans and unreimbursed L/C Disbursements then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, and unreimbursed L/C Disbursements then due to such parties, and (iii) third, towards payment of principal then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon under any Tranche than the proportion received by any other Lender under such Tranche, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of other Lenders under such Tranche to the extent necessary so that the benefit of all such payments shall be shared by the Lenders under such Tranche ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans under such Tranche; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to (x) any payment made pursuant to and in accordance with the express terms of this Agreement (including, without limitation, Section 2.11(e) or the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.22, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Disbursements or Swingline Loans to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the

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Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (A) (1) in the case of Loans, the Federal Funds Effective Rate, (2) in the case of any other amounts denominated in U.S. Dollars, the Federal Funds Effective Rate, and (3) in the case of any other amount denominated in a currency other than U.S. Dollars, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the applicable conditions set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.05(d) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.05(d) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.05(d).

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received

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the prior written consent of the Administrative Agent (and, if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (iv) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.04, and (v) such assignment does not conflict with any applicable Laws. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(c) If any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 9.09 requires the consent of all the Lenders affected and with respect to which the Required Lenders shall have granted their consent (any such Lender referred to above, a “Non-Consenting Lender”), then so long as no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to (i) replace any such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (and, if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the Issuing Bank) or (ii) require such Non-Consenting Lender to assign all of its Term Loans hereunder or all of its Revolving Facility Commitments or Revolving Facility Loans hereunder to one or more assignees reasonably acceptable to the Administrative Agent (and, if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the Issuing Bank); provided, that (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced, including obligations arising under Section 2.16 as a result of such replacement, and/or all Obligations of the Borrower owing to such Non-Consenting Lender in respect of any Loans required to be assigned shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.

SECTION 2.20. Incremental Commitments.

(a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments, as applicable, in an amount not to exceed the Incremental Amount from one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans and/or Incremental Revolving Facility Loans, as the case may be, in their own discretion; provided, that

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each Incremental Term Lender and/or Incremental Revolving Facility Lender shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld). Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $25,000,000 or equal to the remaining Incremental Amount), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments are requested to become effective (the “Increased Amount Date”) and (iii) (a) whether such Incremental Term Loan Commitments are to be Tranche B Term Loan Commitments or commitments to make term loans with pricing and/or amortization terms different from the Tranche B Term Loans (“Other Term Loans”) and/or (b) whether such Incremental Revolving Facility Commitments are to be Revolving Facility Commitments or commitments to make revolving loans with pricing and/or amortization terms different from the Revolving Facility Loans (“Other Revolving Facility Loans”).

(b) The Borrower and each Incremental Term Lender and/or Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the Incremental Term Loans and/or Incremental Revolving Facility Loans to be made thereunder; provided, that (i) the Other Term Loans and Other Revolving Facility Loans shall rank pari passu or junior in right of payment and of security with the Tranche B Term Loans and Revolving Facility Loans and (except as to pricing and amortization) shall have the same terms as the Tranche B Term Loans, as applicable, (ii) the final maturity date of (A) any Other Term Loans shall be no earlier than the Term Loan Maturity Date and/or (BS) any Other Revolving Facility Loans shall be no earlier than the Revolving Facility Maturity Date, (iii) the weighted average life to maturity of any Other Term Loans shall be no shorter than the weighted average life to maturity of the Term Loans, (iv) the Other Revolving Facility Loans shall require no scheduled amortization or mandatory commitment reductions prior to the Revolving Facility Maturity Date, (v) only Incremental Term Loans may be incurred with respect to the Incremental Refinancing Amount, and such Incremental Term Loans incurred with respect to the Incremental Refinancing Amount shall only be used to purchase, prepay, repay, redeem, retire, acquire, cancel or terminate Senior Notes or any Permitted Refinancing Indebtedness in respect thereof, and (vi) in the event that the Applicable Margin for any Other Term Loans or Other Revolving Facility Loans is more than 50 basis points greater than the Applicable Margin for the Term Loans or Revolving Facility Loans, as applicable, then the Applicable Margin for the Term Loans or Revolving Facility Loans, as applicable, shall be increased to the extent necessary so that the Applicable Margin for the Other Term Loans or Other Revolving Facility Loans is no more than 50 basis points greater than the Applicable Margin for the Term Loans or Revolving Facility Loans, as applicable; provided further, that in determining the Applicable Margin applicable to the Term Loans, Revolving Facility Loans, Other Term Loans and Other Revolving Facility Loans, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (y) customary arrangement or commitment fees payable to the arrangers (or their affiliates) of such loans shall be excluded and (z) if the Adjusted Eurocurrency

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Rate “floor” applicable to the Other Term Loans or Other Revolving Facility Loans is higher than the Adjusted Eurocurrency Rate “floor” applicable to the Term Loans or Revolving Facility Loans, as applicable, the amount of such difference shall be deemed to be an increase to the Applicable Margin for the Other Term Loans or Other Revolving Facility Loans for purposes of determining compliance with this clause (vi). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Loan Commitments evidenced thereby as provided for in Section 9.09(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Facility Commitment shall become effective under this Section 2.20 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower, (ii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation as required by the relevant Incremental Assumption Agreement and consistent with those delivered on the Restatement Effective Date under Section 4.02 and such additional documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bringdowns) as the Administrative Agent may reasonably require to assure that the Incremental Term Loans and/or Incremental Revolving Facility Loans are secured by the Collateral ratably with (or, to the extent agreed by the applicable Incremental Term Lenders or Incremental Revolving Facility Lenders in the applicable Incremental Assumption Agreement, junior to) the existing Term Loans and Revolving Facility Loans, (iii) the Borrower would be in Pro Forma Compliance, calculated as of the last day of the most recently ended and Reported fiscal quarter, after giving effect to such Incremental Term Loan Commitment and/or Incremental Revolving Facility Commitments and the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date, (iv) in the case of any Incremental Term Loans incurred with respect to the Incremental Refinancing Amount (to purchase, repay, prepay, redeem, retire, acquire, cancel or terminate any Senior Notes or any Permitted Refinancing Indebtedness in respect thereof), the Senior Secured Leverage Ratio, after giving effect to such Incremental Term Loan Commitment and the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date shall not be greater than 3.50:1.00, and (v) in the case of any Incremental Term Loans or Incremental Revolving Facility Commitments incurred with respect to the Incremental General Amount, the Senior Secured Leverage Ratio, after giving effect to such Incremental Term Loans or Incremental Revolving Facility Commitment and the application of the proceeds therefrom on such date (and assuming that the entire amount of any Incremental Revolving Facility Commitments has been borrowed), shall not be greater than 3.50:1:00.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans and/or Incremental Revolving Facility Loans (other than Other Term Loans or Other

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Revolving Facility Loans), when originally made, are included in each Borrowing of outstanding Term Loans or Revolving Facility Loans under the same Tranche on a pro rata basis, and the Borrower agrees that Section 2.16 shall apply to any conversion of Eurocurrency Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.

SECTION 2.21. Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Restatement Effective Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.22. Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or any Issuing Bank if, as of the expiration date for all Letters of Credit set forth in Section 2.05(c), any L/C Exposure for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all L/C Exposure.

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Collateral Agent, for the benefit of the Administrative Agent, the applicable Issuing Bank and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.22(c). If at any time the Administrative Agent or the Collateral Agent determines that Cash Collateral is subject to any right or claim of any person other than the Collateral Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, then (i) the Borrower (solely to the extent that the applicable Cash Collateral was provided by the Borrower), or (ii) the relevant Defaulting Lender (solely to the extent that the applicable Cash Collateral was provided by such Defaulting Lender) will, promptly upon demand by the Administrative Agent, pay or provide to the Collateral Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.22 or Sections 2.04, 2.05, 2.11,

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2.23 or 7.01 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific Letter of Credit obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 9.04(b)(ii))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.22 may be otherwise applied in accordance with Section 7.01), and (y) the person providing Cash Collateral and the Issuing Bank or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

SECTION 2.23. Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.09.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.06), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Bank or Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent

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jurisdiction obtained by any Lender, Issuing Bank or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. The Defaulting Lender (x) shall not be entitled to receive any Commitment Fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender), and (y) shall be limited in its right to receive L/C Participation Fees as provided in Section 2.12(b).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.04 and 2.05, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Loans of that Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and

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Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.23(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants that:

SECTION 3.01. Organization; Powers. Except as set forth on Schedule 3.01, each of Holdings, the Borrower and each of the Subsidiaries (a) is a limited liability company, unlimited liability company, corporation or partnership duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by Holdings, the Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Restatement Transactions (a) have been duly authorized by all corporate, stockholder or limited liability company or partnership action required to be obtained by Holdings, the Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any limited liability company or operating agreements) or by-laws of Holdings, the Borrower or any such Subsidiary Loan Parties, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the Borrower or any such Subsidiary Loan Parties is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon

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or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any such Subsidiary Loan Parties, other than the Liens created by the Loan Documents and Liens permitted by Section 6.02.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing and (iv) except to the extent set forth in the applicable Foreign Pledge Agreements, any foreign laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries that are not Loan Parties.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Restatement Transactions, except for (a) the filing of Uniform Commercial Code financing statements and equivalent filings in foreign jurisdictions, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such other actions, consents, approvals, registrations or filings with respect to which the failure to be obtained or made could not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04.

SECTION 3.05. Financial Statements. (a) The Borrower has heretofore furnished to the Lenders:

(i) The unaudited pro forma condensed combined balance sheet as of December 31, 2009 (the “Pro Forma Closing Balance Sheet”) of the Borrower, together with its combined subsidiaries (in each case including the notes thereto), copies of which have heretofore been furnished to each Lender, which have been prepared giving effect to the Restatement Transactions (as if such events had occurred on such date). The Pro Forma Closing Balance Sheet has been prepared in good faith based on assumptions believed by Holdings and the Borrower to have been reasonable as of the date of delivery thereof (it being understood that such assumptions are based on good faith estimates of certain items and that the actual amount of such items is subject to change). The Pro Forma Closing Balance Sheet presents fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its consolidated subsidiaries as at December 31, 2009, assuming that the events specified in the second preceding sentence had actually occurred at such date.

(ii) The audited combined balance sheets of the Borrower and its combined Subsidiaries as at December 31, 2008 and December 31, 2009 and the related combined statements of operations, changes in combined equity and cash flows of the Borrower and

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its combined Subsidiaries for the fiscal years ended December 31, 2008 and December 31, 2009, in each such case, copies of which have heretofore been furnished to each Lender, which have been prepared in accordance with GAAP applied consistently throughout the periods involved and Regulation S-X under the Securities Act of 1933, as amended, and present fairly the financial condition and results of operations of the Borrower and its combined Subsidiaries, as of and on such dates set forth on such financial statements.

(b) Except as set forth in Schedule 3.05(b), none of the Borrower or the Subsidiaries has any material Guarantees, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the financial statements referred to in the preceding clauses (a)(i) and (ii). During the period from December 31, 2009, to and including the Restatement Effective Date there has been no disposition by Holdings, the Borrower or any of its subsidiaries of any material part of its business or property that has not been disclosed to the Administrative Agent.

SECTION 3.06. No Material Adverse Change or Material Adverse Effect. Since December 31, 2009, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each of the Borrower and the Subsidiaries has good and valid record fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its properties and assets (including all Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title, interests or easements could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets held in fee simple are free and clear of Liens, other than Liens expressly permitted by Section 6.02 or arising by operation of law.

(b) Each of the Borrower and the Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be considered to have Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.07(b), the Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each of the Borrower and the Subsidiaries owns or possesses, or could obtain ownership or possession of or rights under, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any conflict (of which the Borrower has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of the their businesses, except where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(d) As of the Restatement Effective Date, none of the Borrower or the Subsidiaries has received any notice of any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Restatement Effective Date.

(e) None of the Borrower or the Subsidiaries is obligated on the Restatement Effective Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05.

SECTION 3.08. Subsidiaries. (a) Schedule 3.08(a) sets forth as of the Restatement Effective Date the name and jurisdiction of incorporation, formation or organization of each direct and indirect subsidiary of Holdings. Except as set forth on Schedule 3.08(a), as of the Restatement Effective Date, all of the issued and outstanding Equity Interests of each subsidiary of Holdings is owned directly by Holdings or by another subsidiary.

(b) As of the Restatement Effective Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of Holdings, the Borrower or any of the Subsidiaries, except rights of employees to purchase Equity Interests of Holdings or as set forth on Schedule 3.08(b).

SECTION 3.09. Litigation; Compliance with Laws. (a) As of the Restatement Effective Date, there are no actions, suits or proceedings at law or in equity or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting Holdings or the Borrower or any of its subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document or the Restatement Transactions or (ii) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the Restatement Transactions. As of the date of any Borrowing after the Restatement Effective Date, there are no actions, suits or proceedings at law or in equity or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting Holdings or the Borrower or any of its subsidiaries or any business, property or rights of any such person which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of Holdings, the Borrower, the Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permit) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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SECTION 3.10. Federal Reserve Regulations. (a) None of Holdings, the Borrower or the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.11. Investment Company Act; Public Utility Holding Company Act. None of Holdings, the Borrower or the Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

SECTION 3.12. Use of Proceeds. The Borrower will use the proceeds of the Term Loans borrowed on the Restatement Effective Date, to refinance Indebtedness under the Existing Credit Agreement, for the payment of fees and expenses payable in connection with the Restatement Transactions and for working capital needs and other general corporate purposes (including, without limitation, for Permitted Business Acquisitions and to make Permitted Investments). The Borrower will use the proceeds of the Revolving Facility Loans and the Swingline Loans for working capital needs and other general corporate purposes (including, without limitation, for Permitted Acquisitions and to make Permitted Investments). The Borrower will use the proceeds of the Letters of Credit solely to support payment obligations incurred by the Borrower and its Subsidiaries.

SECTION 3.13. Tax Returns. Except as set forth on Schedule 3.13:

(a) Each of Holdings, the Borrower and the Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return is true and correct in all material respects, including, without limitation, relating to all periods or portions thereof ending on or prior to the Restatement Effective Date and (ii) has timely paid or caused to be timely paid all Taxes shown thereon to be due and payable by it and all other material Taxes or assessments, except Taxes or assessments, including, without limitation, relating to all periods or portions thereof ending on or prior to the Restatement Effective Date that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP; and

(b) Other than as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Restatement Effective Date, with

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respect to each of Holdings, the Borrower and the Subsidiaries, (i) there are no claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other Taxing authority.

SECTION 3.14. No Material Misstatements. (a) All written information (other than the Projections, estimates and information of a general economic nature) (the “Information”) concerning Holdings, the Borrower, the Subsidiaries, the Restatement Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Restatement Transactions or the other transactions contemplated hereby, when taken as a whole, were true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Restatement Effective Date and did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b) Any Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Restatement Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof, as of the date such Projections and estimates were furnished to the Lenders and as of the Restatement Effective Date, and (ii) as of the Restatement Effective Date, have not been modified in any material respect by the Borrower.

SECTION 3.15. Employee Benefit Plans. (a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as set forth on Schedule 3.15: (i) each of Holdings, the Borrower, the Subsidiaries and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder and any similar applicable law; no Reportable Event has occurred during the past five years as to which Holdings, the Borrower, a Subsidiary or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (ii) no Reportable Event has occurred during the past five years as to which Holdings, the Borrower, a Subsidiary or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) the present value of all benefit liabilities under each Plan of Holdings, the Borrower, the Subsidiaries and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, does not exceed the value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan), as of the last annual valuation dates applicable thereto for which valuations are available, does not exceed the value of the assets of all such underfunded Plans; (iv) no ERISA Event has occurred or is reasonably expected to occur; and (v) none of Holdings, the Borrower, the Subsidiaries or the ERISA Affiliates has received any

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written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated.

(b) Each of Holdings, the Borrower and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

(c) None of Holdings, the Borrower or any of the Subsidiaries is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme that is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993), and none of Holdings, the Borrower or any of the Subsidiaries is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 39 and 43 of the Pensions Act 2004) such an employer, other than any such scheme, connection or association that could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.16. Environmental Matters. Except as disclosed on Schedule 3.16 and except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no written notice, request for information, order, complaint or penalty has been received by the Borrower or any of the Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or threatened, that allege a violation of or liability under any applicable Environmental Laws, in each case relating to the Borrower or any of the Subsidiaries, (ii) each of the Borrower and the Subsidiaries has obtained and maintained all permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (iii) there has been no material written environmental assessment or audit conducted since January 1, 2005, by the Borrower or any of the Subsidiaries of any property currently owned or leased by the Borrower or any of the Subsidiaries that has not been made available to the Administrative Agent prior to the date hereof, (iv) no Hazardous Material is located at, on or under any property currently or, to the knowledge of the Borrower, formerly owned, operated or leased by the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of the Subsidiaries under any applicable Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Borrower or any of its Subsidiaries and transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of the Subsidiaries under any Environmental Laws, and (v) there are no written agreements in which the Borrower or any of the Subsidiaries has expressly assumed or undertaken responsibility, and such assumption or undertaking of responsibility has not expired or otherwise terminated, for any liability or obligation of any other person arising under or relating to applicable Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof.

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SECTION 3.17. Security Documents. (a) Each of the Guarantee and Collateral Agreement and the Holdings Guarantee and Pledge Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the extent intended to be created thereby. In the case of the Pledged Collateral described in the Guarantee and Collateral Agreement and the Holdings Guarantee and Pledge Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement (other than the Intellectual Property (as defined in the Guarantee and Collateral Agreement)), when financing statements and other filings specified on Schedule 6 of the Perfection Certificate in appropriate form are filed in the offices specified on Schedule 6 of the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in (to the extent required thereby), all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other person (except, in the case of Collateral other than Pledged Collateral, Liens expressly permitted by Section 6.02 and Liens having priority by operation of law).

(b) When the Intellectual Property Security Agreement is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the domestic Intellectual Property (to the extent intended to be created thereby), in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors thereunder after the Closing Date) except Liens permitted by Section 6.02 and Liens having priority by operation of Law.

(c) Each Foreign Pledge Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof to the fullest extent permissible under applicable law. In the case of the Pledged Collateral described in a Foreign Pledge Agreement, when certificates representing such Pledged Collateral (if any) are delivered to the Collateral Agent, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, (subject to Section 6.02) prior and superior in right to any other person except Liens having priority by operation of the law governing such Foreign Pledge Agreement.

(d) The Mortgages executed and delivered after the Closing Date pursuant to Section 5.11 shall be, effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and

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interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of a person pursuant to Liens expressly permitted by Section 6.02 and Liens having priority by operation of law.

(e) After taking the actions specified for perfection therein, each Security Document (excluding the Foreign Pledge Agreements, the Guarantee and Collateral Agreement, the Holdings Guarantee and Pledge Agreement and the Mortgages, each of which is covered by another paragraph of this Section 3.17), when executed and delivered, will be effective under applicable law to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral subject thereto (to the extent intended to be created thereby), and will constitute a fully perfected Lien on and security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto (to extent required thereby), prior and superior to the rights of any other person, except for rights secured by Liens expressly permitted by Section 6.02 and Liens having priority by operation of law.

(f) Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, other than to the extent set forth in the applicable Foreign Pledge Agreements, none of the Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

SECTION 3.18. Location of Real Property. Schedule 3.18 lists completely and correctly as of the Restatement Effective Date all material real property owned by Holdings, the Borrower and the Subsidiary Loan Parties and the addresses thereof. As of the Restatement Effective Date, Holdings, the Borrower and the Subsidiary Loan Parties own in fee all the real property set forth as being owned by them on such Schedule 3.18.

SECTION 3.19. Solvency. (a) Immediately after giving effect to the Restatement Transactions on the Restatement Effective Date, (i) the sum of the assets of the Borrower (individually) and Holdings, the Borrower and the Subsidiaries on a consolidated basis, both at a fair valuation and at present fair salable value, exceeds the liabilities, including contingent, subordinated, unmatured, unliquidated, and disputed liabilities of the Borrower (individually) and Holdings, the Borrower and the Subsidiaries on a consolidated basis, respectively; (ii) the Borrower (individually) and Holdings, the Borrower and the Subsidiaries on a consolidated basis, respectively, have sufficient capital with which to conduct their business; and (iii) the Borrower (individually) and Holdings, the Borrower and the Subsidiaries on a consolidated basis have not incurred debts beyond their ability to pay such debts as they mature. For purposes of this definition, “debt” means any liability on a claim, and “claim” means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) a right to an equitable remedy for breach of performance to the extent such

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breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

(b) Neither of Holdings or the Borrower intends to, or believes that it or any Subsidiary Loan Party will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary Loan Party and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary Loan Party.

SECTION 3.20. Labor Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against Holdings, the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; (c) all payments due from Holdings, the Borrower or any of the Subsidiaries or for which any claim may be made against Holdings, the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary to the extent required by GAAP; and (d) Holdings, the Borrower and the Subsidiaries are in compliance with all applicable laws, agreements, policies, plans and programs relating to employment and employment practices. Except as set forth on Schedule 3.20, consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is bound.

SECTION 3.21. Insurance. Schedule 3.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, the Borrower or the Subsidiaries as of the Restatement Effective Date. As of such date, such insurance is in full force and effect. Such insurance complies with the requirements of this Agreement and the other Loan Documents and the Borrower believes that the insurance maintained by or on behalf of Holdings, the Borrower and the Subsidiaries is adequate.

SECTION 3.22. Senior Debt. The Obligations constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the Senior Subordinated Notes Indenture and under the documentation governing any Permitted Subordinated Indebtedness, including any Permitted Refinancing Indebtedness in respect of the Senior Subordinated Notes or such Permitted Subordinated Indebtedness.

SECTION 3.23. No Violation. (a) None of Holdings, the Borrower or any Subsidiary is (a) a party to any agreement or instrument, or subject to any corporate restriction, that, individually or in the aggregate, has resulted, or could reasonably be expected to result, in a Material Adverse Effect or (b) is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which any of Holdings, the Borrower or any Subsidiary is a party that, individually or in the aggregate, has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

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SECTION 3.24. Holdings Indebtedness. As of the Restatement Effective Date, and prior to giving effect to the Restatement Transactions, Holdings’ only Indebtedness is the Indebtedness set forth on Schedule 3.24.

ARTICLE IV

Conditions of Lending

The obligations of (a) the Lenders (including the Swingline Lender) to make Loans and (b) any Issuing Bank to issue, amend, extend or renew Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:

SECTION 4.01. All Credit Events. On the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.05(b).

(b) The representations and warranties set forth in the Loan Documents that are qualified by materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case on and as of the date of such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any (i) increase in the stated amount of such Letter of Credit or (ii) extension of the expiration of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified by materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, as of such earlier date).

(c) At the time of and immediately after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any (i) increase in the stated amount of such Letter of Credit or (ii) extension of the expiration of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing or would result therefrom.

Each Borrowing and each issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any

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(i) increase in the stated amount of such Letter of Credit or (ii) extension of the expiration of such Letter of Credit) shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. Restatement Effective Date. On the Restatement Effective Date:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Restatement Effective Date, a favorable written opinion of Akin Gump Strauss Hauer and Feld, LLP, special counsel for Holdings, the Borrower and the other Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, dated the Restatement Effective Date, in form and substance reasonably satisfactory to the Administrative Agent, and addressed to each Issuing Bank on the Restatement Effective Date, the Administrative Agent and the Lenders, covering such other matters relating to the Loan Documents as the Administrative Agent shall reasonably request, and each of Holdings, the Borrower and the other Loan Parties hereby instructs its counsel to deliver such opinions.

(c) All legal matters incident to this Agreement, the borrowings and extensions of credit hereunder and the other Loan Documents shall be reasonably satisfactory to the Administrative Agent, to the Lenders and to each Issuing Bank on the Restatement Effective Date.

(d) The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii), (iii) and (iv) below:

(i) a copy of the certificate or articles of incorporation or formation, limited liability agreement, partnership agreement or other constituent or governing documents, including all amendments thereto, of each Loan Party, (a) if applicable in such jurisdiction, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official), and (b) otherwise, (i) certified by the Secretary or Assistant Secretary of each such Loan Party or other person duly authorized by the constituent documents of such Loan Party or (ii) otherwise in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders;

(ii) a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party or other person duly authorized by the constituent documents of such Loan Party dated the Restatement Effective Date and certifying:

(A) that attached thereto is a true and complete copy of the by-laws (or limited liability company agreement, articles of association, partnership agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Restatement Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below;

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(B) that attached thereto is a true and complete copy of resolutions (or equivalent authorizing actions) duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Restatement Effective Date;

(C) that the certificate or articles of incorporation, by-laws, limited liability company agreement, articles of association, partnership agreement or other equivalent constituent and governing documents of such Loan Party have not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above;

(D) as to the incumbency and specimen signature of each officer or other duly authorized person executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and

(E) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party; and

(iii) a certification of another officer or other duly authorized person as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer or other person duly authorized by such Loan Party executing the certificate pursuant to clause (ii) above.

(e) The elements of the Collateral and Guarantee Requirement required to be satisfied on the Restatement Effective Date shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such

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filings (or similar documents) are permitted by Section 6.02 or have been released; provided that, to the extent that it is not practicable for the requirements of clause (iii) of clause (a) of the definition of “Collateral and Guarantee Requirement” to be satisfied on or prior to the Restatement Effective Date, then such requirements may be satisfied following the Restatement Effective Date in accordance with Section 5.11(h).

(f) On the Closing Date, after giving effect to the Restatement Transactions and the other transactions contemplated hereby, Holdings, the Borrower and the Subsidiaries shall have outstanding no Indebtedness or preferred Equity Interests other than (i) Indebtedness permitted pursuant to Section 6.01, (ii) in the case of Holdings, the Indebtedness under the Holdings Credit Agreement, and Guarantees of Indebtedness under the Loan Documents, and (iii) the Seller Preferred Equity of Holdings.

(g) The Joint Lead Arrangers shall have received a customary certificate in from a Responsible Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, certifying that Holdings and its subsidiaries, on a consolidated basis after giving effect to the Restatement Transactions and the other transactions contemplated hereby, are solvent.

(h) The Agents shall have received all fees payable thereto or to any Lender on or prior to the Restatement Effective Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Restatement Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Shearman & Sterling LLP and U.S. and local and foreign counsel) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(i) The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.02 of this Agreement.

Without limiting the generality of the provisions of the last paragraph of Section 8.03, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.

ARTICLE V

Affirmative Covenants

Each of Holdings (solely with respect to Section 5.01(a) and Section 5.06) and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect (other than in respect of contingent indemnification obligations) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and

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all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each of Holdings (solely with respect to Section 5.01(a) and Section 5.06) and the Borrower will, and will cause each of the Material Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, (i) except as otherwise expressly permitted under Section 6.05, and (ii) except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution; provided, that Subsidiaries that are Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Subsidiary Loan Parties unless such liquidation is otherwise permitted by Section 6.05(b).

(b) Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, unless the failure to do so would not result, in each case, in a Material Adverse Effect, (ii) comply in all material respects with all material applicable laws, rules, regulations (including any zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, and (iii) at all times maintain and preserve all material property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

SECTION 5.02. Insurance.

(a) Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses, taking into account the general degree to which such companies are leveraged, and maintain such other insurance as may be required by law or any other Loan Document.

(b) Cause all such property and property casualty insurance policies to be endorsed or otherwise amended to include appropriate loss payable endorsements, including, with respect to Mortgaged Properties, a “standard” or “New York” lender’s loss payable endorsement, in each case, in form and substance reasonably satisfactory to the Administrative Agent, which endorsement shall provide that, from and after the Restatement Effective Date, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the other Loan Parties under such policies directly to the Administrative

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Agent; cause all such policies to provide that none of the Borrower, the Administrative Agent or any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement,” without any deduction for depreciation, and such other provisions as the Administrative Agent may reasonably (in light of a Default or a material development in respect of the insured property) require from time to time to protect their interests; deliver original or certified copies of all such policies or a certificate of an insurance broker to the Administrative Agent; cause each such policy to provide that it shall not be canceled, lapsed (including for nonrenewal) or terminated upon less than 30 days’ prior written notice (or 10 days’ prior written notice in the case of any failure to pay any premium due thereunder) thereof by the insurer to the Administrative Agent; deliver to the Administrative Agent, prior to the cancellation, lapse (including for nonrenewal) or termination of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

(c) Notify the Administrative Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by Holdings, the Borrower or any of the Subsidiaries; and promptly deliver to the Administrative Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

(d) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Administrative Agent, the Lenders, the Issuing Bank and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings and the Borrower, on behalf of itself and behalf of each of its subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders, any Issuing Bank and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings, the Borrower and the Subsidiaries or the protection of their properties.

SECTION 5.03. Taxes. Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well

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as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, (b) Holdings, the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto, and (c) the failure to make such payment and discharge could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within 90 days (or, if applicable, such shorter period as the SEC shall specify for the filing of Annual Reports on Form 10-K or, if applicable, such longer period permitted under Rule 12b-25 under the Exchange Act) after the end of each fiscal year, (i) a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and, commencing with the fiscal year ending December 31, 2010, setting forth in comparative form the corresponding figures for the prior fiscal year, and (ii) management’s discussion and analysis of significant operational and financial developments during such fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Borrower of Annual Reports on Form 10-K of the Borrower and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such Annual Reports include the information specified herein);

(b) within 45 days (or, if applicable, such shorter period as the SEC shall specify for the filing of Quarterly Reports on Form 10-Q or, if applicable, such longer period permitted under Rule 12b-25 under the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year, commencing with the fiscal quarter ending March 31, 2010 (it being agreed that such deliverables shall be furnished no later than the date such requirements are complied with under the Senior Notes Indenture), (i) a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, and (ii) management’s discussion and analysis of significant operational and financial developments during such quarterly period, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Responsible Officer of the Borrower on behalf of the Borrower as

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fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes (it being understood that the delivery by the Borrower of Quarterly Reports on Form 10-Q of the Borrower and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such Quarterly Reports include the information specified herein);

(c) (i) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Responsible Officer of the Borrower (A) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) setting forth computations in reasonable detail demonstrating compliance with the covenants contained in Sections 6.10 and 6.11, and (C) setting forth the calculation and uses of Available Free Cash Flow Amount for the fiscal period then ended if the Borrower shall have used the Available Free Cash Flow Amount for any purpose during such fiscal period, and (ii) concurrently with any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaims responsibility for legal interpretations);

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other reports and statements filed by Holdings, the Borrower or any of its subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower or any website operated by the SEC containing “EDGAR” database information;

(e) if, as a result of any change in accounting principles and policies from those applied in the preparation of the financial statements referred to in Section 3.05(a)(ii) for the fiscal year ended December 31, 2009, the consolidated financial statements of the Borrower and its subsidiaries delivered pursuant to paragraph (a) above will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, together with the first delivery of financial statements pursuant to paragraph (a) above following such change, a schedule prepared by a Responsible Officer on behalf of the Borrower reconciling such changes to what the financial statements would have been without such changes;

(f) within 90 days after the beginning of each fiscal year, a detailed consolidated quarterly budget for such fiscal year and, as soon as available, significant revisions, if any, of such budget and quarterly projections with respect to such fiscal year, including a description of underlying assumptions with respect thereto (collectively, the “Budget”);

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(g) upon the reasonable request of the Administrative Agent, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (g) or Section 5.11(f);

(h) promptly, a copy of all reports submitted to the Board of Directors (or any committee thereof) of any of Holdings, the Borrower or any Subsidiary in connection with any material interim or special audit made by independent accountants of the books of Holdings, the Borrower or any Subsidiary;

(i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any of its subsidiaries, or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender); and

(j) promptly upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor, a plan administrator or any governmental agency, or provided to any Multiemployer Plan by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate, concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request.

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of its subsidiaries as to which an adverse determination is reasonably probable and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to Holdings, the Borrower or any of its subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect; and

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(d) the development of any ERISA Event that, together with all other ERISA Events that have developed or occurred, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.10, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Holdings, the Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Holdings or the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Holdings or the Borrower to discuss the affairs, finances and condition of Holdings, the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08. Payment of Obligations. Pay its material Indebtedness and other material obligations, including material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09. Use of Proceeds. Use the proceeds of the Loans and the Letters of Credit only as contemplated in Section 3.12.

SECTION 5.10. Compliance with Environmental Laws. Comply with all Environmental Laws applicable to its operations and properties; and comply with and obtain and renew all material permits, licenses and other approvals required pursuant to Environmental Law for its operations and properties, except, in each case with respect to this Section 5.10, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.11. Further Assurances; Additional Security.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain

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satisfied, all at the expense of the Loan Parties, and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any asset (including any real property (other than real property covered by Section 5.11(c) below) or improvements thereto or any interest therein) that has an individual Fair Market Value in an amount, or if purchase price therefor is, greater than $2,500,000 is acquired by Holdings, the Borrower or any other Loan Party after the Restatement Effective Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and other than assets that (i) are subject to secured financing arrangements containing restrictions permitted by Section 6.09(c) pursuant to which a Lien on such assets securing the Obligations is not permitted or (ii) are not required to become subject to the Liens of the Administrative Agent pursuant to Section 5.11(g) or the Security Documents), cause such asset to be subjected to a Lien securing the Obligations pursuant to appropriate Security Documents and take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 5.11, all at the expense of the Loan Parties, subject to paragraph (g) below.

(c) Promptly notify the Administrative Agent of the acquisition of, and, upon the written request of the Administrative Agent, grant and cause each of the Subsidiary Loan Parties to grant to the Administrative Agent security interests and mortgages in, such real property of the Borrower or any such Subsidiary Loan Parties as are not covered by the original Mortgages (other than assets that (i) are subject to permitted secured financing arrangements containing restrictions permitted by Section 6.09(c), pursuant to which a Lien on such assets securing the Obligations is not permitted or (ii) are not required to become subject to the Liens of the Administrative Agent pursuant to Section 5.11(g) or the Security Documents), to the extent acquired after the Restatement Effective Date and having a value or purchase price at the time of acquisition in excess of $2,500,000 pursuant to documentation in such form as is reasonably satisfactory to the Administrative Agent (each, an “Additional Mortgage”) and constituting valid and enforceable perfected Liens superior to and prior to the rights of all third persons subject to no other Liens except as are permitted by Section 6.02 or arising by operation of law, at the time of perfection thereof, record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (g) below. With respect to each such Additional Mortgage, the Borrower shall deliver, or cause the applicable Subsidiary Loan Party to deliver, to the Administrative Agent contemporaneously therewith a title insurance policy or policies or marked up unconditional binder of title insurance, paid for by the Borrower or the applicable Loan Party, issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02 and Liens arising by operation of law, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request and a survey if reasonably available with respect to property outside the United States.

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(d) In connection with (i) the formation or acquisition of any direct or indirect Domestic Subsidiary of Holdings or the Borrower or any direct Foreign Subsidiary of any Loan Party or (ii) any existing direct or indirect subsidiary of Holdings or the Borrower becoming a Subsidiary Loan Party, within ten Business Days after the date of such formation, acquisition or Subsidiary becoming a Subsidiary Loan Party, notify the Administrative Agent and the Lenders thereof and, within 20 Business Days after such date or such longer period as the Administrative Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such subsidiary and with respect to any Equity Interest in or Indebtedness of such subsidiary owned by or on behalf of any Loan Party, subject to Section 5.11(g).

(e) If any newly formed or acquired or any existing subsidiary of Holdings or the Borrower becomes a “first tier” Foreign Subsidiary that is a Material Subsidiary of any Loan Party, within ten Business Days after the date such subsidiary becomes such a “first tier” Foreign Subsidiary, notify the Administrative Agent and the Lenders thereof and, within 20 Business Days after such date or such longer period as the Administrative Agent shall agree (or such later date as may be the first practicable date because of delays caused by foreign legal requirements, despite diligent efforts on the part of the Loan Parties), cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such subsidiary owned by or on behalf of any Loan Party, subject to Section 5.11(g).

(f) (i) Furnish to the Administrative Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure or (C) in any Loan Party’s organizational identification number; provided, that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the applicable Secured Parties (to the extent intended to be created by the Security Documents) and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(g) The Collateral and Guarantee Requirement and the other provisions of this Section 5.11 need not be satisfied with respect to (i) any real property held by the Borrower or any of the Subsidiaries as a lessee under a lease, (ii) any Equity Interests acquired after the Restatement Effective Date in accordance with this Agreement if, and to the extent that, and for so long as (A) such Equity Interests constitute less 100% of all applicable Equity Interests of such person and the persons holding the remainder of such Equity Interests are not Affiliates, (B) doing so would violate or require a consent (that could not be readily obtained without undue burden on the Loan Parties) under applicable law or regulations or a contractual obligation binding on such Equity Interests, including with regard to any Insurance Subsidiary and any future Banking Subsidiary and (C) such law or obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Equity Interests, (iii) any assets acquired after the Restatement Effective Date, to the extent that, and for so long as, taking such actions would

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violate a contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 6.01(i) that is secured by a Lien permitted pursuant to Section 6.02(i) or (j), (iv) any Unrestricted Subsidiary and (v) any Subsidiary or asset with respect to which the Administrative Agent determines that the cost of the satisfaction of the Collateral and Guarantee Requirement or the provisions of this Section 5.11 with respect thereto exceeds the value of the security afforded thereby; provided, that, upon the reasonable request of the Administrative Agent, Holdings and the Borrower shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (ii) and (iii) above.

(h) In the event that any requirement set forth in Section 4.02(e) (as it pertains to clause(a)(iii) of the definition of “Collateral and Guarantee Requirement”) has not been satisfied in full on or prior to the Restatement Effective Date, cause such requirement to be satisfied as promptly as practicable after the Restatement Effective Date and, in any event, cause all such requirements to be satisfied not later than five Business Days following the Restatement Effective Date (or such later date, as the Administrative Agent may agree, in its sole discretion, because of delays despite diligent efforts).

SECTION 5.12. Fiscal Year; Accounting. In the case of the Borrower, cause its fiscal year to end on December 31.

SECTION 5.13. Rating. In the case of the Borrower, use commercially reasonable efforts to maintain ratings from each of Moody’s and S&P for the Term Loans.

SECTION 5.14. Lender Meetings. In the case of the Borrower, upon the request of the Administrative Agent, (a) participate in a meeting of the Administrative Agent and the Lenders once during each fiscal year to be held at such time and location as may be agreed upon by the Borrower and the Administrative Agent, and (b) to the extent that the Borrower has not already participated in or scheduled a similar conference call for such quarter in connection with the delivery of its financial statements under the Senior Notes and/or the Senior Subordinated Notes, participate in a telephonic conference call with the Administrative Agent and the Lenders quarterly at such time as may be agreed upon by the Borrower and the Administrative Agent.

SECTION 5.15. Compliance with Material Contracts. Perform and observe all of the terms and conditions of each material agreement to be performed or observed by it, maintain each such material agreement in full force and effect, enforce each such material agreement in accordance with its terms, except where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

ARTICLE VI

Negative Covenants

Each of Holdings (solely with respect to Sections 6.08(b) and 6.09) and the Borrower covenants and agrees with each Lender that, on and after the Restatement Effective

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Date, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification obligations) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, Holdings will not (solely with respect to Sections 6.08(b) and 6.09) and the Borrower will not, and will not cause or permit any of the Material Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness (other than intercompany Indebtedness) of the Subsidiaries existing, or incurred pursuant to facilities existing, on the Restatement Effective Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness or, without duplication, replacements of such facilities that would constitute Permitted Refinancing Indebtedness with respect to such facilities if all Indebtedness available to be incurred thereunder were outstanding on the date of such replacement;

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) Indebtedness of the Borrower and the Subsidiaries pursuant to Swap Agreements permitted by Section 6.12;

(d) Indebtedness of the Borrower and the Subsidiaries owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case, provided in the ordinary course of business; provided, that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided, that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party owing to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04(b), and (ii) Indebtedness of the Borrower to any Subsidiary and Indebtedness of any other Loan Party to any Subsidiary that is not a Subsidiary Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f) Indebtedness of the Borrower and the Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case, reasonably required in the conduct of the business (giving effect to any growth or expansion of such business permitted hereunder), including those incurred to secure health, safety, insurance and environmental obligations of the Borrower and its Subsidiaries as conducted in accordance with good and prudent business industry practice and otherwise as permitted by the Loan Documents;

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(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that (i) such Indebtedness (other than credit or purchase cards) is extinguished within 10 Business Days of notification to the Borrower of its incurrence and (ii) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h) (i) Indebtedness of a Subsidiary acquired after the Restatement Effective Date or a person merged into or consolidated with the Borrower or any Subsidiary after the Restatement Effective Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness, in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement, and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided, that the aggregate principal amount of such Indebtedness at the time of, and after giving effect to, such acquisition, merger or consolidation, such assumption or such incurrence, as applicable (together with Indebtedness outstanding pursuant to this paragraph (h) or paragraph (i) of this Section 6.01 and the Remaining Present Value of outstanding leases permitted under Section 6.03), would not exceed $115,000,000 in the aggregate;

(i) (i) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition or improvement, (ii) any Permitted Refinancing Indebtedness in respect thereof, and (iii) Capital Lease Obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03, collectively, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof (together with Indebtedness outstanding pursuant to paragraph (h) of this Section 6.01 or this paragraph (i) and the Remaining Present Value of leases permitted under Section 6.03) would not exceed $115,000,000 in the aggregate;

(j) Indebtedness in respect of (i) the Senior Notes outstanding on the Restatement Effective Date, (ii) the Senior Subordinated Notes outstanding on the Restatement Effective Date, and (iii) any Permitted Refinancing Indebtedness incurred to Refinance such Senior Notes or Senior Subordinated Notes;

(k) other Indebtedness of the Borrower or any Subsidiary, in an aggregate principal amount at any time outstanding pursuant to this paragraph (k) not in excess of $110,000,000;

(l) Guarantees by the Borrower or any Subsidiary of any Indebtedness of the

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Borrower or any Subsidiary expressly permitted to be incurred under this Agreement; provided, that, notwithstanding anything to the contrary in this Section 6.01, (i) the Borrower and the Subsidiary Loan Parties shall not Guarantee the Indebtedness of any Subsidiary that is not a Subsidiary Loan Party unless such Guarantee is permitted under Section 6.04, (ii) any Guarantees by the Borrower or any Subsidiary Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the Obligations on terms not less favorable to the Lenders than the subordination terms of such other Indebtedness, and (iii) no Subsidiary shall Guarantee the Senior Notes or the Senior Subordinated Notes unless such Subsidiary is also a Subsidiary Loan Party in compliance with the Collateral and Guarantee Requirement;

(m) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition, in each case, to the extent such obligation or transaction is permitted by this Agreement;

(n) reimbursement and similar obligations of Subsidiaries in respect of letters of credit or bank guarantees (other than Letters of Credit issued pursuant to Section 2.05) having an aggregate face amount not in excess of $12,000,000;

(o) Indebtedness of the Borrower and the Subsidiaries supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(p) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(q) to the extent constituting Indebtedness, all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01;

(r) Indebtedness of the Borrower and the Subsidiaries incurred under lines of credit or overdraft facilities extended by one or more financial institutions reasonably acceptable to the Administrative Agent or by Lenders and, in each case, established for the Borrower’s and such Subsidiaries’ ordinary course of operations (such Indebtedness, the “Overdraft Line”), which Indebtedness may be secured as, but only to the extent, provided in Section 6.02(b) and in the Security Documents (it being understood, however, that for a period of 90 consecutive days during each fiscal year of the Borrower the outstanding principal amount of Indebtedness under the Overdraft Line shall not exceed $30,000,000);

(s) deposits raised by any Material Subsidiary that is subject to state and/or federal banking regulations that constitute Indebtedness owing to such depositor and any discounts or borrowing by such Material Subsidiary;

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(t) up to $50,000,000 in aggregate principal amount of Indebtedness of Foreign Subsidiaries that are not Loan Parties at any time outstanding; provided, that to the extent that the terms of such Indebtedness are permitted hereunder, any increase in the amount of such Indebtedness as a result of capitalized or paid-in-kind interest or accreted principal on such Indebtedness pursuant to such terms shall not constitute a further issuance or incurrence of Indebtedness for purposes of this Section 6.01(t);

(u) Indebtedness consisting of earn-outs and obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with Permitted Business Acquisitions or any other Investment permitted hereunder;

(v) Indebtedness incurred by the Borrower or any of its Subsidiaries to fund losses, damages, liabilities, claims, costs and expenses (including attorney’s fees, interest, penalties, judgments and settlements, collectively, “Losses”), by reason of any litigation disclosed in this Agreement (including the schedules hereto) or the Offering Circular, including the financial statements included therein, or relating to the same facts and circumstances as disclosed; provided, that, as certified in an Officer’s Certificate executed by a Responsible Officer of the Borrower (i) the Borrower has provided to Cendant a notice in respect of such losses and has a reasonable good faith belief that it its entitled to be indemnified by Cendant pursuant to the Purchase Agreement in respect of such losses and (ii) the Indebtedness incurred pursuant to this clause (v) is in an amount equal to or less than the amount of the losses for which indemnification is claimed; provided, further, that (i) after 30 days of the Borrower receiving funds in satisfaction of such indemnity or (ii) if Cendant gives written notice to the Borrower or any Subsidiary Loan Party that it disputes the Borrower’s entitlement to such indemnity with respect to such losses and (A) such dispute is not challenged by the Borrower within 30 days of receipt of such notice or (B) there is a final judgment of a court of competent jurisdiction confirming that the Borrower is not entitled to such indemnity, which judgment is not discharged, waived or stayed for a period of 60 days, any amounts incurred pursuant to this clause (v) in respect of such indemnity that remain outstanding shall no longer be permitted under this clause (v) and shall be deemed to be incurred on such date;

(w) Indebtedness consisting of an unsecured corporate purchase card program in an aggregate amount at any time outstanding pursuant to this paragraph (w) not in excess of $45,000,000; and

(x) (i) other Indebtedness incurred by the Borrower or any Subsidiary Loan Party so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, on a Pro Forma Basis, (x) the Consolidated Leverage Ratio, calculated as of the last day of the most recently completed and Reported fiscal quarter, shall not exceed 5.00 to 1.00, and (y) the Interest Coverage Ratio, calculated as of the last day of the most recently completed and Reported fiscal quarter, shall not be less than 2.00 to 1.00, and (ii) Permitted Refinancing Indebtedness in respect thereof.

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SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including the Borrower or any Subsidiary of the Borrower) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Subsidiaries existing on the Restatement Effective Date and set forth on Schedule 6.02(a); provided, that (i) such Liens shall secure only those obligations that they secure on the Restatement Effective Date (and Permitted Refinancing Indebtedness in respect thereof permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary and (ii) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(b) any Lien created under the Loan Documents, the Overdraft Line or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage; provided, however, in no event shall the holders of the Indebtedness under the Overdraft Line have the right to receive proceeds in respect of a claim in excess of $30,000,000 in the aggregate, together with (i) any accrued and unpaid interest in respect of Indebtedness under the Overdraft Line and (ii) any accrued and unpaid fees and expenses owing by the Subsidiaries under the Overdraft Line from the enforcement of any remedies available to the Secured Parties under all of the Loan Documents;

(c) any Lien on any property or asset of the Borrower or any Subsidiary (i) securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h) or (ii) acquired after the Restatement Effective Date in a transaction permitted by this Agreement; provided, that such Lien (A) does not apply to any other property or assets of Holdings, the Borrower or any of the Subsidiaries not securing such Indebtedness or other obligations owing to the same financier as the financier of such Indebtedness or other obligations or to any person to which such financier has assigned such Indebtedness or other obligations, at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness incurred prior to such date and which Indebtedness is permitted hereunder, such Indebtedness owing to the same financier as the financier of such Indebtedness at the date of the acquisition, that require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (B) such Lien is not created in contemplation of or in connection with such acquisition, (C) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness” and (D) in the case of clause (ii) of this Section 6.02(c), (x) after giving effect to any such Lien and the incurrence of Indebtedness, if any, secured by such Lien is created, incurred, acquired or assumed (or any prior Indebtedness becomes so secured) on a Pro Forma Basis, the Senior Secured Leverage Ratio, calculated as of the last day of

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the most recently ended and Reported fiscal quarter, shall be less than or equal to 2.75 to 1.00, (y) at the time of the incurrence of such Lien and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (z) the Indebtedness or other obligations secured by such Lien are otherwise permitted by this Agreement;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Holdings, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with public utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by Holdings, the Borrower or any Subsidiary in the ordinary course of business, including those incurred to secure health, safety, insurance and environmental obligations in the ordinary course of business;

(h) zoning restrictions, survey exceptions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on or agreements dealing with the use of real property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(i) purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided, that (i) such security interests

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secure Indebtedness permitted by Section 6.01(i) (including any Permitted Refinancing Indebtedness in respect thereof), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition or construction, including transaction costs incurred by the Borrower or any Subsidiary in connection with such acquisition, and (iv) such security interests do not apply to any other property or assets of Holdings, the Borrower or any Subsidiary (other than to accessions to such equipment or other property or improvements but not to other parts of the property to which any such improvements are made); provided, further, that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender; provided, further, that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender; provided, still further, that such security interest shall not be required to secure Indebtedness under Section 6.01(i), if (A) after giving effect to any such Lien and the incurrence of Indebtedness secured by such Lien is created, incurred, acquired or assumed (or any prior Indebtedness becomes so secured) on a Pro Forma Basis, the Senior Secured Leverage Ratio, calculated as of the last day of the most recently completed and Reported fiscal quarter, shall be less than or equal to 3.00 to 1.00 (ii) at the time of the incurrence of such Lien and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (iii) the Indebtedness or other obligations secured by such Lien are otherwise permitted by this Agreement;

(j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j); provided, that such Liens, to the extent that they secure aggregate amounts of more than $40,000,000, shall be discharged within 60 days of the creation thereof;

(l) other Liens with respect to property or assets of the Borrower or any Subsidiary not constituting, or required to constitute, Collateral for the Obligations; provided that (i) after giving effect to any such Lien and the incurrence of Indebtedness, if any, secured by such Lien is created, incurred, acquired or assumed (or any prior Indebtedness becomes so secured) on a Pro Forma Basis, the Senior Secured Leverage Ratio, calculated as of the last day of the most recently completed and Reported fiscal quarter, shall be less than or equal to 3.00 to 1.00 (ii) at the time of the incurrence of such Lien and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (iii) the Indebtedness or other obligations secured by such Lien are otherwise permitted by this Agreement;

(m) Liens disclosed by the title insurance policies delivered on or subsequent to the Restatement Effective Date and pursuant to Section 5.11 and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or

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renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(n) any interest or title of a lessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(o) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(p) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(q) Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(f), (k) or (n) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(r) licenses of intellectual property and software that are not material to the conduct of any of the business lines of the Borrower and the Subsidiaries and the value of which does not constitute a material portion of the assets of the Borrower and its Subsidiaries, taken as a whole, and such license does not materially interfere with the ordinary course of conduct of the business of the Borrower or any of its Subsidiaries;

(s) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(t) Liens on the assets of a Foreign Subsidiary that is not a Loan Party that secure Indebtedness of such Foreign Subsidiary that is permitted to be incurred under Section 6.01;

(u) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder with respect to any acquisition that would constitute an Investment permitted by this Agreement;

(v) Liens arising out of consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(w) Liens in favor of the Borrower or any Subsidiary Loan Party;

(x) Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

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(y) Liens of franchisors in the ordinary course of business not securing Indebtedness;

(z) Liens on not more than $12,000,000 of deposits securing Swap Agreements permitted to be incurred under Section 6.12;

(aa) Liens securing insurance premium financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(bb) Liens incurred to secure cash management services in the ordinary course of business; provided, that such Liens are not incurred in connection with, and do not secure, any borrowings or Indebtedness;

(cc) deposits or other Liens with respect to property or assets of the Borrower or any Subsidiary; provided, that such property and assets shall have an aggregate fair market value (valued at the time of creation of the Liens) of not more than $18,000,000 at any time; and

(dd) leases and subleases not constituting Capital Lease Obligations of real property not material to the conduct of any business line of the Borrower and its Subsidiaries granted to others in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries.

Notwithstanding the foregoing, (i) no Liens shall be permitted to exist, directly or indirectly, on (a) Pledged Collateral and (b) any Indebtedness of the Borrower or any Subsidiary to the Borrower or a Domestic Subsidiary (unless such Indebtedness shall have become subject to a first priority Lien securing the Obligations), other than Liens in favor of the Administrative Agent for the benefit of the Secured Parties and Liens permitted by Section 6.02(d) or (p), and (ii) no Liens over any deposit account of the Borrower or any Subsidiary Loan Party not in favor of the Administrative Agent for the benefit of the Secured Parties other than Liens permitted by Sections 6.02(b), (d), (f), (g), (k), (o)(i), (o)(ii), (p) or (bb) shall be perfected.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that (a) a Sale and Lease-Back Transaction shall be permitted with respect to property (i) owned by the Borrower or any Domestic Subsidiary that is acquired after the Restatement Effective Date so long as such Sale and Lease-Back Transaction is consummated within 270 days of the acquisition of such property, or (ii) owned by any Foreign Subsidiary that is not a Loan Party regardless of when such property was acquired, and (b) at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of such lease (together with Indebtedness

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outstanding pursuant to paragraphs (h) and (i) of Section 6.01 and the Remaining Present Value of outstanding leases previously entered into under this Section 6.03) would not exceed $115,000,000 in the aggregate.

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), in any other person, except:

(a) Investments by Holdings in the Equity Interests of the Borrower at any time, which Equity Interests will constitute Pledged Collateral;

(b) (i) Investments by the Borrower or the Subsidiaries in other Subsidiaries and Unrestricted Subsidiaries effective as of the Restatement Effective Date as set forth on Schedule 6.04; (ii) Investments by the Borrower or any Subsidiary Loan Party in any Subsidiary Loan Party; (iii) Investments by any Foreign Subsidiary that is not a Subsidiary Loan Party in any Foreign Subsidiary that is not a Subsidiary Loan Party; and (iv) Investments by the Borrower or any Subsidiary Loan Party in any Subsidiary not otherwise permitted in clause (ii) above or in any Similar Business in an aggregate amount for all such Investments made or deemed made pursuant to this Section 6.04(b)(iv) not to exceed (A) the greater of (x) $115,000,000 and (y) 5% of Consolidated Total Assets plus (B) an amount not to exceed the Available Free Cash Flow Amount on the date of such Investment as elected by the Borrower to be applied to this Section 6.04(b)(iv)(B), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Available Free Cash Flow Amount immediately prior to such election and the amount thereof elected to be so applied; provided, that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations shall not be included in calculating the limitation in this Section 6.04(b) at any time;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;

(e) (i) loans and advances to employees of Holdings, the Borrower or any Subsidiary in the ordinary course of business not to exceed $20,000,000 in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

(f) (i) accounts receivable arising, and trade credit granted, in the ordinary course of business, (ii) any securities received in satisfaction or partial satisfaction of defaulted accounts receivable from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (iii) any prepayments and other credits to suppliers made in the ordinary course of business;

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(g) Swap Agreements permitted pursuant to Section 6.12;

(h) Investments existing on the Restatement Effective Date and set forth on Schedule 6.04;

(i) Investments resulting from pledges and deposits referred to in Sections 6.02(f), (g), (k), (s) and (u);

(j) additional Investments by the Borrower or any of its Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this Section 6.04(j) that are at that time outstanding (after giving effect to the sale of Investments made pursuant to this Section 6.04(j) to the extent the proceeds of such sale received by the Borrower and its Subsidiaries consists of cash and Permitted Investments), not to exceed the greater of (x) $130,000,000 and (y) 5% of Consolidated Total Assets of the Borrower at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(k) Investments constituting Permitted Business Acquisitions;

(l) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(m) intercompany loans and other Investments between Foreign Subsidiaries that are not Loan Parties;

(n) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business;

(o) the Acquisition;

(p) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(q) Investments of a Subsidiary acquired after the Restatement Effective Date or of a person merged into or consolidated with a Subsidiary in accordance with Section 6.05 after the Restatement Effective Date to the extent that (i) such acquisition, merger or consolidation is permitted under this Section 6.04, (ii) such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation, and (iii) such Investments were in existence on the date of such acquisition, merger or consolidation; and

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(r) Investments received substantially contemporaneously in exchange for Equity Interests of Holdings; provided, that (i) no Change of Control would result therefrom, and (ii) such Equity Interests do not constitute Disqualified Stock;

(s) Investments in joint ventures not in excess of $18,000,000 in the aggregate;

(t) Guarantees by (i) the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by any Subsidiary Loan Party in the ordinary course of business and (ii) any Foreign Subsidiary of operating leases (other than Capital Lease Obligations) or of obligations that do not constitute Indebtedness, in each case, entered into by any Foreign Subsidiary in the ordinary course of business;

(u) Investments made with Excluded Contributions;

(v) Investments in a Banking Subsidiary not in excess of $18,000,000; and

(w) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to Section 6.04).

The amount of Investments made or deemed made pursuant to Section 6.04(b)(iv) and Section 6.04(j) shall be valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof, but after deducting any return of capital actually received by the Borrower or the respective Subsidiary Loan Parties in respect of investments or loans theretofore made after the Restatement Effective Date by them pursuant to such Sections or, in the case of Guarantees made by them pursuant to such Sections, after deducting any reduction in the amount thereof without having made payment thereunder.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all of any division, unit or business of any other person, except that this Section shall not prohibit:

(a) (i) the lease, purchase and sale of inventory in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition of any other asset in the ordinary course of business by the Borrower or any Subsidiary, (iii) the sale of obsolete or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary or (iv) the sale of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately thereafter no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger of any

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Subsidiary into the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger or consolidation of any Domestic Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than the Borrower or Subsidiary Loan Party receives any consideration, (iii) the merger or consolidation of any Subsidiary that is not a Subsidiary Loan Party into or with any other Subsidiary that is not a Subsidiary Loan Party or (iv) the liquidation or dissolution or change in form of entity of any Subsidiary (other than the Borrower) in accordance with Section 5.01(a)(ii) if the Borrower determines in good faith that such liquidation, change in form or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(c) sales, transfers, leases or other dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided, that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party shall be made in compliance with Section 6.07 and the aggregate gross proceeds of any such sales, transfers, leases or other dispositions plus the aggregate gross proceeds of any or all assets sold, transferred or leased in reliance upon paragraph (h) below shall not exceed, in any fiscal year of the Borrower, the greater of $110,000,000 and 5% of Consolidated Total Assets as of the end of the immediately preceding fiscal year;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Liens permitted by Section 6.02 and Dividends permitted by Section 6.06;

(f) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Borrower and the Subsidiaries as a whole, as determined in good faith by the management of the Borrower, which in the event of a swap with a Fair Market Value in excess of (x) $15,000,000 shall be evidenced by a certificate from a Responsible Officer of the Borrower and (y) $35,000,000 shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Borrower;

(g) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(h) sales, transfers, leases or other dispositions of assets not otherwise permitted by this Section 6.05; provided, that the aggregate gross proceeds (including noncash proceeds) of any or all assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph (h) plus the aggregate gross amount of such proceeds in reliance upon clause (i) in the proviso to Section 6.05(c) above shall not exceed, in any fiscal year of the Borrower, the greater of $110,000,000 and 5% of Consolidated Total Assets as of the end of the immediately preceding fiscal year; provided, further, that the Net Proceeds thereof are applied in accordance with Section 2.11(b);

(i) any Permitted Business Acquisition or merger or consolidation in order to effect a Permitted Business Acquisition; provided, that following any such merger or

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consolidation (i) involving the Borrower, the Borrower is the surviving corporation, (ii) involving a Domestic Subsidiary, the surviving or resulting entity shall be a Subsidiary Loan Party that is a Wholly Owned Subsidiary and (iii) involving a Foreign Subsidiary, the surviving or resulting entity shall be a Wholly Owned Subsidiary;

(j) non-exclusive licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Subsidiary in the ordinary course of business and other licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Subsidiary that are not material to the conduct of any of the business lines of the Borrower and the Subsidiaries, and the value of which does not constitute a material portion of the assets of the Borrower and its Subsidiaries, taken as a whole, and that are not material to the ordinary course of conduct of the business of the Borrower or any of its Subsidiaries;

(k) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(l) sales, leases or other dispositions of inventory, equipment or other assets (excluding Equity Interests, assets constituting a business division, unit, line of business, all or substantially all of the assets of any Material Subsidiary, Sale and Lease-Back Transactions and receivables) of the Borrower and the Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries; provided, that the Net Proceeds thereof are applied in accordance with Section 2.11(b);

(m) the sale, transfer or other disposition by the Borrower or any of its Subsidiaries of the Netcentives Assets to Holdings or any Affiliate of Holdings on the Closing Date, including pursuant to Section 6.06(g);

(n) any Subsidiary Spin-off, to the extent Net Proceeds received are used to repay the Loans in accordance with Section 2.11(a) or, subject to Section 6.09, to repay or redeem the Senior Notes or the Senior Subordinated Notes; and

(o) any sale of Equity Interests in, or other securities of, an Unrestricted Subsidiary.

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (except as permitted to Loan Parties pursuant to Section 6.05(c)) unless such disposition is for Fair Market Value, and (iii) no sale, transfer or other disposition of assets shall be permitted by paragraph (a), (d), (h) or (l) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided, that for purposes of clause (i), the amount of any secured Indebtedness of the Borrower or any Subsidiary or other Indebtedness of a Subsidiary that is not a Loan Party (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that is assumed by the transferee of any such assets shall be deemed to be cash.

SECTION 6.06. Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make, directly or indirectly, any other distribution (by reduction of

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capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any subsidiary of the Borrower to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests of the person redeeming, purchasing, retiring or acquiring such shares) (any of the foregoing dividends, distributions, redemptions, repurchases, retirements, other acquisitions or setting aside of amounts, “Dividends”); provided, however, that:

(a) (i) any Subsidiary may declare and pay dividends to, or make other distributions to, the Borrower or any Subsidiary that is a direct parent of such Subsidiary and, if not a Wholly Owned Subsidiary, to each other direct owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests; and (ii) to the extent permitted by Section 6.04, any Subsidiary that is not a Wholly Owned Subsidiary may repurchase its Equity Interests from any owner of the Equity Interests of such Subsidiary that is not the Borrower or a Subsidiary;

(b) the Borrower may declare and pay dividends or make other distributions to Holdings in respect of (i) overhead, legal, accounting and other professional fees and expenses of Holdings and actual Tax liabilities of Holdings for the consolidated group of which Holdings is parent to the extent that Holdings, and not the Borrower, (A) files a consolidated U.S. federal tax return that includes the Borrower and its Subsidiaries in an amount not to exceed the amount that the Borrower and its Subsidiaries would have been required to pay in respect of federal, state or local taxes, as the case may be, in respect of such year if the Borrower and its Subsidiaries had paid such taxes directly as a stand-alone taxpayer or stand-alone group, and (B) actually pays, or will pay, as the consolidated tax payor, such taxes for the Borrower and its Subsidiaries, it being agreed that if such dividends and distributions are paid to Holdings and Holdings does not make such consolidated tax payments on the date when the Borrower and its subsidiaries are required to pay such taxes, such failure shall be an Event of Default that shall continue until all such taxes are paid, (ii) fees and expenses related to any public offering or private placement of equity securities of Holdings that is not consummated and maintaining the corporate existence of the special purpose Unrestricted Subsidiary formed to own the Netcentives Assets, (iii) other fees and expenses in connection with the maintenance of its existence and its ownership of the Borrower, and (iv) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, in order to permit Holdings to make (A) payments permitted by Section 6.07(b) and (B) interest payments in respect of Indebtedness of Holdings permitted by Section 6.09 (other than Guarantees of Indebtedness of the Borrower or any of its Subsidiaries);

(c) the Borrower may declare and pay dividends or make other distributions to Holdings in order to enable Holdings to purchase or redeem Equity Interests of Holdings (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Holdings, the Borrower

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or any of the Subsidiaries or by any Plan upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of dividends for such purchases or redemptions under this Section 6.06(c) shall not exceed (i) in any fiscal year (A) $15,000,000 (plus any amounts carried over from prior years, up to $30,000,000 in the aggregate) plus (B) Excluded Equity Proceeds received from directors, consultants, officers or employees of Holdings, the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements as set forth in a certificate of a Responsible Officer of the Borrower, which, if not used in any fiscal year, may be carried forward to any fiscal calendar year, and (ii) amounts received in respect of key man life insurance policy proceeds;

(d) any person may make noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any person may make additional dividends or other distributions in an aggregate amount with all other Dividends and other distributions made pursuant to this clause (e) not to exceed $40,000,000;

(f) any person may make distributions to minority shareholders of any subsidiary that is acquired pursuant to a Permitted Business Acquisition pursuant to appraisal or dissenters’ rights with respect to shares of such subsidiary held by such shareholders;

(g) the Borrower may declare and pay dividends to Holdings (i) on the Closing Date consisting solely of the Netcentives Assets or (ii) from amounts received from a concurrent dividend or other distribution or other concurrent payment from the special purpose Unrestricted Subsidiary formed to own the Netcentives Assets for so long as such person remains an Unrestricted Subsidiary; provided, that no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(h) the Borrower may elect to declare and pay dividends to Holdings in an amount not to exceed the excess, if any, of the Available Free Cash Flow Amount, such election to be specified as provided in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of (x) the aggregate total amount of all Dividends paid to Holdings pursuant to this clause (h) and pursuant to clause (l) of this Section 6.06 from the Restatement Effective Date through the date of such election, and (y) Available Free Cash Flow Amount immediately prior to such election and the amount thereof elected to be so applied; provided, that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and any related transactions (including, without limitation, the incurrence of any Indebtedness), and (ii) for any such Dividend, immediately after giving effect to the payment of such Dividend and any related transactions (including, without limitation, the incurrence of any Indebtedness) on a Pro Forma Basis (x) the Consolidated Leverage Ratio, calculated as

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of the last day of the most recently completed and Reported fiscal quarter, shall not exceed 5.00 to 1.00, and (y) the Interest Coverage Ratio, calculated as of the last day of the most recently completed and Reported fiscal quarter, shall not be less than 2.00 to 1.00;

(i) the Borrower or any Subsidiary may make any Dividend on the Closing Date used to fund the Transactions and the fees and expenses related thereto or made in connection with the consummation of the Transactions as described in the Offering Circular (including payments made pursuant to or as contemplated by the Transaction Documents, as in effect on the Closing Date);

(j) the Borrower or any Subsidiary may make payments of cash, or dividends, distributions or advances to allow such person to make payments of cash, in lieu of the issuance of fractional shares upon exercise of warrants or upon the conversion or exchange of Equity Interests of such person; provided, however, that the aggregate amount of such payments, dividends, distributions or advances shall not exceed $5,000,000; and

(k) after a Qualifying IPO, the Borrower may make Dividends to Holdings so that Holdings or any parent entity may make Dividends to its equity holders in an amount equal to 6.0% per annum of the net proceeds from any public offering of Equity Interests of the Borrower, Holdings or any parent entity; and

(l) the Borrower may declare and pay dividends to Holdings to enable Holdings to make payments or purchases in respect of any Indebtedness of Holdings; provided, that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and any related transactions (including, without limitation, the incurrence of any Indebtedness), and (ii) for any such Dividend, immediately after giving effect to the payment of such Dividend and any related transactions (including, without limitation, the incurrence of any Indebtedness) on a Pro Forma Basis, the Consolidated Leverage Ratio, calculated as of the last day of the most recently completed and Reported fiscal quarter, shall not exceed 5.00 to 1.00.

SECTION 6.07. Transactions with Affiliates.

(a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (i) otherwise expressly permitted (or required) with such Affiliates or holders under this Agreement or (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate; provided, that this clause (ii) shall not apply to (A) the payment to the Fund of the monitoring and management and transaction fees and expenses referred to in paragraph (b) below or fees and expenses payable on the Closing Date, (B) the indemnification of directors of Holdings, the Borrower or the Subsidiaries in accordance with customary practice or (C) to the extent otherwise permitted under this Agreement (each of which shall not be prohibited by this Section 6.07), the following:

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, deferred compensation agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Holdings;

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(ii) loans or advances to employees of Holdings, the Borrower or any of the Subsidiaries in accordance with
Section 6.04(e);

(iii) transactions among the Borrower and the Subsidiary Loan Parties and transactions among the Subsidiary Loan Parties;

(iv) the payment of fees and indemnities to directors, officers, employees and consultants of Holdings, the Borrower and the Subsidiaries in the ordinary course of business;

(v) the existence of, or the performance by the Borrower or any of its Subsidiaries of its obligations under the terms of, the Transaction Documents, agreements set forth on Schedule 6.07 and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (v) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date;

(vi) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions, as described herein or contemplated by the Transaction Documents;

(vii) any employment agreements entered into by Holdings, the Borrower or any of the Subsidiaries in the ordinary course of business;

(viii) transactions permitted by, and complying with, the provisions of, Section 6.04;

(ix) transactions permitted by, and complying with, the provisions of, Section 6.05;

(x) transactions permitted by, and complying with the provisions of, Section 6.06;

(xi) any purchase by the Permitted Holders or any director, officer, employee or consultant of the Borrower or Holdings of Equity Interests of Holdings or any contribution by Holdings to, or purchases of, equity capital of the Borrower; provided that any Equity Interests of the Borrower shall be pledged to the Administrative Agent on behalf of the Lenders pursuant to the Holdings Guarantee and Pledge Agreement;

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(xii) provided no Default or Event of Default shall have occurred and be continuing or would result therefrom, payments by Holdings, the Borrower or any of the Subsidiaries to the Fund or any Fund Affiliate made for any customary financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of Holdings, in good faith;

(xiii) payments or loans (or cancellation of loans) to employees or consultants that are (A) approved by a majority of the Board of Directors or the managing member of the Borrower in good faith, (B) made in compliance with applicable law and (C) otherwise permitted under this Agreement;

(xiv) transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice;

(xv) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower and Holdings from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate;

(xvi) subject to paragraph (b) below, the payment of all fees, expenses, bonuses and awards related to the Transactions and expressly required by the Purchase Agreement and the payment of any fees to the Fund or any Fund Affiliate to the extent contemplated by the Offering Circular on the Closing Date and thereafter, as otherwise permitted by Section 6.07(b);

(xvii) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Subsidiaries;

(xviii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice;

(xix) transactions between Holdings, the Borrower or any of its Subsidiaries and any person that is an Affiliate solely by virtue of having a director who is also a director of Holdings, the Borrower or any direct or indirect parent company of the Borrower, provided, however, that such director abstains from voting as a director of Holdings or the Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other person;

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(xx) intercompany transactions for the purpose of improving the consolidated tax efficiency of the Borrower and the Subsidiaries;

(xxi) the termination of management agreements and payments in connection therewith at the net present value of future payments;

(xxii) transactions among Subsidiaries that are not otherwise prohibited under this Agreement;

(xxiii) entering into tax sharing agreements or arrangements approved by the Board of Directors of Holdings or the Borrower;

(xxiv) any agreements or arrangements between a third party and an Affiliate of the Borrower that are acquired or assumed by the Borrower or any Subsidiary in connection with an acquisition or merger of such third party (or assets of such third party) by or with the Borrower or any Subsidiary; provided, that (A) such acquisition or merger is permitted under this Agreement and (B) such agreements or arrangements are not entered into in contemplation of such acquisition or merger or otherwise for the purpose of avoiding the restrictions imposed by this Section 6.07; and

(xxv) any contribution to the capital of the Borrower by Holdings.

(b) Make any payment of or on account of monitoring or management or similar fees payable to the Fund or any Fund Affiliate unless no Default or Event of Default has occurred and is continuing and the aggregate amount of such payments in any fiscal year does not exceed the sum of (i) the lesser of (x) $3,500,000 and (y) 2% of EBITDA of the Borrower and the Subsidiaries on a consolidated basis for the immediately preceding fiscal year, plus (ii) any deferred fees, plus (iii) 2% of the value of transactions with respect to which the Fund or any Fund Affiliate provides any transaction, advisory or other services; provided, that this Section 6.07(b) shall not restrict the payment of any fees to the Fund or any Fund Affiliate on the Closing Date to the extent contemplated by the Offering Circular.

SECTION 6.08. Business of Holdings, the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than:

(a) in the case of the Borrower and any Material Subsidiary, (i) any business or business activity conducted by any of them on the Restatement Effective Date and any business or business activities incidental or related thereto, (ii) any business or business activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including the consummation of the Restatement Transactions, (iii) any business or business activity that the senior management of the Borrower deems beneficial for the Borrower or such Subsidiary, (iv) any business or business activity of any person acquired pursuant to a Permitted Business Acquisition or (v) the formation and maintenance of one or more Banking Subsidiaries; and

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(b) in the case of Holdings, (i) ownership of the Equity Interests in the Borrower and Equity Interests of a special purpose person formed to own the Netcentives Assets, together with activities directly related thereto, and (A) Holdings shall own no assets other than such Equity Interests, its books and records, deposit accounts of Holdings existing prior to the Restatement Effective Date, any replacement deposit accounts or additional deposit accounts entered into in the ordinary course of Holdings’ business, all cash deposits held therein, and cash paid to Holdings in accordance with the terms hereof, and (B) Holdings shall not grant a Lien on any of its assets other than Liens created pursuant to the Loan Documents and ordinary course Liens incurred under customary deposit account agreements entered into by Holdings with respect to deposit accounts existing prior to the Restatement Effective Date (and any replacement deposit accounts entered into in the ordinary course of Holdings’ business); (ii) performance of its obligations under and in connection with the Loan Documents, the Purchase Agreement and the other agreements contemplated by the Purchase Agreement, the Holdings Credit Agreement (and the documentation entered into by Holdings with respect to any Permitted Refinancing Indebtedness in respect of the Holdings Credit Agreement), and any Indebtedness incurred by Holdings; (iii) issuance of Equity Interests; (iv) activities in connection with the ownership of the Equity Interests of a special purpose person formed to own the Netcentives Assets, including the sale or disposition thereof; (v) as otherwise required by law; and (vi) holding any cash received in accordance with the terms hereof and investing such proceeds in Permitted Investments. Notwithstanding anything contained in this clause (b), Holdings shall be permitted to incur Indebtedness and to engage in any business activity necessary or incidental to the performance of its obligations under any such Indebtedness permitted to be incurred by Holdings, including, but not limited to, opening or closing deposit accounts, transferring cash between accounts, making payments of principal, interest and fees thereunder, purchasing or acquiring such Indebtedness and providing required notices.

SECTION 6.09. Limitation on Modifications and Payments of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.

(a) Amend or modify in any manner materially adverse to the Lenders the articles or certificate of incorporation or by-laws or limited liability company operating agreement or other organizational documents of the Borrower or any of the Subsidiaries or amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner if such granting or termination shall be materially adverse to the Lenders, the Purchase Agreement.

(b) (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the Senior Subordinated Notes (or any Permitted Refinancing Indebtedness in respect thereof) or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of the Senior Subordinated Notes or any Permitted Subordinated Indebtedness (or any Permitted Refinancing Indebtedness in respect thereof), except for (A) Refinancing with Permitted Refinancing Indebtedness in respect thereof permitted by Sections 6.01(j) and 6.01(x), (B) payments of regularly scheduled interest, other than payments in respect of the Senior Subordinated Notes or Permitted Subordinated Indebtedness (or any Permitted Refinancing Indebtedness in respect thereof) prohibited by the

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subordination provisions thereof, and (C) to the extent this Agreement is then in effect, principal on the scheduled maturity date thereof; provided, however, that Holdings or the Borrower may at any time and from time to time repay, repurchase, redeem, acquire, cancel or terminate all or any portion of the Senior Subordinated Notes (or any Permitted Refinancing Indebtedness in respect thereof) without duplication, (v) with the net proceeds of any Indebtedness incurred by Holdings, which have been contributed in cash as common equity to the Borrower, (w) with Excluded Equity Proceeds not otherwise used for any other purpose, as set forth in a certificate of a Responsible Officer of the Borrower, (x) through the exchange of Equity Interests of Holdings, (y) in an aggregate amount not to exceed the Available Free Cash Flow Basket Amount on the date of such election as elected by the Borrower to be applied pursuant to this clause (b)(i), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Available Free Cash Flow Amount immediately prior to such election and the amount thereof elected to be so applied, and (z) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and, immediately after giving effect thereto on a Pro Forma Basis, the Senior Secured Leverage Ratio, calculated as of the last day of the most recently completed and Reported fiscal quarter, shall not exceed 2.00 to 1.00, with the Net Proceeds of any Subsidiary Spin-off to the extent not applied to repay Loans in accordance with Section 2.11(a); provided, further, that, with respect to this clause (b)(i), at the time of such repayment, repurchase, redemption, acquisition, cancellation or termination and after giving effect thereto and to any borrowing in connection therewith, the Consolidated Leverage Ratio on a Pro Forma Basis, calculated as of the last day of the most recently completed and Reported fiscal quarter, does not exceed 5.00 to 1.00 and no Default or Event of Default shall have occurred and be continuing or would result therefrom.

(ii) Amend or modify, or permit the amendment or modification of, any provision of the Senior Notes Documents, the Senior Subordinated Notes Documents (including any Permitted Refinancing Indebtedness in respect thereof), the Seller Preferred Equity, or any agreement (including any document relating to the Seller Preferred Equity) relating thereto, other than amendments or modifications that (A) are not in any manner materially adverse to Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness.”

(c) Enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances by any Material Subsidiary to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by Holdings, the Borrower or any Loan Party, or any Subsidiary required to be a Loan Party, pursuant to the Security Documents, in each case, other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) (i) restrictions imposed by applicable law, (ii) restrictions on the payment of dividends and distributions and the making of cash advances, contractual or otherwise, imposed on Banking Subsidiaries and Insurance Subsidiaries, and (iii) restrictions on the pledge of the direct Equity Interests of Banking Subsidiaries and Insurance Subsidiaries under applicable laws;

(B) other than with respect to Holdings, contractual encumbrances or restrictions (1) in effect on the Restatement Effective Date with respect to Liens

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permitted under Section 6.02(a) or as otherwise disclosed on Schedule 6.09(c), (2) on the granting of Liens pursuant to the Senior Notes Documents, the Senior Subordinated Notes Documents (including any Permitted Refinancing Indebtedness in respect thereof) incurred in compliance with Section 6.01, in each case, no less favorable to the Lenders than those restrictions set forth in the Senior Notes Indenture and the Senior Subordinated Notes Indenture on the Restatement Effective Date, or (3) pursuant to documentation related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Restatement Effective Date that does not expand the scope of any such encumbrance or restriction or make such restriction more onerous;

(C) any restriction on the Equity Interests or assets of a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of such Equity Interests or assets permitted under Section 6.05 pending the closing of such sale or disposition;

(D) customary provisions in joint venture agreements and other similar agreements applicable to the assets of, or the Equity Interests in, joint ventures entered into in the ordinary course of business;

(E) other than with respect to Holdings, any restrictions imposed by any agreement relating to Indebtedness permitted by Section 6.01 and secured by a Lien permitted by Section 6.02 to secure such Indebtedness to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(G) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(I) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 applicable to the asset to be sold pending the consummation of such sale;

(J) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(K) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions on the property subject to such lease; or

(L) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary and such restriction does not apply to the Borrower or any other Material Subsidiary or any of their respective assets.

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SECTION 6.10. Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio on the last day of any fiscal quarter during any period set forth below to exceed the ratio set forth opposite such period:

Period	Ratio

Restatement Effective Date through March 31, 2011	6.75 to 1.00
June 30, 2011 through March 31, 2012	6.25 to 1.00
June 30, 2012 through March 31, 2013	5.75 to 1.00
June 30, 2013 through March 31, 2014	5.25 to 1.00
June 30, 2014 through March 31, 2015	4.75 to 1.00
June 30, 2015 and thereafter	4.25 to 1.00

SECTION 6.11. Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the end of any fiscal quarter ending during any period set forth below to be less than the ratio set forth below opposite such period:

Period	Ratio

Restatement Effective Date through March 31, 2012	1.75 to 1.00
June 30, 2012 through March 31, 2013	1.85 to 1.00
June 30, 2013 through March 31, 2014	1.90 to 1.00
June 30, 2014 through March 31, 2015	2.00 to 1.00
June 30, 2015 and thereafter	2.10 to 1.00

SECTION 6.12. Swap Agreements. Enter into any Swap Agreement other than (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities (including currency risks), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings, the Borrower or any Subsidiary.

SECTION 6.13. Designated Senior Debt. Designate any other Indebtedness as “Designated Senior Debt” (or the equivalent thereof) under the Senior Subordinated Notes Indenture or under the documentation governing any Permitted Subordinated Indebtedness, including any Permitted Refinancing Indebtedness in respect of the Senior Subordinated Notes or such Permitted Subordinated Indebtedness, in each case, other than the Obligations under this Agreement and the obligations in respect of the Senior Notes and any Permitted Refinancing Indebtedness in respect thereof.

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ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made by the Borrower or any other Loan Party in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by the Borrower or any other Loan Party;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or on any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) any default shall be made in the due observance or performance by the Borrower of any covenant or agreement contained in Section 5.01(a) (with respect to the Borrower), 5.05(a), 5.09 or in Article VI;

(e) default shall be made in the due observance or performance by the Borrower or any Subsidiary Loan Party of any covenant or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(f) (i) any event or condition occurs that (a) results in any Material Indebtedness becoming due prior to its scheduled maturity or (b) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) Holdings, the Borrower or any Subsidiary shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided, that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any of its subsidiaries, or of a substantial part of the property or assets of

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Holdings, the Borrower or any of its subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, moratorium, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of its subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any of its subsidiaries or (iii) the winding-up or liquidation of Holdings, the Borrower or any of its subsidiaries (except, in the case of any subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any of its subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, moratorium, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of its subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any of its subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by Holdings, the Borrower or any Subsidiary Loan Party or any Material Subsidiary to pay one or more final judgments aggregating in excess of $40,000,000, which judgments are not discharged or effectively waived or stayed for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

(k) (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan, (iii) the Borrower, a Subsidiary or any ERISA Affiliate shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan or (iv) any other event or condition shall occur or exist with respect to a Plan or a Multiemployer Plan; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(l) (i) any Loan Document shall for any reason be asserted in writing by Holdings, the Borrower or any Subsidiary Loan Party (or, in the case of any Security Document with respect to the pledge of Equity Interests of the Borrower, the pledgor thereunder) not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to the Borrower and the Subsidiary Loan Parties on a consolidated basis or the Equity Interests of the Borrower, shall cease to be, or shall be

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asserted in writing by the Borrower or any other Loan Party (or, in the case of any Security Document with respect to the pledge of Equity Interests of the Borrower, the pledgor thereunder) not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Guarantee and Collateral Agreement and the Holdings Guarantee and Pledge Agreement, or to file Uniform Commercial Code continuation statements or take the actions described on Schedule 3.04 and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees pursuant to the Security Documents by Holdings, the Borrower or any material Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations;

(m) the Obligations shall fail to constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the Senior Subordinated Notes Indenture and under the documentation governing any Permitted Subordinated Indebtedness, including any Permitted Refinancing Indebtedness in respect of the Senior Subordinated Notes or such Permitted Subordinated Indebtedness;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans then outstanding so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) demand Cash Collateral pursuant to Section 2.22; and in any event with respect to the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.22, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

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SECTION 7.02. Exclusion of Certain Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (h), (i) or (j) of Section 7.01, any reference in any such clause to any subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in any such clause.

SECTION 7.03. Right to Cure. (a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails to comply with the requirements of the covenants set forth in Section 6.10 or 6.11, until the expiration of the 10th day subsequent to the date the certificate calculating the covenants set forth in Sections 6.10 and 6.11 is required to be delivered pursuant to Section 5.04(c), Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to its capital, and, in each case with respect to Holdings, to contribute any such cash to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by Holdings or the Borrower of such Cure Right, the calculation of EBITDA as used in the covenants set forth in Sections 6.10 and 6.11 shall be recalculated giving effect to the following pro forma adjustments:

(i) EBITDA shall be increased, solely for the purpose of measuring the covenants set forth in Sections 6.10 and 6.11 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the covenants set forth in Sections 6.10 and 6.11, the Borrower shall be deemed to have satisfied the requirements of the covenants set forth in Sections 6.10 and 6.11 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the covenants set forth in Sections 6.10 and 6.11 that had occurred shall be deemed cured for the purposes of this Agreement.

(b) Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least one fiscal quarter in which the Cure Right is not exercised, (ii) in each eight-fiscal-quarter period, there shall be a period of at least four consecutive fiscal quarters during which the Cure Right is not exercised and (iii) for purposes of this Section 7.03, the Cure Amount utilized shall be no greater than the amount required for purposes of complying with the covenants set forth in Section 6.10 and 6.11.

ARTICLE VIII

The Agents

SECTION 8.01. Appointment and Authority.

(a) Each of the Lenders and each Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The

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provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “Collateral Agent” under the Loan Documents, and each of the Lenders and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “Collateral Agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.04(d), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c) Each of the Lenders and each Issuing Bank hereby acknowledges and ratifies the resignation of the Existing Agent as “Administrative Agent” (as defined in the Existing Credit Agreement), and waives any notice period and other succession provisions applicable thereto. Notwithstanding the resignation of the Existing Agent, the Existing Agent shall be entitled to the benefits of all provisions of this Article VIII and of Article IX (including Section 9.05(b)), as though the Existing Agent were the Administrative Agent under the Loan Documents), as if set forth in full herein, with respect to all actions taken or omitted to be taken by it in connection with its compliance with the terms of this Agreement and the terms of that certain Successor Agent Agreement, dated on or about the date hereof, among the Borrower, the Existing Agent and the Successor Agent.

SECTION 8.02. Rights as a Lender. The person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as the Administrative Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

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(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents or that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.01 and 9.09) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or an Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or an Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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SECTION 8.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06. Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, and the Administrative Agent further agrees that for the 30 day period immediately following its notice of resignation, it will not appoint a successor unless the Borrower shall have consented to such successor, such consent not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except in its capacity as Collateral Agent holding collateral security on behalf of any Secured Parties, it shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Banks directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

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(b) Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 8.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Banks acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder

SECTION 8.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Agents or Joint Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Bank hereunder.

SECTION 8.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.12 and 9.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

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and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Banks to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Banks any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Banks to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Banks in any such proceeding.

SECTION 8.10. Guarantee and Collateral Agreement. (a) The Lenders and the Issuing Banks irrevocably authorize the Collateral Agent, at its option and in its discretion, to

(i) release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Collateral Agent and the Issuing Banks shall have been made), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) subject to Section 9.09, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02; and

(b) The Lenders and the Issuing Banks irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any guarantor from its obligations under the Guarantee and Collateral Agreement if such person ceases to be a Subsidiary Loan Party as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or Collateral Agent’s, as applicable, authority to release or subordinate its interest in particular types or items of property, or to release any guarantor from its obligations under the Guarantee and Collateral Agreement.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in

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subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, to its address set forth on Schedule 9.01(a)(i), with a copy to Apollo Investment Fund V, L.P., 9 West 57th Street, New York, New York 10019, Attention: Stan Parker;

(ii) if to the Administrative Agent, Collateral Agent, Swingline Lender or Bank of America, as Issuing Bank, to the applicable address as set forth on Schedule 9.01(a)(ii); and

(iii) if to an Issuing Bank (other than Bank of America), to it at the address or telecopy number set forth separately in writing.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Notices and other communications to the Lenders and each Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or any Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

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(c) Each of the Borrower, the Administrative Agent, each Issuing Bank and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each Issuing Bank and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to the Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(d) The Administrative Agent, each Issuing Bank and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower and the other Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

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SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, each Issuing Bank, the Administrative Agent and each Lender and their respective permitted successors and assigns.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder other than pursuant to a merger permitted by Section 6.05(b) or (i) without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this Section 9.04(b), participations in Letter of Credit obligations and in Swingline Loans) at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld); provided, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other person or in connection with the initial syndication of the Loans; provided, that any liability of the Borrower to an assignee that is an Approved Fund or affiliate of the assigning Lender under Section 2.15 or 2.17 shall be limited to the amount, if any, that would have been payable hereunder by the Borrower in the absence of such assignment;

(B) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the Swingline Lender and the Issuing Bank; provided, that the consent of the Issuing Bank shall not be required if such assignment is an assignment under the Term Facility.

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(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Acceptance with respect to such assignment or, if no trade date is so specified, as of the date such Assignment and Acceptance is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than (x) $1,000,000 in respect of Term Loans, and (y) $5,000,000 in respect of the Revolving Facility Loans, unless each of the Borrower and the Administrative Agent otherwise consent; provided that simultaneous assignments to two or more Related Funds or by two or more Related Funds to a single Assignee shall be treated as one assignment for purposes of the minimum assignment requirement, and shall be in an amount that is an integral multiple of $1,000,000 (or the entire remaining amount of such Lender’s Commitment);

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (which may be waived or reduced at the Administrative Agent’s sole discretion); provided, that (i) assignments pursuant to Section 2.19 shall not require the signature of the assigning Lender to become effective and (ii) any such processing and recordation fee in connection with assignments pursuant to Section 2.19 shall be paid by the Borrower or the assignee;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms; and

(D) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

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For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States of America a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Exposure owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register, information regarding the designation, and revocation of the designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a natural person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (a) such

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Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 9.04(a)(i) or clause (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.09(b) and (2) directly affects such Participant and (y) no other agreement with respect to such Participant may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided, that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(d) Any Lender may, without the consent of the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is a Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, at its expense and upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 9.04(b). Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender;

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provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g) Notwithstanding the foregoing, no assignment may be made or participation sold to (i) a natural person, (ii) an Ineligible Institution without the prior written consent of the Borrower or (iii) any Defaulting Lender or any of its subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (ii). Upon the request of any Lender, the Administrative Agent shall inform such Lender as to whether an actual proposed Participant or Assignee is an Ineligible Institution.

(h) Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder to any Affiliate Lender; provided that:

(i) no Default or Event of Default has occurred or is continuing or would result therefrom;

(ii) the assigning Lender and Affiliate Lender purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit H hereto (an “Affiliated Lender Assignment and Acceptance”) in lieu of an Assignment and Acceptance;

(iii) for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Facility Commitments or Revolving Facility Loans to any Affiliate Lender;

(iv) no Term Loan may be assigned to an Affiliate Lender pursuant to this Section 9.04(h) if, after giving effect to such assignment, Affiliate Lenders in the aggregate would own Term Loans with a principal amount in excess of 25% of the principal amount of all Term Loans then outstanding; and

(v) Affiliate Lenders will be subject to the restrictions specified in Section 9.24.

(i) Resignation as an Issuing Bank or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Facility Commitment and Revolving Facility Loans pursuant to Section 9.04(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as an Issuing Bank and/or (ii) upon 30 days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as an Issuing Bank or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as an Issuing Bank or Swingline Lender, as the case may be. If Bank of America resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all unreimbursed L/C Disbursements with respect thereto (including the right to require the Lenders

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to make ABR Loans or fund risk participations in unreimbursed amounts pursuant to Section 2.05(c)). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(b). Upon the appointment of a successor Issuing Bank and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of a retiring Issuing Bank or Swingline Lender, as the case may be, and (b) the successor Issuing Banks shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

SECTION 9.05. Expenses; Indemnity.

(a) The Borrower agrees to pay (i) all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent and its Affiliates in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution and delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) (including reasonable fees, charges and disbursements of counsel for the Administrative Agent), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender and each Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Bank), in connection with the enforcement or protection of their rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or the Letters of Credit issued hereunder, including all such out-of-pocket costs incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Joint Lead Arrangers, each Issuing Bank, each Lender, their respective Affiliates and each of their respective directors, trustees, officers, employees and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related costs and expenses, including reasonable counsel fees, charges and disbursements (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Restatement Transactions and the other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing,

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whether based on contract, tort or any other theory, whether brought by a third party, by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are (x) determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment, satisfaction and discharge of any of the Obligations, the resignation of the Administrative Agent or any Issuing Bank or the Swingline Lender, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable no later than ten Business Days after written demand therefor, accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction

(d) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the applicable Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the applicable Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or applicable Issuing Bank in connection with such capacity. The obligations of the Lenders under this subsection (e) are subject to the provisions of Section 2.18(f).

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SECTION 9.06. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings, the Borrower or any other Subsidiary against any of and all the obligations of Holdings or the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

SECTION 9.07. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Bank under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement

SECTION 9.08. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.09. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any

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abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except as provided in Section 2.20, or (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement without the prior written consent of each Lender directly affected thereby; provided that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(iii) extend, waive or reduce the amount of any scheduled installment of principal or extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby,

(iv) amend or modify the provisions of Section 2.18(b) or (c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, or require any Lender to make available Interest Periods longer than six months without its consent, without the prior written consent of the each Lender adversely affected thereby,

(v) amend or modify the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the

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Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Restatement Effective Date),

(vi) release all or substantially all the Collateral or release any of Holdings, the Borrower or any other Subsidiary Loan Party from its Guarantee under the Guarantee and Collateral Agreement or Holdings Guarantee and Pledge Agreement, as applicable, unless, in the case a Subsidiary Loan Party, all or substantially all of the Equity Interests of such Subsidiary Loan Party are sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender,

(vii) effect any waiver, amendment or modification that by its terms adversely affects the rights of Lenders participating in any Tranche differently from those of Lenders participating in another Tranche, without the consent of the Majority Lenders participating in the adversely affected Tranche (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment required by Section 2.11 so long as the application of any prepayment still required to be made is not changed),

(viii) effect any waiver, amendment or modification of Section 5.02 of the Guarantee and Collateral Agreement, Section 4.02 of the Holdings Guarantee and Pledge Agreement, or any comparable provision of any other Security Document, in a manner that materially adversely affects the rights in respect of payments or collateral of Lenders, without the consent of each Lender so affected;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.09 and any consent by any Lender pursuant to this Section 9.09 shall bind any Assignee of such Lender.

(c) Without the consent of the Syndication Agent, the Documentation Agents or any Joint Lead Arranger or Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any other waiver, amendment or

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modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(e) Subject to the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(f) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary to integrate any Incremental Term Loan Commitments or Incremental Revolving Facility Commitments on substantially the same basis as the Term Loans or Revolving Facility Loans, as applicable.

SECTION 9.10. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.11. [Reserved].

SECTION 9.12. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect.

SECTION 9.13. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO

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REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.14. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. Without limiting the foregoing provisions of this Section 9.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Issuing Bank or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile (or other electronic) transmission pursuant to procedures approved by the Administrative Agent shall be as effective as delivery of a manually signed original.

SECTION 9.16. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.17. Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Holdings, the Borrower or any other Loan Party or their properties in the courts of any jurisdiction.

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(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.18. Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, the Borrower and the other Loan Parties furnished to it by or on behalf of Holdings, the Borrower or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.18 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.18), except: (a) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (b) as part of normal reporting or review procedures to Governmental Authorities or the National Association of Insurance Commissioners, (c) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.18), (d) in order to enforce its rights under any Loan Document in a legal proceeding, (e) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.18), (f) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (g) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, or (h) subject to an agreement containing provisions substantially the same as those of this Section.

SECTION 9.19. Direct Website Communications. (a) Delivery. (i) Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under

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this Agreement or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document but only to the extent requested by the Administrative Agent. Nothing in this Section 9.18 shall prejudice the right of the Agents, the Joint Lead Arrangers or any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii) The Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address set forth in Section 9.01 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (a) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (b) that the foregoing notice may be sent to such e-mail address.

(b) Posting. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make the Communications available to the Lenders and each Issuing Bank by posting the Communications on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such person’s securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Communications that may be distributed to the Public Lenders and that (w) all such Communications shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, each Issuing Bank and the Lenders to treat such Communications as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 11.07); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

(c) Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY

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OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Bank or any other person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Bank or any other person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

SECTION 9.20. Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Loan Party (other than the Equity Interests of the Borrower) to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by this Agreement, then the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense to release any Liens created by any Loan Document in respect of such assets or Equity interests, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction not prohibited by this Agreement and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary Loan Party, terminate such Subsidiary Loan Party’s obligations or Holdings’ obligations, as applicable, under the Guarantee and Collateral Agreement or the Holdings Guarantee and Pledge Agreement. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by Holdings or the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than contingent indemnities and expense reimbursement obligations to the extent no claim therefor has been made) are paid in full and all Letters of Credit and Commitments are terminated. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of the Borrower shall no longer be deemed to be made once such Equity Interests or asset or subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of.

SECTION 9.21. Power of Attorney. Each Lender (including the Swingline Lender) and each Issuing Bank hereby (i) authorizes the Administrative Agent as its agent and attorney-in-fact to execute and deliver, on behalf of and in the name of such Lender or Issuing Bank (or Affiliate), all and any Loan Documents (including Security Documents) and related documentation, (ii) authorizes the Administrative Agent to appoint any further agents or attorneys-in-fact to execute and deliver, or otherwise to act, on behalf of and in the name of the Administrative Agent for any such purpose and (iii) authorizes the Administrative Agent to delegate its powers under this power of attorney and to do any and all acts and to make and receive all declarations that are deemed necessary or appropriate to the Administrative Agent.

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SECTION 9.22. U.S.A. Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the U.S.A. Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the U.S.A. Patriot Act.

SECTION 9.23. No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers, and the other Agents are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger, and the other Agents, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Joint Lead Arrangers, and the other Agents each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other person and (B) neither the Administrative Agent, the Joint Lead Arrangers, nor any of the other Agents has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers, and the other Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Joint Lead Arrangers, nor any of the other Agents has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Joint Lead Arrangers, and the other Agents with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.24. Affiliate Lenders.

(a) Subject to clause (b) below, each Lender who is a Fund or an Affiliate of the Fund (an “Affiliate Lender”), in connection with any (i) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document, (ii) other action on any matter related to any Loan Document, or (iii) direction to the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, agrees that, except with respect to any amendment, modification, waiver, consent or other action described in clause (i), (ii) or (iii) of the first proviso of Section 9.09(b) or that adversely affects such Affiliate Lender (in its capacity as a Lender) in any material respect as compared to other Lenders, shall be deemed to have voted its interest as a Lender without discretion in such proportion as the

159	AFFINION – A&R Credit Agreement

allocation of voting with respect to such matter by Lenders who are not Affiliate Lenders. Subject to clause (b) below, the Borrower and each Affiliate Lender hereby agrees that if a case under Title 11 of the United States Code is commenced against the Borrower with respect to any plan of reorganization that does not adversely affect any Affiliate Lender in any material respect as compared to other Lenders (in its capacity as a Lender), the vote of any Affiliate Lender with respect to any such plan of reorganization of the Borrower or any Affiliate of the Borrower shall not be counted. Subject to clause (b) below, each Affiliate Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliate Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliate Lender and in the name of such Affiliate Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (a).

(b) Notwithstanding anything to the contrary in this Agreement, no Affiliate Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent, the Collateral Agent or any Lender to which representatives of the Borrower are not then present, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent, the Collateral Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives, or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents.

SECTION 9.25. Effect of Amendment and Restatement.

(a) On the Restatement Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect except to evidence (i) the incurrence by the Borrower of the “Obligations” under and as defined in the Existing Credit Agreement (whether or not such “Obligations” are contingent as of the Restatement Effective Date), (ii) the representations and warranties made by Holdings and the Borrower prior to the Restatement Effective Date (which representations and warranties shall not be superseded or rendered ineffective by this Agreement as they pertain to the period prior to the Restatement Effective Date) and (iii) any action or omission performed or required to be performed pursuant to such Existing Credit Agreement prior to the Restatement Effective Date (including any failure, prior to the Restatement Effective Date, to comply with the covenants contained in such Existing Credit Agreement). The parties hereto acknowledge and agree that (A) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Restatement Effective Date and which remain outstanding, (B) the “Obligations” are in all respects continuing (as amended and restated hereby and which are hereinafter subject to the terms herein), (C) the Liens and security interests as granted under the applicable Loan Documents securing payment of such “Obligations” are in all respects continuing and in full force and effect and are reaffirmed hereby, and (D) each party which was a Lender under, and as defined in, the Existing Credit

160	AFFINION – A&R Credit Agreement

Agreement and which is not a Lender hereunder shall be deemed to have ratably assigned all of its Loans and Commitments under, and as defined in, the Existing Credit Agreement to the Lenders under this Agreement on the Restatement Effective Date.

(b) On and after the Restatement Effective Date, (i) all references to the “Credit Agreement”, “therein”, “thereof”, “thereunder” or words of similar import when referring to the Existing Credit Agreement in the Loan Documents (other than this Agreement) shall mean and shall be deemed to refer to the Existing Credit Agreement, as amended and restated hereby, (ii) all references to any section (or subsection) of the Existing Credit Agreement in any Loan Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Restatement Effective Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be reference to the Existing Credit Agreement as amended and restated hereby.

(c) Each Loan Party hereby acknowledges and agrees, as of the date hereof, for itself and for each of its Subsidiaries, that it does not have any claims, offsets, counterclaims, cross-complaints, defenses or demands of any kind or nature whatsoever under or relating to the Existing Credit Agreement, the other “Loan Documents” (as defined in the Existing Credit Agreement) or any of the obligations existing thereunder that could be asserted to reduce or eliminate all or any part of the obligation of any Loan Party to pay any amounts owed thereunder, or to assert any claim for affirmative relief or damages against the “Administrative Agent” thereunder or any lender party thereto.

(d) This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver or other modification, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless otherwise specifically amended hereby or by any other Loan Document.

[SIGNATURE PAGES FOLLOW]

161	AFFINION – A&R Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

AFFINION GROUP, INC.

By:	/s/ Todd H. Siegel
	Name:	Todd H. Siegel
	Title:	Executive Vice President and Chief Financial Officer

AFFINION GROUP HOLDINGS, INC.

By:	/s/ Todd H. Siegel
	Name:	Todd H. Siegel
	Title:	Executive Vice President and Chief Financial Officer

[SIGNATURE PAGE]	AFFINION – A&R Credit Agreement

BANK OF AMERICA, N.A.,
as Administrative Agent, Collateral Agent and Lender

By:	/s/ David Strickert
	Name:	David Strickert
	Title:	Senior Vice President

[SIGNATURE PAGE]	AFFINION – A&R Credit Agreement

BANK OF AMERICA SECURITIES LLC,
as Joint Lead Arranger and Joint Bookrunner

By:	/s/ John McCusker
	Name:	John McCusker
	Title:	Managing Director

[SIGNATURE PAGE]	AFFINION – A&R Credit Agreement

CREDIT SUISSE SECURITIES (USA) LLC,
as Joint Lead Arranger, Joint Bookrunner and Syndication Agent

By:	/s/ Edward L. Neuburg
	Name:	Edward L. Neuburg
	Title:	Managing Director

By:
Name:
Title:

[SIGNATURE PAGE]	AFFINION – A&R Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Lender

By:	/s/ Robert Hetu
	Name:	Robert Hetu
	Title:	Managing Director

By:	/s/ Christopher Day
	Name:	Christopher Day
	Title:	Associate

[SIGNATURE PAGE]	AFFINION – A&R Credit Agreement

DEUTSCHE BANK SECURITIES INC.,
as Joint Bookrunner and Documentation Agent

By:	/s/ Frank Fazio
	Name:	Frank Fazio
	Title:	Managing Director

By:	/s/ Ed Roland
	Name:	Ed Roland
	Title:	Managing Director

[SIGNATURE PAGE]	AFFINION – A&R Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH,
as Lender

By:	/s/ Scottye Lindsey
	Name:	Scottye Lindsey
	Title:	Director

By:	/s/ Carin Keegan
	Name:	Carin Keegan
	Title:	Director

[SIGNATURE PAGE]	AFFINION – A&R Credit Agreement

J.P. MORGAN SECURITIES INC.,
as Joint Bookrunner and Documentation Agent

By:	/s/ Zev Garell
	Name:	Zev Garell
	Title:	Vice President

[SIGNATURE PAGE]	AFFINION – A&R Credit Agreement

JPMORGAN CHASE BANK, N.A. as Lender

By:	/s/ John G. Kowalczuk
	Name:	John G. Kowalczuk
	Title:	Executive Director

[SIGNATURE PAGE]	AFFINION – A&R Credit Agreement

UBS SECURITIES LLC,
as Joint Bookrunner and Documentation Agent

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Attorney in Fact

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

[SIGNATURE PAGE]	AFFINION – A&R Credit Agreement

UBS LOAN FINANCE LLC,
as Lender

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

[SIGNATURE PAGE]	AFFINION – A&R Credit Agreement

SCHEDULE 1.01(a)

EXISTING LETTERS OF CREDIT

Beneficiary	Number	Expiration

RLI Insurance Co.	TS-07003236	Evergreen
Delta Airlines	TS-07004047	Evergreen
Altria Client Services	TS-07005317	Evergreen

Total L/C’s

SCHEDULE 1.01(b)

IMMATERIAL SUBSIDIARIES

1.	Entertainment Publications of Argentina, S.A.

2.	Entertainment Publications de Mexico, S.A. de C.V.

3.	Credit Card Sentinel Sweden AB

4.	Affinion International Travel Limited

SCHEDULE 1.01(c)

SUBSIDIARY SPIN-OFF

Any Subsidiary that, at the time of determination, represents less than 33.33% of EBITDA of the Borrower.

SCHEDULE 1.01(d)

UNRESTRICTED SUBSIDIARIES

1.	Affinion Loyalty, LLC

2.	Affinion Investments, LLC

SCHEDULE 2.01

COMMITMENTS AND LENDERS

I. Term Loan Facility

Lender	Term Loan Commitment	Commitment Percentage
Bank of America, N.A.	$875,000,000.00	100%

Total	$875,000,000.00	100%

II. Revolving Credit Facility

Lender	Revolving Facility Loan Commitment	Commitment Percentage
Bank of America, N.A.	$40,000,000.00	32%
Credit Suisse AG, Cayman Islands Branch	$30,000,000.00	24%
Deutsche Bank AG New York Branch	$25,000,000.00	20%
JPMorgan Chase Bank, N.A.	$20,000,000.00	16%
UBS Loan Finance LLC	$10,000,000.00	8%

Total	$125,000,000.00	100%

SCHEDULE 2.05

ISSUING BANKS

1.	Bank of America, N.A.

2.	Credit Suisse AG, Cayman Islands Branch, solely with respect to the Existing Letters of Credit.

SCHEDULE 3.01

ORGANIZATION AND GOOD STANDING

None.

SCHEDULE 3.04

GOVERNMENTAL APPROVALS

None.

SCHEDULE 3.05(b)

LIABILITIES/LONG-TERM OBLIGATIONS

1.	Potential sales tax exposure relating to an outsourcing agreement between TRL Group, Inc. (fka Trilegiant Corporation) and Cendant Membership Services Holdings Subsidiary, LLC (fka Cendant Membership Services Holdings Subsidiary, Inc.) that was in effect from July 2001 through January 2004.

2.	Potential sales tax exposure relating to the outsourcing agreement between Trilegiant Corporation and TRL Group, Inc. (fka Trilegiant Corporation) that was in effect from January 2004 through October 17, 2005.

3.	Potential income tax exposure for Affinion International GmbH relating to a transfer pricing matter which arose in 2005.

SCHEDULE 3.07(b)

POSSESSION UNDER LEASES

None.

SCHEDULE 3.08(a)

SUBSIDIARIES

Company	Jurisdiction of Incorporation or Formation	Ownership
Affinion Benefits Group, Inc. (fka Progeny Marketing Innovations Inc.)	Delaware	100%
Affinion Data Services, Inc. (fka Cendant Data Services, Inc.)	Delaware	100%
Affinion Group, Inc.	Delaware	100%
Affinion Group, LLC (fka Cendant Marketing Group, LLC)	Delaware	100%
Affinion International AB (fka Cims AB)	Sweden	100%
Affinion International AS (fka Cims AS)	Norway	100%
Affinion International ApS (fka Cims ApS)	Denmark	100%
Affinion International Assurances SARL (fka Cendant Assurances SARL)	France	100%
Affinion International B.V. (fka Cims B.V.)	Netherlands	100%
Affinion International GmbH (fka Cims GmbH)	Germany	100%
Affinion International Holdco (Proprietary) Limited (fka Cims South Africa Holdco (Proprietary) Limited)	South Africa	100%
Affinion International Holdings Limited (fka Cendant International Holdings Limited)	UK	100%
Affinion International Holding S.r.l.	Italy	100%
Affinion International Insurance Broker S.r.l. (fka Cims Marketing Insurance Broker S.r.l)	Italy	100%
Affinion International Limited (fka Cims Limited)	UK	100%
Affinion International OY AB (fka Cendant Nordic Membership Services OY AB )	Finland	100%
Affinion International S.L. Sociedad Unipersonal (fka Cims Specialists Marketing SA)	Spain	100%
Affinion International S.r.l. (fka Cims S.r.l)	Italy	100%
Affinion International Travel BVBA	Belgium	100%
Affinion International Travel Holdco Limited	UK	100%
Affinion International Travel Limited	UK	100%
Affinion International Travel Limited (fka Affinion International Limited)	Ireland	100%
Affinion International Voyages SARL (fka Cendant Voyages SARL)	France	100%
Affinion Investments, LLC	Delaware	100%
Affinion Loyalty, LLC	Delaware	100%
Affinion Loyalty Group, Inc. (fka Trilegiant Loyalty Solutions, Inc.)	Delaware	100%
Affinion Net Patents, Inc.	Delaware	100%

Company	Jurisdiction of Incorporation or Formation	Ownership
Affinion Publishing, LLC (fka Affinion Publishing, Inc. & Cendant Publishing, Inc.)	Delaware	100%
Bassae Holding B.V.	The Netherlands	100%
Cardwell Agency Inc.	Virginia	100%
CCAA, Corporation	Delaware	100%
Cims Limited	UK	100%
Cims South Africa (Proprietary) Limited	South Africa	50%
Consumer Alliance Group Inc.	New Brunswick (Canada)	100%
Credit Card Sentinel Limited	UK	100%
Credit Card Sentinel Sweden AB	Sweden	100%
CUC Asia Holdings	Delaware	100%
Entertainment Publications de Mexico, S.A. de C.V.	Mexico	100%
Entertainment Publications Limited	UK	100%
Entertainment Publications of Argentina, S.A.	Argentina	100%
Global Privacy Solutions, LLC	Delaware	100%
Long Term Preferred Care, Inc.	Tennessee	100%
Loyaltybuild Limited	Ireland	100%
Mercato Impresa S.r.l.	Italy	100%
PTG Professional Travel GmbH	Germany	100%
Safecard Services Insurance Company	North Dakota	100%
Travelers Advantage Services, Inc.	Delaware	100%
Trilegiant Auto Services, Inc.	Wyoming	100%
Trilegiant Corporation (fka CMS Subsidiary, Inc.)	Delaware	100%
Trilegiant Insurance Services, Inc. (fka Cendant Membership Insurance Services, Inc.)	Delaware	100%
Trilegiant Retail Services, Inc.	Delaware	100%
Watchguard Registration Services, Inc.	Indiana	100%

SCHEDULE 3.08(b)

SUBSCRIPTIONS

1.	Agreement between Bassae Holdings B.V. and MEM Marketing (Proprietary) Limited pursuant to which Bassae Holdings B.V. has granted MEM Marketing (Proprietary) Limited the option (which vests on January 1, 2011) to purchase 100% of the equity of Affinion International Holdco (Proprietary) Limited.

2.	Seller Preferred Stock.

3.	Seller Warrants.

4.	Management Investor Rights Agreement among Holdings, Affinion Group Holdings, LLC and the Holders party thereto.

5.	Securityholder Rights Agreement among Holdings, Affinion Group Holdings, LLC and Cendant.

6.	Registration Rights Agreement between Holdings and Affinion Group Holdings, LLC.

SCHEDULE 3.13

TAXES

None.

SCHEDULE 3.15

EMPLOYEE BENEFIT PLANS

None.

SCHEDULE 3.16

ENVIRONMENTAL MATTERS

None.

SCHEDULE 3.18

REAL PROPERTY

None.

SCHEDULE 3.20

LABOR MATTERS

None.

SCHEDULE 3.21

INSURANCE

INSURER (Best’s Rating)	COVERAGE	POLICY NUMBER	TERM
HCC/US Specialty Insurance Company (HCC A+ XIV)	AFFINION GROUP, INC. Directors and Officers Liability	14MGU09A18773	3/31/09-4/30//10

Great American (A XIII)		DFX3911915	3/31/09-4/30//10

Allied World Assurance Company (US) Inc. (A XV)		C009255003	3/31/09-4/30//10

Continental Casualty Company (C.N.A. A XV)		268150260	3/31/09-4/30//10

Allied World Assurance Company (US) Inc. (A XV)		C009271003	3/31/09-4/30//10

C N A /Continental Casualty Company (A XV)	AFFINION GROUP, INC. Employment Practices Liability	287477397	12/31/09-12/31/10

Beazley ( A VIII)	AFFINION GROUP, INC. Errors & Omissions Liability	QK0903439	12/31/09-12/31/10

American International Specialty Lines Insurance Company (AIG A XV)	AFFINION GROUP, INC. Fiduciary Liability	01-423-89-26	12/31/09-12/31/10

American International Specialty Lines Insurance Company (AIG A+XV)	AFFINION GROUP, INC. Employed Lawyers Liability	01-423-81-98	12/31/09-12/31/10

Chubb/ Federal Insurance Company (A++ XV)	AFFINION GROUP, INC. Crime Coverage	6803-5316	12/31/09-12/31/10

AIG/ National Union Fire Insurance Company of Pittsburgh, PA (A XV)	AFFINION GROUP, INC. Special Risk Coverage	99-330-463	12/31/09-12/31/12

INSURER (Best’s Rating)	COVERAGE	POLICY NUMBER	TERM
Twin City Fire Insurance Company (A XV)	AFFINION GROUP, INC.	41WB RF9174	4/1/10-4/1/11

Workers’ Compensation and Employers Liability

Hartford Casualty Insurance Company (A XV)	AFFINION GROUP, INC. Automobile Liability and Physical Damage	41UEN AK8712	4/1/10-4/1/11

Hartford Casualty Insurance Company (A XV)	AFFINION GROUP, INC. General Liability including Product/Completed Operations Liability	41UEN AK8712	4/1/10-4/1/11

Hartford Casualty Insurance Company (A XV)	AFFINION GROUP, INC. Global Lead Umbrella Liability	41XHUAK8751	4/1/10-4/1/11

Fireman’s Fund/National Surety Corporation (A XV)	AFFINION GROUP, INC. Global Excess Liability	SHX00072869753	4/1/10-4/1/11

XL Insurance Company (A XV)	AFFINION GROUP, INC. Global Property/Business Interruption	US00011273PR09A	12/31/09- 12/31/10

The Hartford/ Hartford Casualty Insurance Company - ACE/Hartford Alliance Program (A XV)	AFFINION GROUP, INC. International General Liability Master	PHF D37757585	4/1/10-4/1/11

The Hartford/ Hartford Casualty Insurance Company - ACE/Hartford Alliance Program (A XV)	AFFINION GROUP, INC. International Auto Liability Master	PHF D37757585	4/1/10-4/1/11

INSURER (Best’s Rating)	COVERAGE	POLICY NUMBER	TERM
The Hartford/ Hartford Casualty Insurance Company - ACE/Hartford Alliance Program (A XV)	AFFINION GROUP, INC. International Employers Liability Master	PHF D37757585	4/1/10-4/1/11

The Hartford/ Hartford Casualty Insurance Company - ACE/Hartford Alliance Program (A XV)	AFFINION GROUP, INC. International Employee Dishonesty Master	PHF D37757585	4/1/10-4/1/11

The Hartford/ Hartford Casualty Insurance Company - ACE/Hartford Alliance Program (A XV)	AFFINION GROUP, INC. International Money & Securities Master	PHF D37757585	4/1/10-4/1/11

The Hartford/ Hartford Casualty Insurance Company - ACE/Hartford Alliance Program (A XV)	AFFINION GROUP, INC. International Kidnap & Extortion Master	PHF D37757585	4/1/10-4/1/11

The Hartford/ Hartford Casualty Insurance Company - ACE/Hartford Alliance Program (A XV)	AFFINION GROUP, INC. International Accidental Death & Dismemberment Master	PHF D37757585	4/1/10-4/1/11

The Hartford/ Hartford Casualty Insurance Company - ACE/Hartford Alliance Program (A XV)	AFFINION GROUP, INC. Local Admitted GL - UK, Denmark, France, Germany, Sweden, Belgium and Norway	PHF D37757585	4/1/10-4/1/11

INSURER (Best’s Rating)	COVERAGE	POLICY NUMBER	TERM
The Hartford/ Hartford Casualty Insurance Company - ACE/Hartford Alliance Program (A XV)	AFFINION GROUP, INC. Local Admitted UK EL	PHF D37757585	4/1/10-4/1/11

The Hartford/ Hartford Casualty Insurance Company - ACE/Hartford Alliance Program (A XV)	AFFINION GROUP, INC. Local Admitted Italy – GL & EL	PHF D37757585	4/1/10-4/1/11

The Hartford/ Hartford Casualty Insurance Company - ACE/Hartford Alliance Program (A XV)	AFFINION GROUP, INC. Local Admitted -Spain GL	PHF D37757585	4/1/10-4/1/11

The Hartford/ Hartford Casualty Insurance Company - ACE/Hartford Alliance Program (A XV)	AFFINION GROUP, INC. Local Admitted - South Africa	PHF D37757585	4/1/10-4/1/11

Allianz Insurance plc (A+ XV)	AFFINION GROUP, INC. CIMS Europe-Motor Fleet Coverage	72/BV/14520781/04	4/1/09-4/1/10

AMLIN Lloyd’s London (A XV)	AFFINION GROUP, INC. CIMS Europe-Employers Liability	LI000054383	4/1/09-4/1/10

Royal & Sun Alliance (A XV)	AFFINION GROUP, INC. CIMS Europe Personal Accident/Travel Insurance	PA04280554	4/1/09-4/1/10

Navigators Insurance Company (A X)	AFFINION GROUP, INC. Specie Coverage	S09SP2017900	12/17/09-12/31/10

SCHEDULE 3.24

HOLDINGS INDEBTEDNESS

1.	Indebtedness under the Holdings Credit Agreement.

2.	Indebtedness under the Loan Documents.

3.	Indebtedness under interest rate Swap Agreements entered into with Deutsche Bank AG.

SCHEDULE 6.01

INDEBTEDNESS

A.	Capital Leases

1.

Contract Hire Agreement between FIN-ECO Leasing and AI Srl, ALFA 159 1.9 JTDM automobile. Vehicle Registration No. DA677XV, date of contract from 04 th May 2006 to 04th May 2010. Approximate outstanding balance as of 31 March, 2010: $4k

2.	Lease Agreement WS J17571 dated as of 8/24/09 between Trilegiant Corporation c/o Affinion Benefits Group, LLC and Xerox Corporation. (X700XC Printer, 144PSMXC Printer & DP155MC Printer). Approximate outstanding balance as of 31 March, 2010: $635k

3.	Amendment Number 11 of Individual Site Agreement 7019556, dated as of 9/1/08 between Trilegiant Corporation and Xerox Corporation. (Xerox DocuColor iGen3 Digital Production Press). Approximate outstanding balance as of 31 March, 2010: $476k

Earn Outs

There is an earn out following the Loyaltybuild acquisition (which acquisition closed on December 11, 2008) in the amount previously disclosed to the Lenders.

There is an earn out following the Activate24 acquisition (which acquisition closed on October 7, 2009) in the amount previously disclosed to the Lenders.

B. Other

Purchase Card Program, effective March 26, 2010 between Affinion Group, Inc. and American Express with a line of credit in the amount previously disclosed to the Lenders.

SCHEDULE 6.02(a)

LIENS

A.	UCC Financing Statements

Loan Party	Secured Party	Filing Date	Filing No.	Collateral Description
Long Term Preferred Care, Inc.	Lion 2004 Receivables Trust	12/29/04	104-070636	Assigned Commission Rights
Trilegiant Corporation	State of Ohio Bureau of Workers’ Compensation	9/19/09	Account Number: 8060001	Judgment Lien on Real and Personal Property
Trilegiant Corporation	Xerox Corporation	9/5/08	2008 3013974	Equipment
Trilegiant Corporation	Xerox Corporation	8/27/09	2009 2771019	Equipment

Affinion International Travel Limited is the recipient of a subordinated loan from Affinion Group, Inc.(US) at the request of the Civil Aviation Authority.

Affinion International Travel Limited has restricted cash being cash collateral against bank guarantee in favor of IATA, ABTA and CAA. There is nothing outstanding on the bond.

Affinion International Travel BVBA has IATA bond and CBFA license bond which is secured 100% by cash. There is nothing outstanding on the bond.

PTG Professional Travel GmbH has a travel bond which is secured 100% by cash. There is nothing outstanding on the bond.

B.	Capital Leases

1.	Contract Hire Agreement between FIN-ECO Leasing and AI Srl, ALFA 159 1.9 JTDM automobile. Vehicle Registration No. DA677XV, date of contract from 04 th May 2006 to 04th May 2010.

2.	Lease Agreement WS J17571 dated as of 8/24/09 between Trilegiant Corporation c/o Affinion Benefits Group, LLC and Xerox Corporation. (X700XC Printer, 144PSMXC Printer & DP155MC Printer).

3.	Amendment Number 11 of Individual Site Agreement 7019556, dated as of 9/1/08 between Trilegiant Corporation and Xerox Corporation. (Xerox DocuColor iGen3 Digital Production Press).

Earn Outs

There is an earn out following the Loyaltybuild acquisition (which acquisition closed on December 11, 2008) in the amount previously disclosed to the Lenders.

There is an earn out following the Activate24 acquisition (which acquisition closed on October 7, 2009) in the amount previously disclosed to the Lenders.

C.	Other

Security interests granted to Citibank (South Dakota, N.A.) (“Citibank”) by Trilegiant Corporation (“Trilegiant”) in the Secured Accounts of Trilegiant pursuant to the terms of the Program Provider Agreement dated as of July 2, 2001 between Citibank and Trilegiant, as amended on August 15, 2002, together with the Program Exhibits thereto. The Citibank escrow bank balance is approximately $80k as of March 31, 2010.

SCHEDULE 6.04

INVESTMENTS; INTERCOMPANY LOANS

A.	Investments

Parent	Subsidiary	Equity Ownership
Affinion Group, Inc.	Affinion Group, LLC	100%

Affinion Group, Inc.	Affinion Investments, LLC	100%

Affinion Group, LLC	Affinion Benefits Group, LLC	100%

Affinion Group, LLC	Cardwell Agency Inc.	100%

Affinion Group, LLC	Trilegiant Corporation	100%

Affinion Group, LLC	SafeCard Services Insurance Company	100%

Affinion Group, LLC	Affinion Loyalty Group, Inc.	100%

Affinion Group, LLC	Affinion Data Services, Inc.	100%

Affinion Benefits Group, LLC	Affinion Publishing, LLC	100%

Affinion Benefits Group, LLC	Long Term Preferred Care, Inc.	100%

Affinion Loyalty Group, Inc.	Affinion Loyalty, LLC	100%

Trilegiant Corporation	Global Privacy Solutions, LLC	100%

Trilegiant Corporation	Watchguard Registration Services, Inc.	100%

Trilegiant Corporation	CCAA, Corporation	100%

Trilegiant Corporation	Travelers Advantage Services, Inc.	100%

Trilegiant Corporation	Trilegiant Insurance Services, Inc.	100%

Trilegiant Corporation	Trilegiant Retail Services, Inc.	100%

Trilegiant Corporation	Trilegiant Auto Services, Inc.	100%

Trilegiant Corporation	Credit Card Sentinel Sweden AB	100%

Trilegiant Corporation	CUC Asia Holdings	99%

Trilegiant Retail Services, Inc.	CUC Asia Holdings	1%

Trilegiant Corporation	Entertainment Publications of Argentina, S.A	100%

Trilegiant Corporation	Entertainment Publications de Mexico, S.A. de C.V.	100%

Trilegiant Corporation	Consumer Alliance Group Inc.	100%

CUC Asia Holdings	TZM Limited	<5%

Affinion Group, Inc.	Affinion International Holdings Limited	100%

Affinion International Holdings Limited	Affinion International Limited	100%

Parent	Subsidiary	Equity Ownership
Affinion International Limited	Affinion International Travel Holdco Limited	100%

Affinion International Limited	Bassae Holding B.V.	100%

Affinion International Limited	Cims Limited	100%

Affinion International Limited	Credit Card Sentinel Limited	100%

Affinion International Limited	Entertainment Publications Ltd.	100%

Affinion International Travel Holdco Limited	Affinion International Travel Limited	100%

Affinion International Travel Holdco Limited	PTG Professional Travel GmbH	100%

Affinion International Travel Holdco Limited	Affinion International Travel BVBA	100%

Affinion International Travel Holdco Limited	Affinion International Travel Limited	100%

Bassae Holding B.V.	Affinion International Assurances SARL	100%

Bassae Holding B.V.	Affinion International Voyages SARL	100%

Bassae Holding B.V.	Affinion International B.V.	100%

Bassae Holding B.V.	Affinion International S.L. Sociedad Unipersonal	100%

Bassae Holding B.V.	Loyaltybuild Limited	100%

Bassae Holding B.V.	Affinion International GmbH	100%

Bassae Holding B.V.	Affinion International Holding S.r.l.	100%

Bassae Holding B.V.	Affinion International Holdco (Proprietary) Limited	100%

Bassae Holding B.V.	Affinion International AS	100%

Affinion International Holding S.r.l.	Mercato Impresa S.r.l.	100%

Affinion International Holding S.r.l.	Affinion International S.r.l	75%

Affinion International Limited	Affinion International S.r.l.	5%

Affinion International S.r.l.	Affinion International Insurance Broker S.r.l	95%

Affinion International Limited	Affinion International Insurance Broker S.r.l	25%

Affinion International Holdco (Proprietary) Limited	Cims South Africa (Proprietary) Limited	50%[1]

[1]	50% owned by MEM Marketing (Pty.) Ltd., a third party.

206

Parent	Subsidiary	Equity Ownership
Affinion International AS	Affinion International OY AB	100%

Affinion International AS	Affinion International AB	100%

Affinion International AS	Affinion International ApS	100%

B.	Intercompany Loans

Lender:	Borrower	Description	Date
Affinion Group, Inc.	Affinion International Travel Limited	Affinion International Travel Limited acquisition	April 9, 2010

Affinion Group, Inc.	Affinion International Limited	Affinion International Travel Limited acquisition	April 9, 2010

Affinion Group, Inc.	Affinion International Limited	Loyaltybuild Limited acquisition	April 9, 2010

Affinion Group, Inc.	Bassae Holding B.V.	Mercato Impresa Srl acquisition	April 9, 2010

SCHEDULE 6.07

TRANSACTIONS WITH AFFILIATES

1.	Consulting Agreement dated as of the Closing Date between the Fund and Borrower.

2.	Warrant to Purchase Common Stock of Affinion Group Holdings, Inc., dated as of the Closing Date, issued to Affinion Group, Inc. and transferred to Cendant on the Closing Date.

3.	Patent Assignment Agreement, dated as of October 17, 2005, by and between Trilegiant Loyalty Solutions, Inc. and Affinion Net Patents, Inc.

4.	Patent License Agreement by and between Affinion Net Patents, Inc. and Trilegiant Loyalty Solutions, Inc.

5.	Contribution Agreement between Holdings and Borrower.

6.	License Agreement by and between Trilegiant Loyalty Solutions, Inc. and Affinion Loyalty, LLC.

7.	Vendor Agreement between Trilegiant Corporation and SOURCECORP Incorporated

8.	Affinion Loyalty Group, Inc. entered into an Assignment and Assumption Agreement, effective as of June 30, 2008, with Realogy Corporation (Avis Budget Group, Inc. and Wyndham Corporation are also parties thereto).

SCHEDULE 6.09(c)

CONTRACTUAL ENCUMBRANCES AND RESTRICTIONS

Restrictions on the granting of Liens by the equity holders of Affinion Loyalty, LLC, pursuant to the Limited Liability Company Agreement of Affinion Loyalty, LLC.

SCHEDULE 9.01(a)(i)

LOAN PARTY NOTICE INFORMATION

If prior to April 19, 2010:

100 Connecticut Avenue

Norwalk, CT 06850

Attn: Chief Executive Officer

If after or on April 19, 2010:

6 Highridge Park

Stamford, CT 06905

Attn: Chief Executive Officer

SCHEDULE 9.01(a)(ii)

ADMINISTRATIVE AGENT NOTICE INFORMATION

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

ONE INDEPENDENCE CENTER

101 N TRYON ST

CHARLOTTE NC 28255-0001

Mail Code: NC1-001-04-39

CHARLOTTE NC 28255-0001

Attention: Nilesh Patel

Telephone: 980.386.5094

Telecopier: 704.719.8870

Electronic Mail: npatel@baml.com

Bank of America payment instructions USD:

Bank of America NA

New York, NY

ABA 026009593

ACCT 1366212250600

ACCT Name: Credit Services

Ref: Affinion

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

1455 Market St, 5th Floor

Mail Code: CA5-701-05-19

San Francisco, CA 94103

Attention: Anthea Del Bianco

Telephone: 415-436-2776

Telecopier: 415-503-5101

Electronic Mail: Anthea.del_bianco@baml.com

COLLATERAL AGENT:

Bank of America, N.A.

1455 Market St, 5th Floor

Mail Code: CA5-701-05-19

San Francisco, CA 94103

Attention: Anthea Del Bianco

Telephone: 415-436-2776

Telecopier: 415-503-5101

Electronic Mail: Anthea.del_bianco @baml.com

L/C ISSUER:

Bank of America, N.A.

Sandra Leon

1000 W Temple

Mail Code: CA9-705-07-05

Los Angeles, CA 90012-1514

Phone: 213-580-8369

FAX: 213-580-8440

email: sandra.leon@baml.com

SWING LINE LENDER:

Bank of America, N.A.

ONE INDEPENDENCE CENTER

101 N TRYON ST

CHARLOTTE NC 28255-0001

Mail Code: NC1-001-04-39

CHARLOTTE NC 28255-0001

Attention: James Hood III

Telephone: 980.386.4308

Telecopier: 704.409.0599

Electronic Mail: james.p.hood_iii@baml.com

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

1. This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

2. For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

a.	Assignor:

b.	Assignee:[1]
[and is an Affiliate/Approved Fund of [Identify Lender]]

c.	Borrower: Affinion Group, Inc.

d.	Administrative Agent: Bank of America, N.A., as Administrative Agent under the Credit Agreement

e.	Credit Agreement: Amended and Restated Credit Agreement dated as of April 9, 2010 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Affinion Group Holdings, Inc., a Delaware corporation (“Holdings”), Affinion Group, Inc., a Delaware corporation (the “Borrower”), the

[1]	Assignee cannot be an Ineligible Institution or an Affiliate Lender.

Lenders from time to time party thereto, Bank of America, N.A., as administrative agent (“Bank of America” or, together with any successor administrative agent, in such capacity, the “Administrative Agent”) and as collateral agent (together with any successor collateral agent appointed pursuant thereto, in such capacity, the “Collateral Agent”) for the Lenders, Credit Suisse Securities Inc., as syndication agent (in such capacity, the “Syndication Agent”), Deutsche Bank Securities Inc. (“DBS”), J.P. Morgan Securities Inc. (“JPM”) and UBS Securities LLC (“UBS”), as documentation agents (in such capacity, each, a “Documentation Agent” and collectively, the “Documentation Agents”), Bank of America Securities LLC (“BAS’) and CSS, as joint lead arrangers (in such capacity, each, a “Joint Lead Arranger” and together, the “Joint Lead Arrangers”) and BAS, CSS, DBS, JPM and UBS, as joint bookrunners (in such capacity, each, a “Bookrunner” and collectively, the “Bookrunners”).

f.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitments/Loans for all Lenders	Amount of Commitments/Loans Assigned	Percentage Assigned of Commitments/ Loans[2]

Revolving Facility Loan			%

Tranche B Term Loan			%

Effective Date:                 ,     , 20    . [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

Consented[3] to and accepted:

BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT

By.
Name:
Title:

[Consented[4] to:]

AFFINION GROUP, INC.

By:
Name:
Title:

[Consented[5] to:]

[NAME]

[3]	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.
[4]	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.
[5]	Consents of Issuing Bank and Swingline Bank to be included to the extent required by Section 9.04(b) of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, the Borrowers, any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrowers, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is not an “Affiliate Lender”, as such term is defined in the Credit Agreement and (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender and, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

A-1-1

EXHIBIT B

FORM OF

ADMINISTRATIVE QUESTIONNAIRE

[Attached]

B-1

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY

CONFIDENTIAL

FAX ALONG WITH COMMITMENT LETTER TO: Anthea Del Bianco

FAX # 415-503-5101

I. Borrower Name:	Affinion Group, Inc

$125,000,000 Type of Credit Facility: Revolver

II. Legal Name of Lender of Record for Signature Page:
• Signing Credit Agreement YES NO • Coming in via Assignment YES NO
III. Type of Lender:
(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other – please specify)

IV. Domestic Address:	V. Eurodollar Address:

VI. Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

	Credit Contact	Primary Operations Contact	Secondary Operations Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

Does Secondary Operations Contact need copy of notices?               YES                 NO

1

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY

CONFIDENTIAL

	Letter of Credit Contact	Draft Documentation Contact	Legal Counsel

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

VII. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

(Bank Name)

(ABA #)

(Account #)

(Attention)

VIII. Lender’s Fed Wire Payment Instructions:

Pay to:

(Bank Name)

(ABA #)	(City/State)

(Account #)	(Account Name)

(Attention)

2

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY

CONFIDENTIAL

IX. Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):	-

Tax Withholding Form Delivered to Bank of America*:

                     W-9

                     W-8BEN

                     W-8ECI

                     W-8EXP

                     W-8IMY

NON–U.S. LENDER INSTITUTIONS

1. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

2. Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

3

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY

CONFIDENTIAL

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*Additional guidance and instructions as to where to submit this documentation can be found at this link:

X. Bank of America Payment Instructions:

Pay to:

Bank of America NA

New York, NY

ABA: 026009593

ACCT: 1366212250600

ACCT: Name: Large Corporate Servicing

Ref: Affinion Group Holdings, Inc

3/1/07 Revision

4

EXHIBIT C-1

[FORM OF]

BORROWING REQUEST

Bank of America, N.A.,

as Administrative Agent for the Lenders referred to below

One Independence Center

101 North Tryon Street

Charlotte, NC 28255

Attention:

Fax:

[Date]

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement dated as of April 9, 2010 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Affinion Group Holdings, Inc., a Delaware corporation (“Holdings”), Affinion Group, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as administrative agent (“Bank of America” or, together with any successor administrative agent, in such capacity, the “Administrative Agent”) and as collateral agent (together with any successor collateral agent appointed pursuant thereto, in such capacity, the “Collateral Agent”) for the Lenders, Credit Suisse Securities Inc., as syndication agent (in such capacity, the “Syndication Agent”), Deutsche Bank Securities Inc. (“DBS”), J.P. Morgan Securities Inc. (“JPM”) and UBS Securities LLC (“UBS”), as documentation agents (in such capacity, each, a “Documentation Agent” and collectively, the “Documentation Agents”), Bank of America Securities LLC (“BAS’) and CSS, as joint lead arrangers (in such capacity, each, a “Joint Lead Arranger” and together, the “Joint Lead Arrangers”) and BAS, CSS, DBS, JPM and UBS, as joint bookrunners (in such capacity, each, a “Bookrunner” and collectively, the “Bookrunners”). Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Borrowing Request and the Borrower hereby requests Borrowings under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowings requested hereby:

(A)	Class of Borrowing: [Revolving Facility] [Tranche B Term Loans] [Other Revolving Facility Loans] [Other Term Loans]

(B)	Aggregate Amount of Borrowing[1]:

(C)	Date of Borrowing (which shall be a Business Day):

[1]

In an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided, that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(c) of the Credit Agreement.

C-1-1

(D)	Type of Borrowing (ABR or Eurocurrency):

(E)	Interest Period (if a Eurocurrency Borrowing)[2]:

(F)	Location and number of Borrower’s account to which proceeds of Borrowing are to be disbursed:

The Borrower named below hereby represents and warrants that the conditions specified in paragraphs (b) and (c) of Section 4.01 of the Credit Agreement are satisfied.3

Very truly yours,

AFFINION GROUP, INC.

By:
Name:
Title:

[2]	Which must comply with the definition of “Interest Period” and in the case of Revolving Borrowing, end not later than the Revolving Facility Maturity Date.
[3]	To be included in Borrowing Notices after the Closing Date.

C-1-2

EXHIBIT C-2

[FORM OF]

SWINGLINE BORROWING REQUEST

Bank of America, N.A.,

as Administrative Agent for the Lenders referred to below

One Independence Center

101 North Tryon Street

Charlotte, NC 28255

Attention:

Fax:

[Date]

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement dated as of April 9, 2010 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Affinion Group Holdings, Inc., a Delaware corporation (“Holdings”), Affinion Group, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as administrative agent (“Bank of America” or, together with any successor administrative agent, in such capacity, the “Administrative Agent”) and as collateral agent (together with any successor collateral agent appointed pursuant thereto, in such capacity, the “Collateral Agent”) for the Lenders, Credit Suisse Securities Inc., as syndication agent (in such capacity, the “Syndication Agent”), Deutsche Bank Securities Inc. (“DBS”), J.P. Morgan Securities Inc. (“JPM”) and UBS Securities LLC (“UBS”), as documentation agents (in such capacity, each, a “Documentation Agent” and collectively, the “Documentation Agents”), Bank of America Securities LLC (“BAS’) and CSS, as joint lead arrangers (in such capacity, each, a “Joint Lead Arranger” and together, the “Joint Lead Arrangers”) and BAS, CSS, DBS, JPM and UBS, as joint bookrunners (in such capacity, each, a “Bookrunner” and collectively, the “Bookrunners”). Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Swingline Borrowing Request and the Borrower hereby requests Borrowings under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowings requested hereby:

(A)	Aggregate Amount of Borrowing[1]:

(B)	Date of Borrowing (which shall be a Business Day):

(C)	Location and number of Borrower’s account to which proceeds of Borrowing are to be disbursed:

The Borrower named below hereby represents and warrants that the conditions specified in paragraphs (b) and (c) of Section 4.01 of the Credit Agreement are satisfied.

[Signature page follows]

[1]	In the case of a Swingline Borrowing, not less than $1,000,000 and an integral multiple of $500,000.

C-2-1

Very truly yours,

AFFINION GROUP, INC.

By:
Name:
Title:

C-2-2

EXHIBIT D

[FORM OF]

GUARANTEE AND COLLATERAL AGREEMENT

[Attached]

D-1

AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT

dated and effective as of

April 9, 2010

among

AFFINION GROUP, INC.,

each Subsidiary of the Borrower identified herein,

and

BANK OF AMERICA, N.A.

as Administrative Agent and Collateral Agent

Affinion – Amended and Restated Guarantee and Collateral Agreement

TABLE OF CONTENTS

		Page

ARTICLE I.

Definitions

SECTION 1.01.	Credit Agreement	1

SECTION 1.02.	Other Defined Terms	2

ARTICLE II.

Guarantee

SECTION 2.01.	Guarantee	5

SECTION 2.02.	Guarantee of Payment	5

SECTION 2.03.	No Limitations, Etc	6

SECTION 2.04.	Reinstatement	8

SECTION 2.05.	Agreement To Pay; Subrogation	8

SECTION 2.06.	Information	8

SECTION 2.07.	Maximum Liability	8

SECTION 2.08.	Payment Free and Clear of Taxes	9

ARTICLE III.

Pledge of Securities

SECTION 3.01.	Pledge	9

SECTION 3.02.	Delivery of the Pledged Collateral	10

SECTION 3.03.	Representations, Warranties and Covenants	10

SECTION 3.04.	Registration in Nominee Name; Denominations	12

SECTION 3.05.	Voting Rights; Dividends and Interest, etc	13

ARTICLE IV.

Security Interests in Personal Property

SECTION 4.01.	Security Interest	15

-ii-
Affinion – Amended and Restated Guarantee and Collateral Agreement

-iii-
Affinion – Amended and Restated Guarantee and Collateral Agreement

		Page

SECTION 7.09.	Waivers; Amendment	33

SECTION 7.10.	WAIVER OF JURY TRIAL	33

SECTION 7.11.	Severability	34

SECTION 7.12.	Counterparts	34

SECTION 7.13.	Headings	34

SECTION 7.14.	Jurisdiction; Consent to Service of Process	34

SECTION 7.15.	Termination or Release	34

SECTION 7.16.	Additional Subsidiaries	35

SECTION 7.17.	Right of Set-off	35

Schedules

Schedule I	[Reserved.]

Schedule II	Capital Stock; Debt Securities

Schedule III	Intellectual Property

Exhibits

Exhibit I	Form of Supplement to the Amended and Restated Guarantee and Collateral Agreement

Exhibit II	Form of Perfection Certificate

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Affinion – Amended and Restated Guarantee and Collateral Agreement

AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT dated and effective as of April 9, 2010 (this “Agreement”), among AFFINION GROUP, INC., a Delaware corporation (the “Borrower”), each Subsidiary of the Borrower identified herein as a party (each, a “Subsidiary Party”) and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined below).

WHEREAS, the Borrower, Affinion Group Holdings, Inc., a Delaware corporation (“Holdings”), the lenders party thereto, Credit Suisse AG, Cayman Islands Branch (formerly known as Credit Suisse, Cayman Islands Branch), as administrative agent (the “Existing Agent”) for such lenders and the other parties thereto entered into a Credit Agreement, dated as of October 17, 2005 (as amended prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, in connection with the Existing Credit Agreement, Holdings, the Borrower, the Subsidiaries of the Borrower party thereto, and the Existing Agent entered into that certain Guarantee and Collateral Agreement, dated as of October 17, 2005 (as amended prior to the date hereto, the “Existing G&C Agreement”);

WHEREAS, the Borrower, Holdings, the Administrative Agent, the Collateral Agent and the lenders party thereto (the “Lenders”) are entering into an Amended and Restated Credit Agreement, dated as of the date hereof, which amends and restates the Existing Credit Agreement in its entirety and provides for the Lenders to provide loans to the Borrower from time to time (such Credit Agreement as it may be further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement; and

WHEREAS, the Subsidiary Parties are affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to make Loans, and each Issuing Bank to issue Letters of Credit, to the Borrower in accordance with the terms of the Credit Agreement;

Accordingly, the parties hereto agree that the Existing G&C Agreement is amended and restated in full as follows:

ARTICLE I.

Definitions

SECTION 1.01. Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement. All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

Affinion – Amended and Restated Guarantee and Collateral Agreement

(b) The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any person who is or who may become obligated to any Pledgor under, with respect to or on account of an Account.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01.

“Collateral” means Article 9 Collateral and Pledged Collateral.

“Control Agreement” means a securities account control agreement, a deposit account control agreement, or a commodity account control agreement, as applicable, enabling the Collateral Agent to obtain “control” (within the meaning of the New York UCC) of any such accounts, in form and substance reasonably satisfactory to the Collateral Agent.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any Pledgor under any Copyright now or hereafter owned by any third party, and all rights of any Pledgor under any such agreement (including, without limitation, any such rights that such Pledgor has the right to license).

“Copyrights” means all of the following now owned or hereafter acquired by any Pledgor (or, as required in the context of the definition of “Copyright License,” any third party licensor): (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise; and (b) all registrations and applications for registration of any such Copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule III.

“Credit Agreement” has the meaning assigned to such term in the preliminary statements of this Agreement.

“Existing Agent” has the meaning assigned to such term in the preliminary statements of this Agreement.

“Existing Credit Agreement” has the meaning assigned to such term in the preliminary statements of this Agreement.

“Existing G&C Agreement” has the meaning assigned to such term in the preliminary statements of this Agreement.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.

Affinion – Amended and Restated Guarantee and Collateral Agreement

“General Intangibles” means all “General Intangibles” as defined in the New York UCC.

“Guarantors” means the Subsidiary Guarantors.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Pledgor, including inventions, designs, Patents, Copyrights, Trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information and all related documentation.

“IP Agreements” means all material Copyright Licenses, Patent Licenses, Trademark Licenses, and all other agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any material Intellectual Property to which a Pledgor, now or hereafter, is a party or a beneficiary, including, without limitation, the agreements set forth on Schedule III hereto.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral and (iii) all other monetary obligations of the Borrower to any of the Secured Parties under the Credit Agreement and each of the other Loan Documents, including obligations to pay fees, expense and reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to the Credit Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations” means (a) the Loan Document Obligations, (b) the due and punctual payment and performance of all obligations of each Loan Party under each Swap Agreement that (i) is in effect on the Restatement Effective Date with a counterparty that is a Lender under the Credit Agreement or an Affiliate of a Lender under the Credit Agreement as of the Restatement Effective Date or (ii) is entered into after the Restatement Effective Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is

Affinion – Amended and Restated Guarantee and Collateral Agreement

entered into and is otherwise permitted under the Credit Agreement and (c) the due and punctual payment and performance of all obligations of the Borrower and any of its subsidiaries in respect of overdrafts and related liabilities owed to Bank of America, N.A. (or any other Person designated by the Borrower as a provider of cash management services and entitled to the benefit of this Agreement) and arising from cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer, ACH services and other cash management arrangements) permitted by Section 6.01(r) of the Credit Agreement.

“Patent License” means any written agreement, now or hereafter in effect, granting to any Pledgor any right to make, use or sell any invention covered by a Patent, now or hereafter owned by any third party (including, without limitation, any such rights that such Pledgor has the right to license).

“Patents” means all of the following now owned or hereafter acquired by any Pledgor (or, as required in the context of the definition of “Patent License,” any third party licensor): (a) all letters patent of the United States or the equivalent thereof in any other country, and all applications for letters patent of the United States or the equivalent thereof in any other country, including those listed on Schedule III, and (b) all reissues, continuations, divisions, continuations-in-part or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Perfection Certificate” means a certificate substantially in the form of Exhibit II, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of each Pledgor.

“Permitted Liens” means any Lien permitted by Section 6.02 of the Credit Agreement.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 3.01.

“Pledgor” shall mean the Borrower and each Guarantor.

“Requirement of Law” means, with respect to any person, the common law and all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other legal requirements or determinations (including, without limitation, the Communications Act of 1934, as amended, and the written rules and regulations of the FCC) of any Governmental Authority or arbitrator, applicable to or binding upon such person or any of its property or which such Person or any of its property is subject.

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“Secured Parties” means (a) the Lenders (and any Affiliate of a Lender or any other Person designated by the Borrower as a provider of cash management services to which any obligation referred to in clause (c) of the definition of the term “Obligations” is owed), (b) the Collateral Agent, (c) the Administrative Agent, (d) each Issuing Bank, (e) each counterparty to any Swap Agreement entered into with a Loan Party the obligations under which constitute Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the successors and permitted assigns of each of the foregoing.

“Security Interest” has the meaning assigned to such term in Section 4.01.

“Subsidiary Party” has the meaning assigned to such term in the preamble of this Agreement, which includes any Subsidiary under Section 7.16.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Pledgor any right to use any Trademark now or hereafter owned by any third party (including, without limitation, any such rights that such Pledgor has the right to license).

“Trademarks” means all of the following now owned or hereafter acquired by any Pledgor (or, as required in the context of the definition of “Trademark License,” any third party licensor): (a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all renewals thereof, including those listed on Schedule III and (b) all goodwill associated therewith or symbolized thereby.

ARTICLE II.

Guarantee

SECTION 2.01. Guarantee. Each Guarantor unconditionally guarantees to the Administrative Agent, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations for the ratable benefit of the Secured Parties. Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 2.02. Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent (including in its individual capacity) or any other Secured Party in favor of the Borrower or any other person.

Affinion – Amended and Restated Guarantee and Collateral Agreement

SECTION 2.03. No Limitations, Etc. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided for in Section 7.15, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise (other than defense of payment or performance). The obligations of each Guarantor under or in respect of this Agreement are independent of the Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Agreement, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by:

(i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower under or in respect of the Loan Documents, or any other amendment or waiver of, any consent to departure from, any rescission or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement;

(iii) the failure to perfect any security interest in, or the taking, exchange, substitution, release or any impairment of, any security held by the Administrative Agent or any other Secured Party for the Obligations;

(iv) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Obligations of the Borrower under the Loan Documents;

(v) any default, failure or delay, willful or otherwise, in the performance of the Obligations;

(vi) any failure of any Secured Party to disclose to any Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

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(vii) the failure of any other Person to execute or deliver this Agreement, any supplement required under Section 7.16, or the terms of any other Loan Document or the release or reduction of liability of any other Guarantor or other guarantor or surety with respect to the Obligations;

(viii) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Obligations),

(ix) any illegality, lack of validity or enforceability of any Obligation or any Loan Document or any agreement or instrument relating to the Obligations,

(x) any change in the corporate existence, structure or ownership of the Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any Obligation (other than the payment in full in cash of all the Obligations),

(xi) the existence of any claim, set-off or other rights that any Guarantor may have at any time against the Borrower, the Administrative Agent, or any other corporation or person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim,

(xii) and any other circumstance (including without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower or any Guarantor or any other guarantor or surety.

Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the payment in full in cash or immediately available funds of all the Obligations (other than contingent or unliquidated obligations or liabilities). The Collateral Agent, the Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations (other than contingent or unliquidated obligations or liabilities) have been paid in

Affinion – Amended and Restated Guarantee and Collateral Agreement

full in cash or immediately available funds. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any other Loan Party, as the case may be, or any security. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 2.01 and this Section 2.03 are knowingly made in contemplation of such benefits.

SECTION 2.04. Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise.

SECTION 2.05. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower, or other Loan Party or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

SECTION 2.06. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Borrower and each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07. Maximum Liability. Each Guarantor, and by its acceptance of this Agreement, the Administrative Agent, the Collateral Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Agreement and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law (as hereinafter defined), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Agreement and the obligations of each Guarantor hereunder. To effectuate the foregoing intention, notwithstanding anything herein or in any other Loan Document to the contrary, the Administrative Agent, the Collateral Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under this Agreement at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Agreement not constituting a fraudulent transfer or conveyance under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 6.02).

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For purposes hereof, “Bankruptcy Law” means any proceeding of the type referred to in Section 7.01(h) or (i) of the Credit Agreement or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

SECTION 2.08. Payment Free and Clear of Taxes. Any and all payments by or on account of any obligation of any Guarantor hereunder or under any other Loan Document shall be made free and clear of, and without deduction for, any Indemnified Taxes or Other Taxes on the same terms and to the same extent that payments by the Borrower and Holdings are required to be made pursuant to the terms of Section 2.17 of the Credit Agreement. The provisions of Section 2.17 of the Credit Agreement shall apply to each Guarantor, mutatis mutandis.

ARTICLE III.

Pledge of Securities

SECTION 3.01. Pledge. As security for the payment or performance, as the case may be, in full of the Obligations, each Pledgor hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, a security interest in all of such Pledgor’s right, title and interest in, to and under (a) the Equity Interests directly owned by it (including those listed on Schedule II) and any other Equity Interests obtained in the future by such Pledgor and any certificates representing all such Equity Interests (the “Pledged Stock”); provided, that the Pledged Stock shall not include (i) more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary, which pledge shall be duly noted on the share register, if any, of such Foreign Subsidiary, (ii) to the extent applicable law requires that a Subsidiary of such Pledgor issue directors’ qualifying shares, such shares or nominee or other similar shares, (iii) any Equity Interests with respect to which the Collateral and Guarantee Requirement or the other paragraphs of Section 5.11 of the Credit Agreement need not be satisfied by reason of Section 5.11(g) of the Credit Agreement, (iv) any Equity Interests of a Subsidiary to the extent that, as of the Restatement Effective Date, and for so long as, such a pledge of such Equity Interests would violate a contractual obligation binding on or relating to such Equity Interest permitted to exist under the Credit Agreement or (v) any Equity Interests of a person that is not directly or indirectly a Subsidiary; (b)(i) the debt securities listed opposite the name of such Pledgor on Schedule II, (ii) any debt securities in the future issued to such Pledgor and (iii) the promissory notes and any other instruments, if any, evidencing such debt securities (the “Pledged Debt Securities”); (c) subject to Section 3.05, all payments of principal or interest, dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, all subscription warrants, rights or options issued thereon or with respect thereto and all other proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (d) subject to Section 3.05, all rights and privileges of such Pledgor with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and (e) all proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”).

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TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 3.02. Delivery of the Pledged Collateral. (a) Each Pledgor agrees promptly to deliver or cause to be delivered to the Collateral Agent, for the ratable benefit of the Secured Parties, any and all Pledged Securities to the extent such Pledged Securities, in the case of promissory notes or other instruments evidencing Indebtedness, are required to be delivered pursuant to paragraph (b) of this Section 3.02.

(b) Each Pledgor will cause any Indebtedness for borrowed money having, in the case of each instance of Indebtedness, an aggregate principal amount in excess of $1,000,000 (other than (i) intercompany current liabilities incurred in connection with the cash management operations and intercompany sales of the Borrower and the Subsidiaries permitted by the Credit Agreement or (ii) to the extent that a pledge of such promissory note or instrument would violate applicable law) owed to such Pledgor by any person and evidenced by a duly executed promissory note to be pledged and delivered to the Collateral Agent, for the ratable benefit of the Secured Parties, pursuant to the terms hereof. To the extent any such promissory note is a demand note, each Pledgor party thereto agrees, if requested by the Collateral Agent, to immediately demand payment thereunder upon an Event of Default specified under Section 7.01(b), (c), (f), (h) or (i) of the Credit Agreement.

(c) Upon delivery to the Collateral Agent, (i) any Pledged Securities required to be delivered pursuant to the foregoing paragraphs (a) and (b) of this Section 3.02 shall be accompanied by stock powers or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property composing part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents (including issuer acknowledgments in respect of uncertificated securities) as the Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II (or a supplement to Schedule II, as applicable) and made a part hereof; provided, that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 3.03. Representations, Warranties and Covenants. The Pledgors, hereby jointly and severally, represent, warrant and covenant, that:

(a) Schedule II correctly sets forth the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof represented by such

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Pledged Stock and includes all Equity Interests, debt securities and promissory notes or instruments evidencing Indebtedness required to be (i) pledged in order to satisfy the Collateral and Guarantee Requirement, or (ii) delivered pursuant to
Section 3.02(b);

(b) the Pledged Stock and Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a person that is not the Borrower, a Subsidiary or an Affiliate of the Borrower or any such subsidiary, to the best of each Pledgor’s knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock, are fully paid and nonassessable (other than with respect to Pledge Stock consisting of membership interests of limited liability companies to the extent provided in Sections 18-502 and 18-607 of the Delaware Limited Liability Company Act) and (ii) in the case of Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a person that is not the Borrower, a Subsidiary or an Affiliate of the Borrower or any such subsidiary, to the best of each Pledgor’s knowledge) are legal, valid and binding obligations of the issuers thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding at law or in equity) and an implied covenant of good faith and fair dealing;

(c) as of the Restatement Effective Date, none of the Equity Interests in limited liability companies or partnerships that are pledged by the Pledgors hereunder constitutes a security under Section 8-103 of the Uniform Commercial Code or the corresponding code or statute of any other applicable jurisdiction;

(d) the Pledgors shall not amend, or permit to be amended, the limited liability company agreement (or operating agreement or similar agreement) or partnership agreement of any Subsidiary of any Loan Party whose Equity Interests are, or are required to be, Collateral in a manner to cause such Equity Interests to constitute a security under Section 8-103 of the Uniform Commercial Code in the State of New York or the corresponding code or statute of any other applicable jurisdiction unless such Loan Party shall have first delivered 30 days written notice to the Collateral Agent and shall have taken all actions contemplated hereby and as otherwise reasonably required by the Collateral Agent to maintain the security interest of the Collateral Agent therein as a valid, perfected, first priority security interest;

(e) except for the security interests granted hereunder, each Pledgor (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Pledgor, (ii) holds the same free and clear of all Liens, other than Permitted Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than pursuant to a transaction permitted by the Credit Agreement and other than Permitted Liens and (iv) subject to the rights of such Pledgor under the Loan Documents to dispose of Pledged Collateral, will use commercially reasonable efforts to defend its title or interest hereto or therein against any and all Liens (other than Permitted Liens), however arising, of all persons;

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(f) other than as set forth in the Credit Agreement or the schedules thereto, and except for restrictions and limitations imposed by the Loan Documents or securities laws generally or otherwise permitted to exist pursuant to the terms of the Credit Agreement, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(g) each Pledgor has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(h) other than as set forth in the Credit Agreement or the schedules thereto, no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(i) each Pledgor that is an issuer of the Pledged Collateral confirms that it has received notice of the security interest granted hereunder;

(j) by virtue of the execution and delivery by the Pledgors of this Agreement and the Foreign Pledge Agreements, when any Pledged Securities (including Pledged Stock of any domestic Subsidiary and any foreign stock covered by a Foreign Pledge Agreement) are delivered to the Collateral Agent, for the ratable benefit of the Secured Parties, in accordance with this Agreement, the Collateral Agent will obtain, for the ratable benefit of the Secured Parties, a legal, valid and perfected lien upon and security interest in such Pledged Securities, subject only to Liens permitted under the Credit Agreement or arising by operation of law, as security for the payment and performance of the Obligations; and

(k) the pledge effected hereby is effective to vest in the Collateral Agent, for the ratable benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein.

SECTION 3.04. Registration in Nominee Name; Denominations. The Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Pledgor, endorsed or assigned in blank or in favor of the Collateral Agent or, if an Event of Default shall have occurred and be continuing, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent). Each Pledgor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Pledgor. If an Event of Default shall have occurred and be continuing, the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement. Each Pledgor shall use its commercially reasonable efforts to cause any Loan Party that is not a party to this Agreement to comply with a request by the Collateral Agent, pursuant to this Section 3.04, to exchange certificates representing Pledged Securities of such Loan Party for certificates of smaller or larger denominations.

Affinion – Amended and Restated Guarantee and Collateral Agreement

SECTION 3.05. Voting Rights; Dividends and Interest, etc. (a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Pledgors of the Collateral Agent’s intention to exercise its rights hereunder:

(i) Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided, that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Collateral, the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii) The Collateral Agent shall promptly execute and deliver to each Pledgor, or cause to be executed and delivered to such Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws; provided, that (A) any noncash dividends, interest, principal or other distributions, payments or other consideration in respect thereof, including any rights to receive the same to the extent not so distributed or paid, that would constitute Pledged Securities or Article 9 Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities, received in exchange for Pledged Securities or any part thereof, or in redemption thereof, as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise or (B) any non-cash dividends and other distributions paid or payable in respect of any Pledged Securities that would constitute Pledged Securities or Article 9 Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus, shall be and become part of the Pledged Collateral or Article 9 Collateral, as applicable, and, if received by any Pledgor, shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the ratable benefit of the Secured Parties, and shall be forthwith delivered to the Collateral Agent, for the ratable benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent).

Affinion – Amended and Restated Guarantee and Collateral Agreement

(b) Upon the occurrence and during the continuance of an Event of Default and after notice by the Collateral Agent or the Administrative Agent to the Borrower of the Collateral Agent’s and/or Administrative Agent’s intention to exercise its rights hereunder and under the Credit Agreement, all rights of any Pledgor to dividends, interest, principal or other distributions that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.05 shall cease, and all such rights shall thereupon become vested, for the ratable benefit of the Secured Parties, in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions; provided, however, that even after the occurrence of an Event of Default, any Pledgor may continue to exercise dividend and distribution rights solely to the extent permitted under subclause (i) and subclause (ii) of Section 6.06(b) of the Credit Agreement and such amounts are required by Holdings for the stated purposes thereof. All dividends, interest, principal or other distributions received by any Pledgor contrary to the provisions of this Section 3.05 shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the ratable benefit of the Secured Parties, and shall be forthwith delivered to the Collateral Agent, for the ratable benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall promptly repay to each Pledgor (without interest) all dividends, interest, principal or other distributions that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.05 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default and after notice by the Collateral Agent to the Borrower of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.05, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 3.05, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, for the ratable benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers (other than any Event of Default under Section 7.01(h) or (i) of the Credit Agreement); provided, that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default (other than any Event of Default under Section 7.01(h) or (i) of the Credit Agreement) to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate to that effect, each Pledgor shall have the right to exercise the voting and/or consensual rights and powers that such Pledgor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.

Affinion – Amended and Restated Guarantee and Collateral Agreement

ARTICLE IV.

Security Interests in Personal Property

SECTION 4.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Obligations, each Pledgor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Pledgor or in which such Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all cash and Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles;

(vii) all Instruments;

(viii) all Intellectual Property;

(ix) all Inventory;

(x) all Investment Property;

(xi) all Letter of Credit Rights;

(xii) all Commercial Tort Claims;

(xiii) to the extent not included in the definition of “General Intangibles”, all choses in action and causes of action and all other intangible personal property of any Pledgor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Pledgor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security;

(xiv) all other personal property not otherwise described above (except for property specifically excluded from any defined term used in any of the foregoing clauses);

Affinion – Amended and Restated Guarantee and Collateral Agreement

(xv) all books and records pertaining to the Article 9 Collateral; and

(xvi) to the extent not otherwise included, all proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in (a) any vehicle covered by a certificate of title or ownership, (b) any assets with respect to which the Collateral and Guarantee Requirement or the other paragraphs of Section 5.11 of the Credit Agreement need not be satisfied by reason of Section 5.11(g) of the Credit Agreement, (c) any Equity Interests, the pledge of which is governed by Section 3.01 hereof, (d) any Letter of Credit Rights to the extent any Pledgor is required by applicable law to apply the proceeds of a drawing of such Letter of Credit for a specified purpose or (e) any Pledgor’s right, title or interest in any license, contract or agreement to which such Pledgor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement, result in a breach of the terms of, or constitute a default under, any license, contract or agreement to which such Pledgor is a party (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law (including, without limitation, Title 11 of the United States Code) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Pledgor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect.

(b) Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates and (iii) a description of collateral that describes such property in any other manner as the Collateral Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Article 9 Collateral granted under this Agreement, including describing such property as “all assets” or “all property.” Each Pledgor agrees to provide such information to the Collateral Agent promptly upon request.

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Pledgor, without the signature of any Pledgor, and naming any Pledgor or the Pledgors as debtors and the Collateral Agent as secured party.

(c) The Security Interest is granted as security only and shall not subject the Collateral Agent, the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Pledgor with respect to or arising out of the Article 9 Collateral.

Affinion – Amended and Restated Guarantee and Collateral Agreement

SECTION 4.02. Representations and Warranties. The Pledgors jointly and severally represent and warrant to the Collateral Agent and the Secured Parties that:

(a) Each Pledgor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained and is in full force and effect or has otherwise been disclosed herein or in the Credit Agreement and the Schedules hereto.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Pledgor, is correct and complete, in all material respects, as of the Restatement Effective Date. Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Article 9 Collateral have been prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule 7 to the Perfection Certificate (or specified by notice from the Borrower to the Administrative Agent after the Restatement Effective Date in the case of filings, recordings or registrations required by Section 5.11 of the Credit Agreement), and constitute all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, United States registered Trademarks and United States registered Copyrights) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the ratable benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or amendments. Each Pledgor represents and warrants that a fully executed Intellectual Property Security Agreement containing a description of all Article 9 Collateral consisting of Intellectual Property with respect to United States Patents (and Patents for which United States registration applications are pending), United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights (and Copyrights for which United States registration applications are pending) has been delivered to the Collateral Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, and reasonably requested by the Collateral Agent, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of such Intellectual Property in which a security interest may be perfected by

Affinion – Amended and Restated Guarantee and Collateral Agreement

recording with the United States Patent and Trademark Office and the United States Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the date hereof).

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) subject to Section 4.02(b), a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the Intellectual Property Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral other than Permitted Liens or Liens arising by operation of law.

(d) The Article 9 Collateral is owned by the Guarantors free and clear of any Lien, other than Permitted Liens or Liens arising by operation of law. None of the Pledgors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

(e) None of the Pledgors holds any Commercial Tort Claim individually in excess of $500,000 as of the Restatement Effective Date except as indicated on the Perfection Certificate.

(f) Except as set forth in the Perfection Certificate, as of the Restatement Effective Date, all Accounts owned by the Pledgors have been originated by the Pledgors and all Inventory owned by the Pledgors has been acquired by the Pledgors in the ordinary course of business.

(g) As to itself and its Intellectual Property Collateral:

(i) The Intellectual Property Collateral set forth on Schedule III includes all of the Patents, domain names, Trademarks, Copyrights and IP Agreements owned by such Pledgor as of the date hereof.

Affinion – Amended and Restated Guarantee and Collateral Agreement

(ii) The Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable in whole or part, and to the best of such Pledgor’s knowledge, is valid and unenforceable, except as could not reasonably be expected to have a Material Adverse Effect. Such Pledgor is not aware of any uses of any item of Intellectual Property Collateral that would be expected to lead to such item becoming invalid or unenforceable, except as could not reasonably be expected to have a Material Adverse Effect.

(iii) Such Pledgor has made or performed all commercially reasonable acts, including without limitation filings, recordings and payment of all required fees and taxes, required to maintain and protect its interest in each and every item of Intellectual Property Collateral in full force and effect in the United States and such Pledgor has used proper statutory notice in connection with its use of each Patent, Trademark and Copyright in the Intellectual Property Collateral, in each case, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(iv) With respect to each IP Agreement, the absence, termination or violation of which could reasonably be expected to have a Material Adverse Effect: (A) such Pledgor has not received any notice of termination or cancellation under such IP Agreement; (B) such Pledgor has not received any notice of a breach or default under such IP Agreement, which breach or default has not been cured or waived; and (C) neither such Pledgor nor any other party to such IP Agreement is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.

(v) Except as could reasonably be expected to have a Material Adverse Effect, no Pledgor or Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any Intellectual Property Collateral or that would impair the validity or enforceability of such Intellectual Property Collateral.

SECTION 4.03. Covenants. (a) Each Pledgor agrees to promptly notify the Collateral Agent in writing of any change (i) in its corporate name, (ii) in its identity or type of organization or corporate structure, (iii) in its Federal Taxpayer Identification Number or organizational identification number or (iv) in its jurisdiction of organization. Each Pledgor agrees promptly to provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the immediately preceding sentence. Each Pledgor agrees not to effect or permit any change referred to in the first sentence of this paragraph (a) unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Article 9 Collateral, for the ratable benefit of the Secured Parties. Each Pledgor agrees promptly to notify the Collateral Agent if any material portion of the Article 9 Collateral owned or held by such Pledgor is damaged or destroyed.

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(b) Subject to the rights of such Pledgor under the Loan Documents to dispose of Collateral, each Pledgor shall, at its own expense, use commercially reasonable efforts to defend title to the Article 9 Collateral against all persons and to defend the Security Interest of the Collateral Agent, for the ratable benefit of the Secured Parties, in the Article 9 Collateral and the priority thereof against any Lien that is not a Permitted Lien.

(c) Each Pledgor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including, without limitation, the payment of any fees and taxes required in connection with the execution and delivery of this Agreement and the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Article 9 Collateral that is in excess of $1,000,000 shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly pledged and delivered to the Collateral Agent, for the ratable benefit of the Secured Parties, duly endorsed in a manner reasonably satisfactory to the Collateral Agent.

Without limiting the generality of the foregoing, each Pledgor hereby authorizes the Collateral Agent, with prompt notice thereof to the Pledgors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to specifically identify any asset or item that may constitute Copyrights, Patents, Trademarks, Copyright Licenses, Patent Licenses or Trademark Licenses; provided that any Pledgor shall have the right, exercisable within 30 days after the Borrower has been notified by the Collateral Agent of the specific identification of such Article 9 Collateral, to advise the Collateral Agent in writing of any inaccuracy of the representations and warranties made by such Pledgor hereunder with respect to such Article 9 Collateral. Each Pledgor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Article 9 Collateral within 30 days after the date it has been notified by the Collateral Agent of the specific identification of such Article 9 Collateral, including, if such inaccuracy arose from the omission of any items from any such Schedules, by supplementing any such Schedule hereto and the Perfection Certificate.

(d) After the occurrence of an Event of Default and during the continuance thereof, the Collateral Agent shall have the right to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification. The Collateral Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party.

(e) At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and is not a Permitted Lien, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Pledgor fails to do so as required by the

Affinion – Amended and Restated Guarantee and Collateral Agreement

Credit Agreement or this Agreement, and each Pledgor jointly and severally agrees to reimburse the Collateral Agent on demand for any reasonable payment made or any reasonable expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 4.03(e) shall be interpreted as excusing any Pledgor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Pledgor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(f) Each Pledgor (rather than the Collateral Agent, Administrative Agent or any other Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral and each Pledgor jointly and severally agrees to indemnify and hold harmless the Collateral Agent, Administrative Agent and the other Secured Parties from and against any and all liability for such performance.

(g) None of the Pledgors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as expressly permitted by the Credit Agreement. None of the Pledgors shall make or permit to be made any transfer of the Article 9 Collateral and each Pledgor shall remain at all times in possession of the Article 9 Collateral owned by it, except as permitted by the Credit Agreement.

(h) None of the Pledgors will, without the Collateral Agent’s prior written consent (which consent shall not be unreasonably withheld), grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with prudent business practices, except as permitted by the Credit Agreement.

(i) Each Pledgor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Pledgor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Pledgor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Pledgor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Pledgors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent reasonably deems advisable. All sums disbursed by the Collateral Agent in connection with this Section 4.03(i), including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Guarantors to the Collateral Agent and shall be additional Obligations secured hereby.

Affinion – Amended and Restated Guarantee and Collateral Agreement

SECTION 4.04. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, for the ratable benefit of the Secured Parties, the Collateral Agent’s security interest in the Article 9 Collateral, each Pledgor agrees, in each case at such Pledgor’s own expense, to take the following actions with, respect to the following Article 9 Collateral:

(a) Instruments and Tangible Chattel Paper. If any Pledgor shall at any time own or acquire any Instruments or Tangible Chattel Paper evidencing an amount in excess of $1,000,000, such Pledgor shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(b) Investment Property. Except to the extent otherwise provided in Article III, if any Pledgor shall at any time hold or acquire any Certificated Security, such Pledgor shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably specify. If any security of a domestic issuer now or hereafter acquired by any Pledgor is uncertificated and is issued to such Pledgor or its nominee directly by the issuer thereof, (i) upon the Collateral Agent’s reasonable request and (ii) upon the occurrence and during the continuance of an Event of Default, such Pledgor shall promptly notify the Collateral Agent of such uncertificated securities and pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) cause the issuer to agree to comply with instructions from the Collateral Agent as to such security, without further consent of any Pledgor or such nominee, or (ii) cause the issuer to register the Collateral Agent as the registered owner of such security. If any security or other Investment Property, whether certificated or uncertificated, representing an Equity Interest in a third party and having a fair market value in excess of $500,000 now or hereafter acquired by any Pledgor is held by such Pledgor or its nominee through a securities intermediary or commodity intermediary, such Pledgor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, pursuant to a Control Agreement in form and substance reasonably satisfactory to the Collateral Agent, either (A) cause such securities intermediary or commodity intermediary, as applicable, to agree, in the case of a securities intermediary, to comply with entitlement orders or other instructions from the Collateral Agent to such securities intermediary as to such securities or other Investment Property or, in the case of a commodity intermediary, to apply any value distributed on account of any commodity contract as directed by the Collateral Agent to such commodity intermediary, in each case without further consent of any Pledgor or such nominee, or (B) in the case of Financial Assets or other Investment Property held through a securities intermediary, arrange for the Collateral Agent to become the entitlement holder with respect to such Investment Property, for the ratable benefit of the Secured Parties, with such Pledgor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw or otherwise deal with such Investment Property. The Collateral Agent agrees with each of the Guarantors that the Collateral Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Pledgor, unless an Event of Default has occurred and is continuing or, after giving effect to any such withdrawal or dealing rights, would occur. The provisions of this paragraph (b) requiring a Control Agreement shall not apply to any Financial Assets credited to a securities account for which the Collateral Agent is the securities intermediary.

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(c) Commercial Tort Claims. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $500,000, such Pledgor shall promptly notify the Collateral Agent thereof in a writing signed by such Pledgor, including a summary description of such claim, and grant to the Collateral Agent in writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral. Except as permitted by the Credit Agreement:

(a) Each Pledgor agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to such Pledgor’s business may become prematurely invalidated or dedicated to the public, and agrees that it shall take commercially reasonable steps with respect to any material products covered by any such Patent as necessary and sufficient to establish and preserve its rights under applicable patent laws.

(b) Each Pledgor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each Trademark material to such Pledgor’s business, (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of federal or foreign registration or claim of trademark or service mark as required under applicable law and (iv) not knowingly use or knowingly permit its licensees’ use of such Trademark in violation of any third-party rights.

(c) Each Pledgor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each work covered by a Copyright material to the of such Pledgor’s business that it publishes, displays and distributes, use copyright notice as required under applicable copyright laws.

(d) Each Pledgor shall notify the Collateral Agent promptly if it knows that any Patent, Trademark or Copyright material to such Pledgor’s business may imminently become abandoned, lost or dedicated to the public, or of any materially adverse determination or development, excluding office actions and similar determinations or developments in the United States Patent and Trademark Office, United States Copyright Office, any court or any similar office of any country, regarding such Pledgor’s ownership of any such material Patent, Trademark or Copyright or its right to register or to maintain the same.

(e) Each Pledgor, either itself or through any agent, employee, licensee or designee, shall (i) inform the Collateral Agent on a semi-annual basis of each application by itself, or through any agent, employee, licensee or designee, for any Patent with the United States Patent and Trademark Office and each registration of any Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country filed during the preceding six-month period,

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and (ii) upon the reasonable request of the Collateral Agent, execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Patent, Trademark or Copyright.

(f) Each Pledgor shall exercise its reasonable business judgment consistent with the practice in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country with respect to maintaining and pursuing each application relating to any Patent, Trademark and/or Copyright (and obtaining the relevant grant or registration) and to maintain (i) each issued material Patent and (ii) the registrations of each material Trademark and each material Copyright, including, when applicable and necessary in such Pledgor’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any Pledgor believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g) In the event that any Pledgor knows or has reason to know that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to its business has been or is about to be materially infringed, misappropriated or diluted by a third party, such Pledgor shall promptly notify the Collateral Agent and shall, if such Pledgor deems it necessary in its reasonable business judgment, promptly sue and recover any and all damages, and take such other actions as are reasonably appropriate under the circumstances.

(h) Upon the occurrence and during the continuance of an Event of Default, each Pledgor shall use commercially reasonable efforts to obtain all requisite consents or approvals from the licensor under each Copyright License, Patent License or Trademark License to effect the assignment of all such Pledgor’s right, title and interest thereunder to (in the Collateral Agent’s sole discretion) the designee of the Collateral Agent or the Collateral Agent.

ARTICLE V.

Remedies

SECTION 5.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, each Pledgor agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Pledgors to the Collateral Agent or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers thereunder cannot be obtained after commercially reasonable efforts on the part of the applicable Pledgors to obtain such waivers) and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to the applicable Pledgor to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the

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Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the applicable Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Pledgor agrees that the Collateral Agent shall have the right, subject to the requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof. Upon consummation of any such sale of Collateral pursuant to this Section 5.01, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Pledgors 10 Business Days’ written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 5.01, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property in accordance with Section 5.02 hereof without further accountability to any Pledgor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be

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treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Pledgor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 5.02. Application of Proceeds. The Administrative Agent shall promptly apply the proceeds, moneys or balances of any collection or sale of Collateral, as well as any Collateral consisting of cash, as follows:

FIRST, to the payment of all reasonable costs and expenses incurred by the Administrative Agent or Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including without limitation all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Pledgor, any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, and all other fees, indemnities and other amounts owing or reimbursable to the Administrative Agent or the Collateral Agent under any Loan Document in its capacity as such;

SECOND, to payment of all fees, indemnities and other amounts (other than principal and interest) payable to the Issuing Bank in capacity as such and of any amount required to be paid to the Issuing Bank by any Revolving Facility Lender pursuant to Section 2.05(c) of the Credit Agreement and not paid by such Revolving Facility Lender (which shall be payable to the Administrative Agent if the Administrative Agent advanced such payment to the Issuing Bank in anticipation of such payment by such Revolving Facility Lender and otherwise, to the Issuing Bank);

THIRD, to the payment in full of the Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the respective amounts of the Obligations owed to them on the date of any such distribution, which in the case of Letters of Credit, shall be paid by deposit in an account with the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Lenders, an amount in cash in U.S. Dollars equal to the aggregate L/C Exposure as of such date plus any accrued and unpaid interest thereon); and

FOURTH, to the Pledgors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

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The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 5.03. Grant of License to Use Intellectual Property. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Pledgor hereby grants to (in the Collateral Agent’s sole discretion) a designee of the Collateral Agent or the Collateral Agent, for the ratable benefit of the Secured Parties, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to any Pledgor) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Pledgor, wherever the same may be located, and including, without limitation, in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, the right to prosecute and maintain all intellectual property and the right to sue for past infringement of the intellectual property. The use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, upon the occurrence and during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Pledgors notwithstanding any subsequent cure of an Event of Default.

SECTION 5.04. Securities Act, etc. In view of the position of the Pledgors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part

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of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

SECTION 5.05. Registration, etc. Each Pledgor agrees that, upon the occurrence and during the continuance of an Event of Default, if for any reason the Collateral Agent desires to sell any of the Pledged Collateral at a public sale, it will, at any time and from time to time, upon the written request of the Collateral Agent, use its commercially reasonable efforts to take or to cause the issuer of such Pledged Collateral to take such action and prepare, distribute and/or file such documents, as are required or advisable in the reasonable opinion of counsel for the Collateral Agent to permit the public sale of such Pledged Collateral. Each Pledgor further agrees to indemnify, defend and hold harmless the Collateral Agent, each other Secured Party, any underwriter and their respective officers, directors, affiliates and controlling persons from and against all loss, liability, expenses, costs of counsel (including reasonable fees and expenses to the Collateral Agent of legal counsel), and claims (including the costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to such Pledgor or the issuer of such Pledged Collateral by the Collateral Agent or any other Secured Party expressly for use therein. Each Pledgor further agrees, upon such written request referred to above, to use its commercially reasonable efforts to qualify, file or register, or cause the issuer of such Pledged Collateral to qualify, file or register, any of the Pledged Collateral under the Blue Sky or other securities laws of such states as may be reasonably requested by the Collateral Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations. Each Pledgor will bear all costs and expenses of carrying out its obligations under this Section 5.05. Each Pledgor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 5.05 only and that such failure would not be adequately compensable in damages and, therefore, agrees that its agreements contained in this Section 5.05 may be specifically enforced.

ARTICLE VI.

Indemnity, Subrogation and Subordination

SECTION 6.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), the Borrower agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement in respect of any Obligation of the Borrower, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent

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of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part an Obligation of the Borrower, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 6.02. Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 6.03) that, in the event a payment shall be made by (a) any other Guarantor hereunder or (b) Holdings under the Holdings Guarantee and Pledge Agreement, in respect of any Obligation or assets of any other Guarantor or Holdings shall be sold pursuant to any Security Document to satisfy any Obligation owed to any Secured Party and such other Guarantor or Holdings, as applicable (the “Claiming Guarantor”), shall not have been fully indemnified by the Borrower as provided in Section 6.01, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of Holdings and all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 7.16, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Guarantor under Section 6.01 to the extent of such payment.

SECTION 6.03. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 6.01 and 6.02 and all other rights of indemnity, reimbursement, contribution or subrogation of the Guarantors under applicable law or otherwise shall be fully subordinated to the payment in full in cash or immediately available funds of the Obligations (other than contingent or unliquidated obligations or liabilities). No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

(b) Each Guarantor hereby unconditionally and irrevocably agrees that all Indebtedness and other monetary obligations owed by it to any other Guarantor, to Holdings or to any Subsidiary shall be fully subordinated to the payment in full in cash or immediately available funds of the Obligations (other than contingent or unliquidated obligations or liabilities).

ARTICLE VII.

Miscellaneous

SECTION 7.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Party shall be given to it in care of the Borrower, with such notice to be given as provided in Section 9.01 of the Credit Agreement.

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SECTION 7.02. Security Interest Absolute. The obligations of each Pledgor under this Agreement are independent of any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action may be brought and prosecuted against each Pledgor to enforce this Agreement, irrespective of whether any action is brought against such Pledgor or any other Loan Party or whether such Pledgor or any other Loan Party is joined in any such action or actions. All rights of the Collateral Agent and the other Secured Parties hereunder, the Security Interest, the pledge, assignment and security interest in the Pledged Collateral and all obligations of each Pledgor hereunder shall be irrevocable, absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any taking, exchange, release or non-perfection of any Lien on other collateral, or any taking, release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, (d) any manner of application of any Collateral or any other collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Obligations or any other Loan Party under or in respect of the Loan Documents or any other assets of any Loan Party of any of its Subsidiaries, (e) any change, restructuring or termination of the corporate structure or existence of any Loan Party of any of its Subsidiaries, (f) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, assets, nature of assets, liabilities or prospects of any other Loan Party now or hereafter known to such Secured Party (each Pledgor waiving any duty on the part of the Secured Party to disclose such information), (g) the failure of any other Person to execute this Agreement or any other Security Document, guaranty or agreement or the release or reduction of liability of any other Pledgor or other grantor or surety with respect to the Obligations, and (h) any other circumstance (including, without limitation, any statute of limitations) of any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Obligations or this Agreement (other than a defense of payment or performance).

This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any Secured Party or by any other Person upon insolvency, bankruptcy or reorganization of any Loan Party or otherwise, all as though such payment had not been made.

SECTION 7.03. Limitation By Law. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

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SECTION 7.04. Binding Effect; Several Agreement. This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent and the Collateral Agent, and thereafter shall be binding upon such party, the Administrative Agent, the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Administrative Agent, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each party and may be amended, modified, supplemented, waived or released with respect to any party without the approval of any other party and without affecting the obligations of any other party hereunder.

SECTION 7.05. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Pledgor, the Administrative Agent or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. The Administrative Agent hereunder shall at all times be the same person that is the Administrative Agent under the Credit Agreement, and the Collateral Agent hereunder shall at all times be the same person that is the Collateral Agent under the Credit Agreement. Written notice of resignation by either the Administrative Agent or the Collateral Agent pursuant to the Credit Agreement shall also constitute notice of resignation as the Administrative Agent or Collateral Agent, respectively, under this Agreement. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent under the Credit Agreement by a successor Administrative Agent or Collateral Agent, respectively, that successor Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent, as applicable, pursuant hereto.

SECTION 7.06. Agents’ Fees and Expenses; Indemnification. (a) The parties hereto agree that the Administrative Agent and the Collateral Agent shall each be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.05 of the Credit Agreement.

(b) Without limitation of its indemnification obligations under the other Loan Documents, in addition to such obligations, each Pledgor jointly and severally agrees to indemnify the Collateral Agent and the other Indemnitees (as defined in Section 9.05 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, (i) the execution, delivery or performance of this Agreement or any other Loan

Affinion – Amended and Restated Guarantee and Collateral Agreement

Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Restatement Transactions and other transactions contemplated hereby, (ii) the use of proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents (to the extent permitted thereby). The provisions of this Section 7.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 7.06 shall be payable on written demand therefor.

SECTION 7.07. Collateral Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints the Collateral Agent the attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Pledgor, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (d) to sign the name of any Pledgor on any invoice or bill of lading relating to any of the Collateral; (e) to send verifications of Accounts to any Account Debtor; (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (h) to notify, or to require any Pledgor to notify, Account Debtors to make payment directly to the Collateral Agent; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall

Affinion – Amended and Restated Guarantee and Collateral Agreement

be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 7.08. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.09. Waivers; Amendment. (a) No failure or delay by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any right, power or remedy hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Administrative Agent, any Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.09, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.09 of the Credit Agreement.

SECTION 7.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

Affinion – Amended and Restated Guarantee and Collateral Agreement

SECTION 7.11. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 7.04. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

SECTION 7.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.14. Jurisdiction; Consent to Service of Process. (a) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Pledgor, or its properties, in the courts of any jurisdiction.

(b) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 7.15. Termination or Release. (a) This Agreement, the guarantees made herein, the pledges made herein, the Security Interest and all other security interests granted hereby shall terminate when all the Loan Document Obligations (other than contingent or unliquidated obligations or liabilities) have been paid in full in cash or immediately available funds and the Lenders have no further commitment to lend under the Credit Agreement, the L/C Exposure has been reduced to zero and each Issuing Bank has no further obligations to issue Letters of Credit under the Credit Agreement.

Affinion – Amended and Restated Guarantee and Collateral Agreement

(b) A Subsidiary Party shall automatically be released from its obligations hereunder and the security interests in the Collateral of such Subsidiary Party shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Party ceases to be a Subsidiary of the Borrower or otherwise ceases to be a Pledgor; provided that the Required Lenders shall have consented to such transaction (to the extent such consent is required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c) Upon any sale or other transfer by any Pledgor of any Collateral that is permitted under the Credit Agreement to any person that is not a Pledgor, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.09 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 7.15, the Collateral Agent shall execute and deliver to any Pledgor, at such Pledgor’s, expense all documents that such Pledgor shall reasonably request to evidence such termination or release (including, without limitation, UCC termination statements), and will duly assign and transfer to such Pledgor, such of the Pledged Collateral that may be in the possession of the Administrative Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement; provided, that the Collateral Agent shall not be required to take any action under this Section 7.15(d) unless such Pledgor shall have delivered to the Collateral Agent together with such request, which may be incorporated into such request, (i) a reasonably detailed description of the Collateral, which in any event shall be sufficient to effect the appropriate termination or release without affecting any other Collateral, and (ii) a certificate of a Responsible Officer of the Borrower or such Pledgor certifying that the transaction giving rise to such termination or release is permitted by the Credit Agreement and was consummated in compliance with the Loan Documents. Any execution and delivery of documents pursuant to this Section 7.15 shall be without recourse to or warranty by the Collateral Agent.

SECTION 7.16. Additional Subsidiaries. Upon execution and delivery by the Administrative Agent and any Subsidiary that is required to become a party hereto by Section 5.11 of the Credit Agreement of an instrument in the form of Exhibit I hereto, such subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein. The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

SECTION 7.17. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of any

Affinion – Amended and Restated Guarantee and Collateral Agreement

party to this Agreement against any of and all the obligations of such party now or hereafter existing under this Agreement owed to such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 7.17 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

[Signature Page Follows]

Affinion – Amended and Restated Guarantee and Collateral Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

AFFINION GROUP, INC.

By:
Name:
Title:

Affinion – Amended and Restated Guarantee and Collateral Agreement

[NAME OF SUBSIDIARY GRANTOR]

By:
Name:
Title:

Affinion – Amended and Restated Guarantee and Collateral Agreement

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Affinion – Amended and Restated Guarantee and Collateral Agreement

Schedule II to the

Amended and Restated

Guarantee and

Collateral Agreement

Capital Stock; Debt Securities

Schedule III to the

Amended and Restated

Guarantee and

Collateral Agreement

Intellectual Property

Exhibit I

to Guarantee and

Collateral Agreement

SUPPLEMENT NO.             dated as of [                    ], 20[    ] (this “Supplement”), to the Amended and Restated Guarantee and Collateral Agreement dated as of April 9, 2010 (the “Guarantee and Collateral Agreement”), among AFFINION GROUP, INC., a Delaware corporation (the “Borrower”), each Subsidiary Party thereto and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined herein).

A. Reference is made to the Amended and Restated Credit Agreement dated as of April 9, 2010 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Holdings, the Borrower, the Lenders party thereto from time to time, the Administrative Agent and the Collateral Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guarantee and Collateral Agreement referred to therein.

C. The Guarantors have entered into the Guarantee and Collateral Agreement in order to induce the Lenders to make Loans and each Issuing Bank to issue Letters of Credit. Section 7.16 of the Guarantee and Collateral Agreement provides that additional Subsidiaries may become Subsidiary Parties under the Guarantee and Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Party under the Guarantee and Collateral Agreement in order to induce the Lenders to make additional Loans and each Issuing Bank to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 7.16 of the Guarantee and Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Party and a Pledgor under the Guarantee and Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Party and a Pledgor, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guarantee and Collateral Agreement applicable to it as a Subsidiary Party and Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct, in all material respects, on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations (as defined in the Guarantee and Collateral Agreement), does hereby create and grant to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, their successors and assigns, a security interest in and Lien on all the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Guarantee and Collateral Agreement) of the New Subsidiary. Each reference to a “Subsidiary Party” or a “Pledgor” in the Guarantee and Collateral Agreement shall be deemed to include the New Subsidiary. The Guarantee and Collateral Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent, the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium,

1
Affinion – Amended and Restated Guarantee and Collateral Agreement

reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. This Supplement shall become effective when (a) the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and (b) the Administrative Agent and the Collateral Agent have each executed a counterpart hereof.

SECTION 4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the location of any and all Article 9 Collateral of the New Subsidiary, (b) set forth on Schedule II attached hereto is a true and correct schedule of all the Pledged Securities of the New Subsidiary and (c) set forth under its signature hereto, is the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office.

SECTION 5. Except as expressly supplemented hereby, the Guarantee and Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Guarantee and Collateral Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Administrative Agent and Collateral Agent for their reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Administrative Agent.

IN WITNESS WHEREOF, the New Subsidiary, the Administrative Agent and the Collateral Agent have duly executed this Supplement to the Amended and Restated Guarantee and Collateral Agreement as of the day and year first above written.

[Name of New Subsidiary]

By:
Name:
Title:

Legal Name:

Jurisdiction of Formation:

Location of Chief
Executive Office:

BANK OF AMERICA, N.A., as
Administrative Agent and Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Schedule I

to Supplement No.              to the

Amended and Restated Guarantee and

Collateral Agreement

LOCATION OF ARTICLE 9 COLLATERAL

Description	Location

Affinion – Amended and Restated Guarantee and Collateral Agreement

Schedule II to

Supplement No.

to the Amended and Restated Guarantee and

Collateral Agreement

Pledged Securities of the New Subsidiary

EQUITY INTERESTS

Number of Issuer Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

OTHER PROPERTY

Affinion – Amended and Restated Guarantee and Collateral Agreement

Exhibit II to the

Amended and

Restated Guarantee

and Collateral Agreement

FORM OF PERFECTION CERTIFICATE

Reference is made to the Amended and Restated Credit Agreement dated as of April 9, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Affinion Group Holdings, Inc. (“Holdings”), Affinion Group, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders, Credit Suisse Securities (USA) LLC (“CSS”) as syndication agent, Deutsche Bank Securities Inc. (“DBS”), J.P. Morgan Securities Inc. (“JPM”) and UBS Securities LLC (“UBS”) as documentation agents, Bank of America Securities LLC (“BAS”) and CSS as joint lead arrangers and BAS, CSS, DBS, JPM and UBS as joint bookrunners. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Guarantee and Collateral Agreement referred to therein, as applicable.

The undersigned, a Responsible Officer of the Borrower, hereby certifies to the Administrative Agent and each other Secured Party as follows:

1. Names. (a) The exact legal name of each Grantor, as such name appears in its respective certificate of incorporation or certificate of formation, as applicable, is as follows:

Exact Legal Name of Each Grantor

(b) Set forth below is each other legal name each Grantor has had in the past five years, together with the date of the relevant change:

Grantor	Other Legal Name in Past 5 Years

(c) Except as set forth in Schedule 1 hereto, no Grantor has changed its identity (other than as specified above in Section 1(b)) or corporate structure in any way within the past five years. Changes in identity or corporate structure would include mergers, consolidations and acquisitions, as well as any change in the form, nature or jurisdiction of organization. If any such change has occurred, include in Schedule 1 the information required by Sections 1 and 2 of this certificate as to each acquiree or constituent party to a merger or consolidation.

(d) The following is a list of all names (including trade names or similar appellations) other than as set forth in Sections 1(a) and 1(b) used by each Grantor or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years.

Grantor	Other Name Used

(e) Set forth below is the Organizational Identification Number, if any, issued by the jurisdiction of formation of each Grantor that is a registered organization:

Grantor	Organizational Identification Number

(f) Set forth below is the Federal Taxpayer Identification Number of each Grantor:

Grantor	Federal Taxpayer Identification Number

2. Current Locations. (a) The chief executive office of each Grantor is located at the address set forth opposite its name below:

Grantor	Mailing Address	County	State

(b) Set forth below opposite the name of each Grantor are all locations other than as set forth in Sections 2(a), (e) or (f) where such Grantor maintains any books or records relating to any Accounts Receivable (with each location at which chattel paper, if any, is kept being indicated by an “*”):

Grantor	Mailing Address	County	State

(c) The jurisdiction of formation of each Grantor that is a registered organization is set forth opposite its name below:

Grantor	Jurisdiction

2

Grantor	Jurisdiction

(d) Set forth below opposite the name of each Grantor are all the locations where such Grantor maintains any Equipment or other Collateral not identified in Sections 2(a), (e) or (f):

Grantor	Mailing Address	County	State

(e) Set forth below opposite the name of each Grantor are all of the places of business of such Grantor that are not identified in paragraph (a), (b), (c) or (d) above:

Grantor	Mailing Address	County	State

(f) Set forth below is a list of all real property held by each Grantor, whether owned or leased and the name of the Grantor that owns or leases said property:

Address	Owned/Leased	Entity

(g) Set forth below opposite the name of each Grantor are the names and addresses of all persons other than such Grantor that have possession of any of the Collateral of such Grantor:

Grantor	Mailing Address	County	State

3. Unusual Transactions. Except for those set forth on Schedule 2, all Accounts have been originated by the Grantors and all Inventory has been acquired by the Grantors in the ordinary course of business.

4. File Search Reports. Except for those set forth on Schedule 3, file search reports have been obtained from each Uniform Commercial Code filing office identified with respect to such Grantor in Section 2 hereof, and such reports reflect no liens against any of the Collateral other than those permitted under the Credit Agreement.

3

5. UCC Filings. Financing statements in substantially the form of Schedule 4 hereto have been prepared for filing in the proper Uniform Commercial Code filing office in the jurisdiction in which each Grantor is located and, to the extent any of the Collateral is composed of fixtures, timber to be cut or as extracted collateral from a wellhead or minehead, in the proper local jurisdiction, in each case as set forth with respect to such Grantor in Section 2 hereof.

6. Schedule of Filings. Attached hereto as Schedule 5 is a schedule setting forth, with respect to the filings described in Section 5 above, each filing and the filing office in which such filing is to be made.

7. Stock Ownership and other Equity Interests. Attached hereto as Schedule 6 is a true and correct list of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interest of the Borrower and each Subsidiary and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests. Also set forth on Schedule 6 is each equity investment of the Borrower or any Subsidiary that represents 50% or less of the equity of the entity in which such investment was made.

8. Debt Instruments. Attached hereto as Schedule 7 is a true and correct list of all promissory notes and other evidence of indebtedness held by Holdings, the Borrower and each Subsidiary that are required to be pledged under the Guarantee and Collateral Agreement, including all intercompany notes between Holdings and each subsidiary of Holdings and each subsidiary of Holdings and each other such subsidiary.

9. Assignment of Claims Act. Attached hereto as Schedule 8 is a true and correct list of all written contracts entered into with the U.S. federal government or any agency or department thereof (“Government Contracts”), of each Grantor that as of the date hereof constitute material contracts, setting forth the contract number, name and address of contracting officer (or other party to whom a notice of assignment under the Assignment of Claims Act should be sent), contract start date and end date, agency with which the contract was entered into and a description of the contract type.

10. Advances. Attached hereto as Schedule 9 is (a) a true and correct list of all advances made by the Borrower to any Subsidiary of the Borrower or made by any Subsidiary of the Borrower to the Borrower or to any other Subsidiary of the Borrower (other than those identified on Schedule 7), which are required, pursuant to the Credit Agreement, to be evidenced by one or more intercompany notes pledged to the Administrative Agent under the Guarantee and Collateral Agreement and (b) a true and correct list of all unpaid intercompany transfers of goods sold and delivered by or to the Borrower or any Subsidiary of the Borrower.

11. Mortgage Filings. Attached hereto as Schedule 10 is a schedule setting forth, with respect to each Mortgaged Property, (a) the exact name of the Person that owns such property as such name appears in its certificate of incorporation or other organizational document, (b) if different from the name identified pursuant to clause (a), the exact name of the current record owner of such property reflected in the records of the filing office for such property identified pursuant to the following clause and (c) the filing office in which a Mortgage with respect to such property must be filed or recorded in order for the Administrative Agent to obtain a perfected security interest therein.

12. Intellectual Property. Attached hereto as Schedule 11A in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth all of each Grantor’s: (i) patents and patent applications, including the name of the registered owner, type, registration or application number and the

4

expiration date (if already registered) of each patent and patent application owned by any Grantor and (ii) registered trademarks and trademark applications, including the name of the registered owner, the registration or application number and the expiration date (if already registered) of each trademark and trademark application owned by any Grantor. Attached hereto as Schedule 11B in proper form for filing with the United States Copyright Office is a schedule setting forth all of each Grantor’s registered copyrights and copyright applications, including the name of the registered owner, title, the registration number or application number and the expiration date (if already registered) of each copyright or copyright application owned by any Grantor.

13. Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of commercial tort claims in excess of $500,000 held by any Grantor, including a brief description thereof.

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IN WITNESS WHEREOF, the undersigned have duly executed this certificate on this         day of April, 2010.

Affinion Group, Inc.,

by

Name:
Title:

Perfection Certificate – Signature Page

SCHEDULE 1

Changes in Identity or Corporate Structure Within Past Five Years

SCHEDULE 2

Unusual Transactions

SCHEDULE 3

File Search Reports

SCHEDULE 4

UCC Financing Statements

SCHEDULE 5

UCC Filings and Filing Offices

Grantor	Filing	Location of Filing Office

SCHEDULE 6

Stock Ownership and Other Equity Interests

Entity Name	Country/Region	Record Owner	Type of Security	Ownership Percentage

SCHEDULE 7

Debt Instruments

Lender	Borrower	Description	Loan Limit	Balance as of 3/31/2010

SCHEDULE 8

Government Contracts

SCHEDULE 9

Advances

SCHEDULE 10

Mortgage Filings

SCHEDULE 11A

Patents and Trademarks

SCHEDULE 11B

Copyrights

SCHEDULE 12

Commercial Tort Claims

EXHIBIT E

[FORM OF]

HOLDINGS GUARANTEE AND PLEDGE AGREEMENT

[Attached]

E-1

HOLDINGS GUARANTEE AND PLEDGE AGREEMENT

dated and effective as of

April 9, 2010

among

AFFINION GROUP HOLDINGS, INC.,

and

BANK OF AMERICA, N.A.

as Administrative Agent and Collateral Agent

Affinion – Holdings Guarantee and Pledge Agreement

TABLE OF CONTENTS

		Page
	ARTICLE I.

	Definitions

SECTION 1.01.	Credit Agreement	1

SECTION 1.02.	Other Defined Terms	2
	ARTICLE II.

	Guarantee

SECTION 2.01.	Guarantee	3

SECTION 2.02.	Guarantee of Payment	3

SECTION 2.03.	No Limitations, Etc.	3

SECTION 2.04.	Reinstatement	5

SECTION 2.05.	Agreement To Pay; Subrogation	5

SECTION 2.06.	Information	6

SECTION 2.07.	Maximum Liability	6

SECTION 2.08.	Payment Free and Clear of Taxes	6

	ARTICLE III.

	Pledge of Securities

SECTION 3.01.	Pledge	6

SECTION 3.02.	Delivery of the Pledged Collateral	7

SECTION 3.03.	Representations, Warranties and Covenants	7

SECTION 3.04.	Registration in Nominee Name; Denominations	9

SECTION 3.05.	Voting Rights; Dividends and Interest, etc.	9

	ARTICLE IV.

	Remedies

SECTION 4.01.	Remedies Upon Default	11

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SECTION 6.17.	Right of Set-off	21

Schedules

Schedule I	Capital Stock

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HOLDINGS GUARANTEE AND PLEDGE AGREEMENT dated and effective as of April 9, 2010 (this “Agreement”), among AFFINION GROUP HOLDINGS, INC., a Delaware corporation (“Holdings” or the “Guarantor”), BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined below).

WHEREAS, Holdings, Affinion Group, Inc., a Delaware corporation (the “Borrower”), the lenders party thereto, Credit Suisse AG, Cayman Islands Branch (formerly known as Credit Suisse, Cayman Islands Branch), as administrative agent (the “Existing Agent”) for such lenders and the other parties thereto entered into a Credit Agreement, dated as of October 17, 2005 (as amended prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, in connection with the Existing Credit Agreement, Holdings, the Borrower, the Subsidiaries of the Borrower party thereto, and the Existing Agent entered into that certain Guarantee and Collateral Agreement, dated as of October 17, 2005 (as amended prior to the date hereto, the “Existing G&C Agreement”);

WHEREAS, the Borrower, Holdings, the Administrative Agent, the Collateral Agent and the lenders party thereto (the “Lenders”) are entering into an Amended and Restated Credit Agreement, dated as of the date hereof, which amends and restates the Existing Credit Agreement in its entirety and provides for the Lenders to provide loans to the Borrower from time to time (such Credit Agreement as it may be further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement; and

WHEREAS, Holdings is the parent of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders to make Loans, and each Issuing Bank to issue Letters of Credit, to the Borrower in accordance with the terms of the Credit Agreement;

Accordingly, the parties hereto agree as follows:

ARTICLE I.

Definitions

SECTION 1.01. Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement, and if such terms is not defined in the Credit Agreement, then such terms shall have the meanings assigned to them in the Guarantee and Collateral Agreement (as defined in the Credit Agreement). All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

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(b) The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Collateral” means the Pledged Collateral.

“Credit Agreement” has the meaning assigned to such term in the preliminary statements of this Agreement.

“Existing Agent” has the meaning assigned to such term in the preliminary statements of this Agreement.

“Existing Credit Agreement” has the meaning assigned to such term in the preliminary statements of this Agreement.

“Existing G&C Agreement” has the meaning assigned to such term in the preliminary statements of this Agreement.

“Federal Securities Laws” has the meaning assigned to such term in Section 4.03.

“Guaranteed Obligations” means the “Obligations” (as defined in the Guarantee and Collateral Agreement); provided, however, that until such time as the Permitted Pledge and Guarantee Date shall have occurred, the “Guaranteed Obligations” hereunder shall not include any Loan Document Obligations incurred with respect to any Incremental Revolving Facility Loans, Incremental Revolving Facility Commitments, Incremental Term Loans or Incremental Term Loan Commitments.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Permitted Liens” means any Lien permitted by Section 6.02 and Section 6.08(b) of the Credit Agreement.

“Permitted Pledge and Guarantee Date” means the first date upon which the Holdings Credit Agreement shall be terminated and all obligations of Holdings thereunder shall be repaid, prepaid, cancelled, terminated or discharged (except those obligations that by their terms survive the termination thereof).

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

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“Pledged Stock” has the meaning assigned to such term in Section 3.01.

“Secured Parties” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Subsidiary Guarantor” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

ARTICLE II.

Guarantee

SECTION 2.01. Guarantee. The Guarantor unconditionally guarantees to the Administrative Agent as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Guaranteed Obligations for the ratable benefit of the Secured Parties. The Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. The Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 2.02. Guarantee of Payment. The Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent (including in its individual capacity) or any other Secured Party in favor of the Borrower or any other person.

SECTION 2.03. No Limitations, Etc. (a) Except for termination of the Guarantor’s obligations hereunder as expressly provided for in Section 6.16, the obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise (other than defense of payment or performance). The obligations of the Guarantor under or in respect of this Agreement are independent of the Guaranteed Obligations or the Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Agreement, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. Without limiting the generality of the foregoing, the obligations of the Guarantor hereunder shall not be discharged or impaired or otherwise affected by:

(i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise;

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(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower under or in respect of the Loan Documents, or any other amendment or waiver of, any consent to departure from, any rescission or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any Subsidiary Guarantor under the Guarantee and Collateral Agreement;

(iii) the failure to perfect any security interest in, or the taking, exchange, substitution, release or any impairment of, any security held by the Administrative Agent or any other Secured Party for the Obligations;

(iv) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Obligations of the Borrower under the Loan Documents;

(v) any default, failure or delay, willful or otherwise, in the performance of the Obligations;

(vi) any failure of any Secured Party to disclose to the Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (the Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(vii) the failure of any other Person to execute or deliver this Agreement or the release or reduction of liability of any Subsidiary Guarantor or other guarantor or surety with respect to the Obligations;

(viii) any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than the payment in full in cash of all the Guaranteed Obligations),

(ix) any illegality, lack of validity or enforceability of any of the Obligations or any Loan Document or any agreement or instrument relating to the Obligations,

(x) any change in the corporate existence, structure or ownership of the Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any of the Obligations (other than the payment in full in cash of all the Guaranteed Obligations),

(xi) the existence of any claim, set-off or other rights that the Guarantor may have at any time against the Borrower, the Administrative Agent, or any other corporation or person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim,

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(xii) and any other circumstance (including without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower or the Guarantor or any other guarantor or surety.

The Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of the Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, the Guarantor waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the payment in full in cash or immediately available funds of all the Guaranteed Obligations (other than contingent or unliquidated obligations or liabilities). The Collateral Agent, the Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any other Loan Party or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of the Guarantor hereunder except to the extent the Guaranteed Obligations (other than contingent or unliquidated obligations or liabilities) have been paid in full in cash or immediately available funds. To the fullest extent permitted by applicable law, the Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantor against any other Loan Party, as the case may be, or any security. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 2.01 and this Section 2.03 are knowingly made in contemplation of such benefits

SECTION 2.04. Reinstatement. The Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise.

SECTION 2.05. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against the Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of

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such unpaid Guaranteed Obligation. Upon payment by the Guarantor of any sums to the Administrative Agent as provided above, all rights of the Guarantor against the Borrower, or other Loan Party or any Subsidiary Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

SECTION 2.06. Information. The Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Borrower and each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that the Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise the Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07. Maximum Liability. The Guarantor, and by its acceptance of this Agreement, the Administrative Agent, the Collateral Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Agreement and the obligations of the Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law (as hereinafter defined), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Agreement and the obligations of the Guarantor hereunder. To effectuate the foregoing intention, notwithstanding anything herein or in any other Loan Document to the contrary, the Administrative Agent, the Collateral Agent, the other Secured Parties and the Guarantor hereby irrevocably agree that the obligations of the Guarantor under this Agreement at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of the Guarantor under this Agreement not constituting a fraudulent transfer or conveyance under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 5.02).

For purposes hereof, “Bankruptcy Law” means any proceeding of the type referred to in Section 7.01(h) or (i) of the Credit Agreement or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

SECTION 2.08. Payment Free and Clear of Taxes. Any and all payments by or on account of any obligation of the Guarantor hereunder or under any other Loan Document shall be made free and clear of, and without deduction for, any Indemnified Taxes or Other Taxes on the same terms and to the same extent that payments by the Borrower and Holdings are required to be made pursuant to the terms of Section 2.17 of the Credit Agreement. The provisions of Section 2.17 of the Credit Agreement shall apply to the Guarantor, mutatis mutandis.

ARTICLE III.

Pledge of Securities

SECTION 3.01. Pledge. As security for the payment or performance, as the case may be, in full of the Guaranteed Obligations, the Guarantor hereby assigns and pledges to

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the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, a security interest in all of the its right, title and interest in, to and under (a) the Equity Interests issued by the Borrower directly owned by it (including those listed on Schedule I) and any other Equity Interests issued by the Borrower obtained in the future by the Guarantor and any certificates representing all such Equity Interests (the “Pledged Stock”); provided, that the Pledged Stock shall not include (i) to the extent applicable law requires that the Borrower issues directors’ qualifying shares, such shares or nominee or other similar shares or (ii) any Equity Interests with respect to which the Collateral and Guarantee Requirement or the other paragraphs of Section 5.11 of the Credit Agreement need not be satisfied by reason of Section 5.11(g) of the Credit Agreement, or (iii) any Equity Interests of the Borrower to the extent that, as of the Restatement Effective Date, and for so long as, such a pledge of such Equity Interests would violate a contractual obligation binding on or relating to such Equity Interest permitted to exist under the Credit Agreement; (b) subject to Section 3.05, all payments of dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, all subscription warrants, rights or options issued thereon or with respect thereto and all other proceeds received in respect of, the securities referred to in clause (a) above; (c) subject to Section 3.05, all rights and privileges of the Guarantor with respect to the securities and other property referred to in clause (a) above; and (d) all proceeds of any of the foregoing (the items referred to in clauses (a) through (d) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 3.02. Delivery of the Pledged Collateral. (a) The Guarantor agrees promptly to deliver or cause to be delivered to the Collateral Agent, for the ratable benefit of the Secured Parties, any and all Pledged Securities.

(b) Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule I (or a supplement to Schedule I, as applicable) and made a part hereof; provided, that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 3.03. Representations, Warranties and Covenants. The Guarantor hereby represents, warrants and covenants that:

(a) Schedule I correctly sets forth the percentage of the issued and outstanding shares of each class of the Equity Interests of the Borrower represented by such Pledged Stock and includes all Equity Interests required to be (i) pledged in order to satisfy the Collateral and Guarantee Requirement, or (ii) delivered pursuant to Section 3.02(b);

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(b) the Guarantor will cause all future Equity Interests issued by the Borrower and obtained in the future by the Guarantor to be (i) represented by a certificate and (ii) delivered pursuant to Section 3.02(b);

(c) the Pledged Stock has been duly and validly authorized and issued by the Borrower and is fully paid and nonassessable;

(d) except for the security interests granted hereunder, the Guarantor (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule I as owned by the Guarantor, (ii) holds the same free and clear of all Liens, other than Permitted Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than pursuant to a transaction permitted by the Credit Agreement and other than Permitted Liens and (iv) subject to the rights of the Guarantor under the Loan Documents to dispose of Pledged Collateral, will use commercially reasonable efforts to defend its title or interest hereto or therein against any and all Liens (other than Permitted Liens), however arising, of all persons;

(e) other than as set forth in the Credit Agreement or the schedules thereto, and except for restrictions and limitations imposed by the Loan Documents or securities laws generally or otherwise permitted to exist pursuant to the terms of the Credit Agreement, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(f) the Guarantor has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(g) other than as set forth in the Credit Agreement or the schedules thereto, no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(h) by virtue of the execution and delivery by the Guarantor of this Agreement, when any Pledged Securities (including Pledged Stock of any domestic Subsidiary) are delivered to the Collateral Agent, for the ratable benefit of the Secured Parties, in accordance with this Agreement, the Collateral Agent will obtain, for the ratable benefit of the Secured Parties, a legal, valid and perfected lien upon and security interest in such Pledged Securities, subject only to Liens permitted under the Credit Agreement or arising by operation of law, as security for the payment and performance of the Guaranteed Obligations; and

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(i) the pledge effected hereby is effective to vest in the Collateral Agent, for the ratable benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein.

SECTION 3.04. Registration in Nominee Name; Denominations. The Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the Guarantor, endorsed or assigned in blank or in favor of the Collateral Agent or, if an Event of Default shall have occurred and be continuing, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent). The Guarantor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of the Guarantor. If an Event of Default shall have occurred and be continuing, the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement. The Guarantor shall use its commercially reasonable efforts to cause the Borrower to comply with a request by the Collateral Agent, pursuant to this Section 3.04, to exchange certificates representing Pledged Securities of the Borrower for certificates of smaller or larger denominations.

SECTION 3.05. Voting Rights; Dividends and Interest, etc. (a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the Guarantor of the Collateral Agent’s intention to exercise its rights hereunder:

(i) The Guarantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided, that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Collateral, the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii) The Collateral Agent shall promptly execute and deliver to the Guarantor, or cause to be executed and delivered to the Guarantor, all such proxies, powers of attorney and other instruments as the Guarantor may reasonably request for the purpose of enabling the Guarantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) The Guarantor shall be entitled to receive and retain any and all dividends and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws; provided, that (A) any noncash dividends or other distributions, payments or other consideration in respect thereof, including any rights to receive the same to the extent not so distributed or paid, that would constitute Pledged Securities, whether resulting from a subdivision,

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combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities, received in exchange for Pledged Securities or any part thereof, or in redemption thereof, as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise or (B) any non-cash dividends and other distributions paid or payable in respect of any Pledged Securities that would constitute Pledged Securities in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus, shall be and become part of the Pledged Collateral, and, if received by the Guarantor, shall not be commingled by the Guarantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the ratable benefit of the Secured Parties, and shall be forthwith delivered to the Collateral Agent, for the ratable benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent).

(b) Upon the occurrence and during the continuance of an Event of Default and after notice by the Collateral Agent or the Administrative Agent to the Borrower of the Collateral Agent’s and/or Administrative Agent’s intention to exercise its rights hereunder and under the Credit Agreement, all rights of the Guarantor to dividends or other distributions that the Guarantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.05 shall cease, and all such rights shall thereupon become vested, for the ratable benefit of the Secured Parties, in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends or other distributions. All dividends or other distributions received by the Guarantor contrary to the provisions of this Section 3.05 shall not be commingled by the Guarantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the ratable benefit of the Secured Parties, and shall be forthwith delivered to the Collateral Agent, for the ratable benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02. After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall promptly repay to the Guarantor (without interest) all dividends or other distributions that the Guarantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.05 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default and after notice by the Collateral Agent to the Borrower of the Collateral Agent’s intention to exercise its rights hereunder, all rights of the Guarantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.05, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 3.05, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, for the ratable benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers (other than any Event of Default under Section

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7.01(h) or (i) of the Credit Agreement); provided, that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default (other than any Event of Default under Section 7.01(h) or (i) of the Credit Agreement) to permit the Guarantor to exercise such rights. After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate to that effect, the Guarantor shall have the right to exercise the voting and/or consensual rights and powers that the Guarantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.

ARTICLE IV.

Remedies

SECTION 4.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, the Guarantor agrees to deliver each item of Pledged Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right to exercise any and all rights afforded to a secured party under the applicable Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, the Guarantor agrees that the Collateral Agent shall have the right, subject to the requirements of applicable law, to sell or otherwise dispose of all or any part of the Pledged Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof. Upon consummation of any such sale of Pledged Collateral pursuant to this Section 4.01, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Pledged Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of the Guarantor, and the Guarantor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that the Guarantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the Guarantor 10 Business Days’ written notice (which the Guarantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Pledged Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Pledged Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Pledged Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Pledged Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Pledged Collateral shall have been given. The Collateral Agent may, without notice or

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publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Pledged Collateral made on credit or for future delivery, the Pledged Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Pledged Collateral so sold and, in the case of any such failure, such Pledged Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 4.01, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of the Guarantor (all such rights being also hereby waived and released to the extent permitted by law), the Pledged Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property in accordance with Section 4.02 hereof without further accountability to the Guarantor therefor. For purposes hereof, a written agreement to purchase the Pledged Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and the Guarantor shall be entitled to the return of the Pledged Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Guaranteed Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Pledged Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 4.02. Application of Proceeds. The Administrative Agent shall promptly apply the proceeds, moneys or balances of any collection or sale of Pledged Collateral, as well as any Pledged Collateral consisting of cash, as follows:

FIRST, to the payment of all reasonable costs and expenses incurred by the Administrative Agent or Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including without limitation all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of the Guarantor, any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, and all other fees, indemnities and other amounts owing or reimbursable to the Administrative Agent or the Collateral Agent under any Loan Document in its capacity as such;

SECOND, to payment of all fees, indemnities and other amounts (other than principal and interest) payable to the Issuing Bank in capacity as such and of any amount required to be paid to the Issuing Bank by any Revolving Facility Lender pursuant to

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Section 2.05(c) of the Credit Agreement and not paid by such Revolving Facility Lender (which shall be payable to the Administrative Agent if the Administrative Agent advanced such payment to the Issuing Bank in anticipation of such payment by such Revolving Facility Lender and otherwise, to the Issuing Bank);

THIRD, to the payment in full of the Guaranteed Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the respective amounts of any of the Obligations owed to them on the date of any such distribution, which in the case of Letters of Credit, shall be paid by deposit in an account with the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Lenders, an amount in cash in U.S. Dollars equal to the aggregate L/C Exposure as of such date plus any accrued and unpaid interest thereon); and

FOURTH, to the Guarantor, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of the Pledged Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Pledged Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 4.03. Securities Act, etc. In view of the position of the Guarantor in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. The Guarantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. The Guarantor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. The Guarantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part

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of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 4.03 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

SECTION 4.04. Registration, etc. The Guarantor agrees that, upon the occurrence and during the continuance of an Event of Default, if for any reason the Collateral Agent desires to sell any of the Pledged Collateral at a public sale, it will, at any time and from time to time, upon the written request of the Collateral Agent, use its commercially reasonable efforts to take or to cause the Borrower to take such action and prepare, distribute and/or file such documents, as are required or advisable in the reasonable opinion of counsel for the Collateral Agent to permit the public sale of such Pledged Collateral. The Guarantor further agrees to indemnify, defend and hold harmless the Collateral Agent, each other Secured Party, any underwriter and their respective officers, directors, affiliates and controlling persons from and against all loss, liability, expenses, costs of counsel (including reasonable fees and expenses to the Collateral Agent of legal counsel), and claims (including the costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to the Guarantor or the issuer of such Pledged Collateral by the Collateral Agent or any other Secured Party expressly for use therein. The Guarantor further agrees, upon such written request referred to above, to use its commercially reasonable efforts to qualify, file or register, or cause the issuer of such Pledged Collateral to qualify, file or register, any of the Pledged Collateral under the Blue Sky or other securities laws of such states as may be reasonably requested by the Collateral Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations. The Guarantor will bear all costs and expenses of carrying out its obligations under this Section 4.04. The Guarantor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 4.04 only and that such failure would not be adequately compensable in damages and, therefore, agrees that its agreements contained in this Section 4.04 may be specifically enforced.

ARTICLE V.

Indemnity, Subrogation and Subordination

SECTION 5.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantor may have under applicable law (but subject to Section 5.03), the Borrower agrees that (a) in the event a payment shall be made by the Guarantor under this Agreement in respect of any Guaranteed Obligation of the Borrower, the Borrower shall indemnify the Guarantor for the full amount of such payment and the Guarantor

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shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of the Guarantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part a Guaranteed Obligation of the Borrower, the Borrower shall indemnify the Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 5.02. Contribution and Subrogation. The Guarantor agrees (subject to Section 5.03) that, in the event a payment shall be made by any Subsidiary Guarantor under the Guarantee and Collateral Agreement, in respect of any Guaranteed Obligation or assets of any Subsidiary Guarantor shall be sold pursuant to any Security Document to satisfy any Guaranteed Obligation owed to any Secured Party and such Subsidiary Guarantor (the “Claiming Guarantor”), shall not have been fully indemnified by the Borrower as provided in Section 5.01, the Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of such Subsidiary Guarantor on the date hereof and the denominator shall be the aggregate net worth of Holdings and all the Subsidiary Guarantors on the date hereof (or, in the case of any Subsidiary Guarantor becoming a party to the Guarantee and Collateral Agreement pursuant to Section 7.16 thereof, the date of the supplement thereto executed and delivered by such Subsidiary Guarantor). The Guarantor making any payment to a Claiming Guarantor pursuant to this Section 5.02 shall be subrogated to the rights of such Claiming Guarantor under Section 5.01 to the extent of such payment.

SECTION 5.03. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantor under Sections 5.01 and 5.02 and all other rights of indemnity, reimbursement, contribution or subrogation of the Guarantor under applicable law or otherwise shall be fully subordinated to the payment in full in cash or immediately available funds of the Obligations (other than contingent or unliquidated obligations or liabilities). No failure on the part of the Borrower or the Guarantor to make the payments required by Sections 5.01 and 5.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of the Guarantor with respect to its obligations hereunder, and the Guarantor shall remain liable for the full amount of the obligations of the Guarantor hereunder.

(b) The Guarantor hereby unconditionally and irrevocably agrees that all Indebtedness and other monetary obligations owed by it to any Subsidiary Guarantor shall be fully subordinated to the payment in full in cash or immediately available funds of the Obligations (other than contingent or unliquidated obligations or liabilities).

ARTICLE VI.

Miscellaneous

SECTION 6.01. Guarantor Acknowledgement. The Guarantor hereby acknowledges and agrees that upon the occurrence of the Permitted Pledge and Guarantee Date, the Guarantor shall provide written notice to the Administrative Agent and the Collateral Agent of the occurrence of the “Permitted Pledge and Guarantee Date”. The Guarantor further

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acknowledges and agrees that from and after the Permitted Pledge and Guarantee Date, the “Guaranteed Obligations” guaranteed by and secured with the Pledged Collateral as set forth herein shall (without any further action on the part of the Guarantor, any Loan Party, the Administrative Agent or the Collateral Agent) include all Obligations, including without limitation, any Loan Document Obligations incurred with respect to any Incremental Revolving Facility Loans or Incremental Term Loans.

SECTION 6.02. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Party shall be given to it in care of the Borrower, with such notice to be given as provided in Section 9.01 of the Credit Agreement.

SECTION 6.03. Security Interest Absolute. The obligations of the Guarantor under this Agreement are independent of any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action may be brought and prosecuted against the Guarantor to enforce this Agreement, irrespective of whether any action is brought against the Guarantor or any other Loan Party or whether the Guarantor or any other Loan Party is joined in any such action or actions. All rights of the Collateral Agent and the other Secured Parties hereunder, the Security Interest, the pledge, assignment and security interest in the Pledged Collateral and all obligations of the Guarantor hereunder shall be irrevocable, absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any taking, exchange, release or non-perfection of any Lien on other collateral, or any taking, release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, (d) any manner of application of any Collateral or any other collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Obligations or any other Loan Party under or in respect of the Loan Documents or any other assets of any Loan Party of any of its Subsidiaries, (e) any change, restructuring or termination of the corporate structure or existence of any Loan Party of any of its Subsidiaries, (f) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, assets, nature of assets, liabilities or prospects of any other Loan Party now or hereafter known to such Secured Party (the Guarantor waiving any duty on the part of the Secured Party to disclose such information), (g) the failure of any other Person to execute this Agreement or any other Security Document, guaranty or agreement or the release or reduction of liability of any Subsidiary Guarantor or other grantor or surety with respect to the Obligations, and (h) any other circumstance (including, without limitation, any statute of limitations) of any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, the Guarantor in respect of the Obligations or this Agreement (other than a defense of payment or performance).

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This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or by any other Person upon insolvency, bankruptcy or reorganization of any Loan Party or otherwise, all as though such payment had not been made.

SECTION 6.04. Limitation By Law. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

SECTION 6.05. Binding Effect; Several Agreement. This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent and the Collateral Agent, and thereafter shall be binding upon such party, the Administrative Agent, the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Administrative Agent, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Pledged Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each party and may be amended, modified, supplemented, waived or released with respect to any party without the approval of any other party and without affecting the obligations of any other party hereunder.

SECTION 6.06. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantor, the Administrative Agent or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. The Administrative Agent hereunder shall at all times be the same person that is the Administrative Agent under the Credit Agreement, and the Collateral Agent hereunder shall at all times be the same person that is the Collateral Agent under the Credit Agreement. Written notice of resignation by either the Administrative Agent or the Collateral Agent pursuant to the Credit Agreement shall also constitute notice of resignation as the Administrative Agent or Collateral Agent, respectively, under this Agreement. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent under the Credit Agreement by a successor Administrative Agent or Collateral Agent, respectively, that successor Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent, as applicable, pursuant hereto.

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SECTION 6.07. Agents’ Fees and Expenses; Indemnification. (a) The parties hereto agree that the Administrative Agent and the Collateral Agent shall each be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.05 of the Credit Agreement.

(b) Without limitation of its indemnification obligations under the other Loan Documents, in addition to such obligations, the Guarantor agrees to indemnify the Collateral Agent and the other Indemnitees (as defined in Section 9.05 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, (i) the execution, delivery or performance of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Restatement Transactions and other transactions contemplated hereby, (ii) the use of proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, or to the Pledged Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Any such amounts payable as provided hereunder shall be additional Guaranteed Obligations secured hereby and by the other Security Documents. The provisions of this Section 6.07 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 6.07 shall be payable on written demand therefor.

SECTION 6.08. Collateral Agent Appointed Attorney-in-Fact. The Guarantor hereby appoints the Collateral Agent the attorney-in-fact of the Guarantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of the Guarantor, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Pledged Collateral or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Pledged Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Pledged Collateral; (d) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Pledged Collateral or to

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enforce any rights in respect of any Pledged Collateral; (e) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Pledged Collateral; and (f) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Pledged Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Pledged Collateral for all purposes; provided, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Pledged Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to the Guarantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 6.09. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.10. Waivers; Amendment. (a) No failure or delay by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any right, power or remedy hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Administrative Agent, any Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.10, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.09 of the Credit Agreement.

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SECTION 6.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.11.

SECTION 6.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 6.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 6.05. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

SECTION 6.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 6.15. Jurisdiction; Consent to Service of Process. (a) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Guarantor, or its properties, in the courts of any jurisdiction.

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(b) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 6.16. Termination or Release. (a) This Agreement, the guarantees made herein, the pledges made herein, and all other security interests granted hereby shall terminate when all the Loan Document Obligations (other than contingent or unliquidated obligations or liabilities and, until such time as the Permitted Pledge and Guarantee Date shall have occurred, any Loan Document Obligations incurred with respect to any Incremental Revolving Facility Loans, Incremental Revolving Facility Commitments, Incremental Term Loans or Incremental Term Loan Commitments) have been paid in full in cash or immediately available funds and the Lenders have no further commitment to lend under the Credit Agreement, the L/C Exposure has been reduced to zero and each Issuing Bank has no further obligations to issue Letters of Credit under the Credit Agreement.

(b) In connection with any termination or release pursuant to paragraph (a) of this Section 6.16, the Collateral Agent shall execute and deliver to the Guarantor, at the Guarantor’s, expense all documents that the Guarantor shall reasonably request to evidence such termination or release (including, without limitation, UCC termination statements), and will duly assign and transfer to the Guarantor, such of the Pledged Collateral that may be in the possession of the Administrative Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement; provided, that the Collateral Agent shall not be required to take any action under this Section 6.16(b) unless the Guarantor shall have delivered to the Collateral Agent together with such request, which may be incorporated into such request, (i) a reasonably detailed description of the Collateral, which in any event shall be sufficient to effect the appropriate termination or release without affecting any other Collateral, and (ii) a certificate of a Responsible Officer of the Borrower or the Guarantor certifying that the transaction giving rise to such termination or release is permitted by the Credit Agreement and was consummated in compliance with the Loan Documents. Any execution and delivery of documents pursuant to this Section 6.16 shall be without recourse to or warranty by the Collateral Agent.

SECTION 6.17. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of any party to this Agreement against any of and all the obligations of such party now or hereafter existing under this Agreement owed to such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 6.17 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

AFFINION GROUP HOLDINGS, INC.

By:
Name:
Title:

Affinion – Holdings Guarantee and Pledge Agreement

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Affinion – Holdings Guarantee and Pledge Agreement

Schedule I to

the Holdings Guarantee and

Pledge Agreement

Capital Stock

Affinion – Holdings Guarantee and Pledge Agreement

EXHIBIT F

[FORM OF]

INTELLECTUAL PROPERTY SECURITY AGREEMENT

[Attached]

F-1

ASSIGNMENT OF

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This ASSIGNMENT OF INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Assignment”) dated April 9, 2010, is made by CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (formerly known as Credit Suisse, Cayman Islands Branch), as withdrawing administrative agent (the “Withdrawing Agent”), BANK OF AMERICA, N.A., as new administrative agent and collateral agent for the Secured Parties (as defined in the Guarantee and Collateral Agreement referred to below) (the “New Agent”), and the Persons listed on the signature pages hereof (collectively, the “Grantors”).

WHEREAS, the Borrower, Affinion Group Holdings, Inc., a Delaware corporation (“Holdings”), the lenders party thereto, Credit Suisse AG, Cayman Islands Branch (formerly known as Credit Suisse, Cayman Islands Branch), as administrative agent (the “Existing Agent”) for such lenders and the other parties thereto entered into a Credit Agreement, dated as of October 17, 2005 (as amended prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, in connection with the Existing Credit Agreement, Holdings, the Borrower, the Subsidiaries of the Borrower party thereto, and the Existing Agent entered into (i) that certain Guarantee and Collateral Agreement, dated as of October 17, 2005 (as amended prior to the date hereto, the “Existing G&C Agreement”), and (ii) that certain Intellectual Property Security Agreement, dated as of October 17, 2005 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”);

WHEREAS, pursuant to the IP Security Agreement, the Withdrawing Agent, as the original administrative agent, was granted a security interest in each Grantor’s right, title and interest in, to and under the Collateral (as defined in the IP Security Agreement), including the Collateral set forth on Schedule A attached hereto (the “Security Interest”);

WHEREAS, the IP Security Agreement was recorded with the United States Patent and Trademark Office, with respect to Trademarks, at reel 003253 frame 0927 on November 17, 2005 and with respect to Patents, at reel 017220 frame 0586 on November 14, 2005 and with the United States Copyright Office at volume 3532 document no. 013 on November 21, 2005;

WHEREAS, the Borrower, Holdings, the Administrative Agent, the Collateral Agent and the lenders party thereto (the “Lenders”) are entering into an Amended and Restated Credit Agreement, dated as of the date hereof, which amends and restates the Existing Credit Agreement in its entirety and provides for the Lenders to provide loans to the Borrower from time to time (such Amended and Restated Credit Agreement as it may be further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, as a condition precedent to the making of Loans, the issuance of Letters of Credit by the Lenders under the Credit Agreement and the entry into Swap

Affinion - Assignment of Intellectual Property Security Agreement

Agreements by Lenders or Affiliates of Lenders from time to time each Grantor has executed and delivered that certain Amended and Restated Guarantee and Collateral Agreement dated [•], 2010 among the Grantors, the Administrative Agent and the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”); and

WHEREAS, consistent with the Guarantee and Collateral Agreement, the New Agent is desirous of acquiring, and the Withdrawing Agent is desirous of assigning, all of the Withdrawing Agent’s right, title and interest in, to and under the IP Security Agreement, including, without limitation, the Security Interest, and all documents relating thereto.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Withdrawing Agent, the New Agent, and the Grantors hereby covenant and agree as follows:

Section 1. Defined Terms. All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to those terms in the Guarantee and Collateral Agreement.

Affinion - Assignment of Intellectual Property Security Agreement

Section 2. Assignment of IP Security Agreement. The Withdrawing Agent hereby assigns, transfers and conveys to the New Agent for the ratable benefit of the Secured Parties all of its right, title and interest in, to and under the IP Security Agreement, including, without limitation, the Security Interest. The New Agent hereby accepts the foregoing assignment.

Section 3. Guarantee and Collateral Agreement. The security interest assigned to the New Agent as the new collateral agent for the Secured Parties pursuant to this Assignment, has been granted in conjunction with the security interest granted pursuant to the Guarantee and Collateral Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the New Agent with respect to the security interest in the Collateral made and granted by IP Security Agreement are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

Section 4. Counterparts. This Assignment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 5. Governing Law. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

[Rest of Page Intentionally Left Blank]

Affinion - Assignment of Intellectual Property Security Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

CREDIT SUISSE, CAYMAN ISLANDS BRANCH
as Withdrawing Agent

By:

Name:

Title:

Affinion - Assignment of Intellectual Property Security Agreement

ACCEPTED AND AGREED
as of the date first above written:

BANK OF AMERICA, N.A., as New Agent

By:
Name:
Title:

Affinion - Assignment of Intellectual Property Security Agreement

ACCEPTED AND AGREED
as of the date first above written:

AFFINION GROUP, INC.

By:
Name:
Title:

[NAME OF GRANTOR]

By:
Name:
Title:

Affinion - Assignment of Intellectual Property Security Agreement

Exhibit A to the

Amended and Restated IP Security Agreement

AMENDED AND RESTATED INTELLECTUAL PROPERTY

SECURITY AGREEMENT SUPPLEMENT

This AMENDED AND RESTATED INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement Supplement”) dated April     , 2010, is made by the Persons listed on the signature page hereof (the “Grantors”) in favor of BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”) and collateral agent (together with any successor collateral agent appointed pursuant to the Credit Agreement (defined below), in such capacity, the “Collateral Agent”) for the Secured Parties (as defined in the Guarantee and Collateral Agreement referred to below). All capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to those terms in the Guarantee and Collateral Agreement (as defined below).

WHEREAS, the Borrower, Holdings, the Administrative Agent, the Collateral Agent and the lenders party thereto (the “Lenders”) are entering into an Amended and Restated Credit Agreement, dated as of the date hereof, which amends and restates the Existing Credit Agreement in its entirety and provides for the Lenders to provide loans to the Borrower from time to time (such Credit Agreement as it may be further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, as a condition precedent to the making of Loans, the issuance of Letters of Credit by the Lenders under the Credit Agreement and the entry into Swap Agreements by Lenders or Affiliates of Lenders from time to time each Grantor has executed and delivered that certain Amended and Restated Guarantee and Collateral Agreement dated [ÿ], 2010 among the Grantors, the Administrative Agent and the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”); and

WHEREAS, under the terms of the Guarantee and Collateral Agreement, each Grantor has granted to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in the Additional Collateral (as defined in Section 1 below) of such Grantor and has agreed as a condition thereof to execute this IP Security Agreement Supplement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors agree as follows:

SECTION 1. Grant of Security. Each Grantor hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to the following (the “Additional Collateral”):

the patents and patent applications set forth in Schedule A hereto (the “Patents”);

the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together with the goodwill symbolized thereby (the “ Trademarks”);

the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto (the “Copyrights”);

all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

all any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the foregoing or arising from any of the foregoing.

Notwithstanding anything to the contrary, in no event shall the term “copyright license” include any license to the extent, but only to the extent, that the granting of a security interest in the rights under the terms of such license result in a breach of the terms of, or constitute a default under, such license (other than to the extent that any such term would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable law (including the Bankruptcy Code) or principles of equity; provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the term “copyright license” shall include all such rights and interests as if such provision had never been in effect.

SECTION 2. Security for Obligations. The grant of a security interest in the Additional Collateral by the Grantors under this IP Security Agreement Supplement secures the payment of all Obligations of the Grantors now or hereafter existing under or in respect of the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.

SECTION 3. Recordation. The Grantors authorize and request that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer to record this IP Security Agreement Supplement.

SECTION 4. Grants, Rights and Remedies. This IP Security Agreement Supplement has been entered into in conjunction with the provisions of the Guarantee and

Collateral Agreement. The Grantors do hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Additional Collateral are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 5. Governing Law. This IP Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Rest of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Grantors have caused this Amended and Restated IP Security Agreement Supplement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

AFFINION GROUP, INC.

By
Name:
Title:

Address for Notices:

[Name of Subsidiary Grantor]

By
Name:
Title:

Exhibit G

AUCTION PROCEDURES

Summary. The Borrower may conduct one or more Auctions in order to make Auction Prepayments pursuant to the procedures described in this Exhibit G.

Notice Procedures. In connection with an Auction, the Borrower will provide notification to the Administrative Agent, for distribution to the Lenders (an “Auction Notice”, substantially in the form attached hereto as Annex A with such changes therein as the Borrower and the Administrative Agent may agree). Each Auction Notice shall contain (a) an aggregate prepayment amount (each, an “Auction Amount”), which may be expressed at the election of the Borrower as either (i) the total par principal amount of the Class or Classes of Term Loans offered to be prepaid or (ii) the total cash amount offered to be paid pursuant to the Auction, (b) the discount to par, which shall be a range (the “Discount Range”), equal to a percentage of par of the principal amount of the applicable Class or Classes of Term Loans expressed as a price per $1,000; provided that the par principal amount of the Term Loans offered to be prepaid in each Auction shall be in a minimum aggregate amount of $1,000,000 and with minimum increments of $100,000 (it being understood that the par principal amount of Term Loans actually prepaid may be less than the minimum amount in the event that the aggregate par principal amount of Term Loans actually offered to be available for prepayment by Lenders in such Auction is less than the minimum amount) and (c) the date by which Lenders are required to indicate their election to participate in such proposed Auction (the “Acceptance Date”) which shall be at least five Business Days following the date of the Auction Notices.

Reply Procedures. In connection with any Auction, each Lender may provide the Administrative Agent with a notice of participation with respect to Term Loans (the “Return Bid”, substantially in the form attached hereto as Annex B with such changes therein as the Borrower and the Administrative Agent may agree) which shall specify (i) a discount to par that must be expressed as a price per $1,000 (the “Reply Price”), which must be within the applicable Discount Range and (ii) a par principal amount of the applicable Class or Classes of Term Loans which must be in increments of $100,000 (subject to rounding requirements specified by the Administrative Agent) (the “Reply Amount”). The foregoing minimum increment amount condition shall not apply if a Lender submits a Reply Amount equal to such Lender’s entire remaining amount of its applicable Class or Classes of Term Loans. Lenders may only submit one Return Bid per Auction in their capacity as a Term Lender; provided that the Borrower and the Administrative Agent may elect to permit multiple bids, in which case the Borrower and the Administrative Agent may agree to establish procedures under which each Return Bid may contain up to three bids, only one of which can result in a Qualifying Bid (as defined below). Any Lender with outstanding Term Loans whose Reply Bid is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept an Auction Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Borrower, will determine the applicable discounted price (the “Applicable Discounted Price”) for the Auction, which will be the lower of (i) the lowest Reply Price for which the Borrower can complete the Auction at the Auction Amount and (ii) in the event that the aggregate amount of the Reply Amounts relating to such Auction Notice are insufficient to allow the Borrower to prepay the entire Auction Amount, the highest Reply Price that is within the Discount Range so that the Borrower can complete the Auction at such aggregate amount of Reply Amounts. The Borrower shall prepay the applicable Class or Classes of Term Loans (or the respective portions thereof) from each Lender with a Reply Price that is equal to or less than the Applicable Discounted Price (“Qualifying Bids”) at the Applicable Discounted Price; provided that if the aggregate amount required to prepay Qualifying Bids (or, in the case of an Auction Amount expressed as a total par principal amount, if the aggregate par principal amounts of the Qualifying Bids) would exceed the Auction Amount for such Auction, the Borrower shall prepay such Qualifying Bids at the Applicable Discounted Price ratably based on the respective principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent). In any Auction for which the Administrative Agent and the Borrower have elected to permit multiple bids, if a Lender has submitted a Return Bid with respect to the applicable Class or Classes of Term Loans containing multiple bids at different Reply Prices, only the bid with the highest Reply Price that is equal to or less than the Applicable Discounted Price will be deemed the Qualifying Bid with respect to the applicable Class or Classes of Term Loans of such Lender. Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable.

Additional Procedures. In connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender will be obligated to accept the prepayment of the entirety or its pro rata portion of its applicable Class or Classes of Term Loans in the Reply Amount at the Applicable Discounted Price. The Borrower will not have any obligation to prepay any Term Loans outside of the applicable Discount Range nor will any Return Bids outside such applicable Discount Range be considered in any calculation of the Applicable Discounted Price or satisfaction of the Auction Amount. Each prepayment of Term Loans in an Auction shall be consummated pursuant to procedures (including as to response deadlines for Return Bids, settlement periods, rounding amounts, type and Interest Period of accepted Term Loans, and calculation of Applicable Discounted Price referred to above) established by the Administrative Agent and agreed to by the Borrower. The Borrower may extend the Acceptance Date of an Auction by notice given at least 24 hours before the Acceptance Date set forth in the Auction Notice. The provisions of this Exhibit G shall not limit or restrict the Borrower from making voluntary prepayments of any Term Loans in accordance with Section 2.11(a) of this Agreement.

Annex A

to Exhibit G

FORM OF

AUCTION NOTICE

[Insert Administrative Agent Contact Details]

Re: Auction

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of April 9, 2010 (as amended from time to time, the “Credit Agreement”), among Affinion Group Holdings, Inc., Affinion Group, Inc. (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent for the Lenders. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Credit Agreement and the Auction Procedures.

The Borrower hereby gives notice to the Lenders that it desires to conduct the following Auction:

•

Auction Amount: $[            ], representing [the total par principal amount of [insert applicable Class or Classes of Term Loans]] [the total cash amount offered to be paid in exchange [insert applicable Class or Classes of Term Loans]] pursuant to the Auction

•	Discount Range: Not less than $[ ] nor greater than $[ ] per $1,000 principal amount of [insert applicable Class or Classes of Term Loans]

The Borrower hereby represents that it does not have any material non-public information with respect to Holdings or any of its Subsidiaries that either (a) has not been disclosed to the Lenders (other than Lenders that do not wish to receive material non-public information with respect to Holdings or any of its Subsidiaries) prior to the date hereof or (b) if not disclosed to the Lenders, could reasonably be expected to have a material effect upon, or otherwise be material to, (1) a Lender’s decision to participate in any Auction or (2) the market price of the [insert applicable Class or Classes of Term Loans] subject to this Auction.

The Auction shall be consummated in accordance with Auction Procedures with each Return Bid due by [            ].

Very truly yours,

AFFINION GROUP, INC.,

By:
Name:
Title:

FORM OF

RETURN BID

[Lender Letterhead]

[Insert Administrative Agent Contact Details]

Re: Auction

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of April 9, 2010 (as amended from time to time, the “Credit Agreement”), among Affinion Group Holdings, Inc., Affinion Group, Inc. (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent for the Lenders. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Credit Agreement and the Auction Procedures.

The undersigned Lender hereby gives notice of its participation in the pending Auction by submitting the following Return Bid:1

Loans	Reply Price (price per $1,000)			Reply Amount (par principal amount)
[Insert applicable Class or Classes of Term Loans]	$	[	]	$	[	]

The undersigned Lender acknowledges that the submission of this Return Bid obligates the Lender to accept the prepayment of the entirety of its pro rata portion of its [Insert applicable Class or Classes of Term Loans] in the Reply Amount at the Applicable Discounted Price, and that this Return Bid may not be withdrawn.

Very truly yours,

[LENDER]

By:
Name:
Title:

[1]	To be revised as appropriate to accommodate more than one bid if elected by the Administrative Agent and the Borrower in accordance with the Auction Procedures.

EXHIBIT H

[FORM OF]

AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE

1. This Affiliated Lender Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Affiliate Lender] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

2. For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

g.	Assignor:

h.	Assignee:[1]

i.	Borrower: Affinion Group, Inc.

j.	Administrative Agent: Bank of America, N.A., as Administrative Agent under the Credit Agreement

k.	Credit Agreement: Amended and Restated Credit Agreement dated as of April 9, 2010 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Affinion Group Holdings, Inc., a Delaware corporation (“Holdings”), Affinion Group, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as administrative agent (“Bank of America” or, together with any successor administrative agent, in such

[1]	Assignee must be an Affiliate Lender

capacity, the “Administrative Agent”) and as collateral agent (together with any successor collateral agent appointed pursuant thereto, in such capacity, the “Collateral Agent”) for the Lenders, Credit Suisse Securities Inc., as syndication agent (in such capacity, the “Syndication Agent”), Deutsche Bank Securities Inc. (“DBS”), J.P. Morgan Securities Inc. (“JPM”) and UBS Securities LLC (“UBS”), as documentation agents (in such capacity, each, a “Documentation Agent” and collectively, the “Documentation Agents”), Bank of America Securities LLC (“BAS’) and CSS, as joint lead arrangers (in such capacity, each, a “Joint Lead Arranger” and together, the “Joint Lead Arrangers”) and BAS, CSS, DBS, JPM and UBS, as joint bookrunners (in such capacity, each, a “Bookrunner” and collectively, the “Bookrunners”).

l.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitments/Loans for all Lenders	Amount of Commitments/Loans Assigned	Percentage Assigned of Commitments/ Loans[2]
Tranche B Term Loan			%
Other Term Loan			%

Effective Date:             ,     , 20    . [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

Consented[3] to and accepted:

BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT

By.
Name:
Title:

[Consented[4] to:]

AFFINION GROUP, INC.

By:
Name:
Title:

[3]	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.
[4]	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

4. Representations and Warranties

4.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, the Borrowers, any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrowers, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

4.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Affiliate Lender, (iii) no Default or Event of Default has occurred or is continuing or would result from the consummation of the transactions contemplated by this Assignment and Acceptance, (iv) after giving effect to this Assignment and Acceptance, the aggregate principal amount of all Term Loans held by all Affiliate Lenders constitutes less than 25% of the aggregate principal amount of all Term Loans then outstanding, (v) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder and (vi) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender and, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. For the avoidance of doubt, Lenders shall not be permitted to assign Revolving Facility Commitments or Revolving Facility Loans to any Affiliate Lender.

5. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

6. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall

A-1

constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

A-2

Affinion – Form of Affiliated Lender Assignment and Acceptance